    As filed with the Securities and Exchange Commission on February 23, 2000

                                                     Registration No. 333-88739

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 4

                                       to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                   ------------------------------------------

                                PHOTRONICS, INC.
             (Exact name of registrant as specified in its charter)


         Connecticut                                  3861                                   06-0854886
(State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
      of incorporation)                   Classification Code Number)                   Identification No.)

                                          1061 East Indiantown Road
                                           Jupiter, Florida 33477
                                               (561) 745-1222


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             Jeffrey P. Moonan, Esq.
                  Executive Vice President and General Counsel
                                Photronics, Inc.
                                  15 Secor Road
                              Brookfield, CT 06804
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

       Steven L. Wasserman, Esq.                    Richard A. Boehmer, Esq.
 Paul, Hastings, Janofsky & Walker LLP                O'Melveny & Myers LLP
            399 Park Avenue                           400 South Hope Street
     New York, New York 10022-4697                Los Angeles, California 90017
            (212) 318-6000                               (213) 430-6000

           Approximate date of commencement of proposed sale to the public: As soon as practicable after the consummation of the Merger (as defined below).

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______

Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.


                 Subject to Completion, dated February 23, 2000


[Photronics Logo]                                              [Align-Rite Logo]

                    MERGER PROPOSED -- YOUR VOTE IS IMPORTANT.

           As you may know, the board of directors of Align-Rite International, Inc. has agreed on a merger with Photronics, Inc. that will enable us to more effectively operate in the photomask industry by creating a larger company with a broader manufacturing network that will be better able to fund increased capital expenditures and research and development costs necessary to remain competitive and to serve customers in global markets. If we complete the merger, Align-Rite will become a wholly owned subsidiary of Photronics and Align-Rite shareholders will receive Photronics common stock in exchange for their Align-Rite common stock. Upon completion of the merger, you will receive .85 of a share of Photronics common stock for each share of Align-Rite common stock that you own. The market value of the Photronics common stock that you will receive in the merger for each share of Align-Rite common stock would be $31.875 based upon the Photronics closing stock price of $37.50 on February 21, 2000.


           Photronics common stock is traded on the Nasdaq National Market under the symbol "PLAB." The maximum number of shares of Photronics common stock to be issued in the merger is 4,426,392 shares.

           Our board of directors believes that the merger is advisable and in your best interest and unanimously recommends that you vote for the proposals relating to the merger.

           For a description of significant considerations in connection with the merger and related matters described in this document, see "Risk Factors" beginning on page o.

           Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of the Photronics common stock to be issued in the merger or determined whether this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated February o, 2000 and is being mailed to Align-Rite shareholders on February o, 2000.

                         ALIGN-RITE INTERNATIONAL, INC.
                               2428 Ontario Street
                            Burbank, California 91504
                            ------------------------


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 27, 2000
                            -------------------------


           A special meeting of shareholders of Align-Rite International, Inc. will be held on March 27, 2000, at 10:00 a.m., California time, at the Burbank Hilton Hotel, 2500 Hollywood Way, Burbank, California 91505, for the purposes of considering and acting on the following proposals:


           1. A proposal to approve and adopt the principal terms of the Agreement and Plan of Merger, dated as of September 15, 1999, among Photronics, Inc., AL Acquisition Corp., a wholly-owned subsidiary of Photronics, and Align-Rite International, Inc., as amended, as of January 10, 2000. A copy of the merger agreement and of Amendment No. 1 to the merger agreement are attached to the accompanying Proxy Statement/Prospectus as Annexes A and B.

           2. To transact such other business as may properly be presented at the special meeting of shareholders or any adjournment or postponement thereof.


           Holders of record of the Align-Rite common stock at the close of business on February 17, 2000 are entitled to notice of and to vote at the special meeting of shareholders.

           The board of directors of Align-Rite unanimously recommends that shareholders vote FOR approval of the principal terms of the merger agreement, as amended, and the merger. The affirmative vote of the holders of a majority of the outstanding shares of Align-Rite common stock is required to approve the principal terms of the merger agreement, as amended, and approve the merger. The merger will not be completed unless the merger is approved by the Align-Rite shareholders.

           The accompanying Proxy Statement/Prospectus gives you more information about the merger. We have enclosed a proxy card for you to cast your vote.

           Whether or not you plan to attend the special meeting of shareholders in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. You may revoke your proxy in writing or in person at any time before the special meeting of shareholders in accordance with the instructions in the accompanying Proxy Statement/Prospectus. If your proxy card is signed, dated and returned without specifying your choice, the shares will be voted as recommended by the directors.

                                            By Order of the Board of Directors




                                            Petar N.  Katurich
                                            Secretary


Burbank, California
February o, 2000



                                                      Table of Contents


Section                                                                                                                 Page
-------                                                                                                                 ----

QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................................1

SUMMARY    ................................................................................................................4

RISK FACTORS..............................................................................................................18
           The value of Photronics common stock to be received in the merger will fluctuate......................................................................................................18
           The merger may be terminated if Photronics' stock price falls substantially..................................................................................................18

           We may have difficulties in combining the operations of Photronics and
           Align-Rite.....................................................................................................19
           We depend on demand for integrated circuit design activity by the semiconductor industry, which fluctuates.......................................................................19
           We may experience fluctuations in our quarterly operating results..............................................20
           Rapid technological change may affect our operations...........................................................20
           Our operations require significant capital investments.........................................................21
           Photronics depends on major customers, the loss of which could adversely affect its operating results and financial condition...........................................................21
           Photronics depends on major suppliers and the inability to obtain equipment or raw materials when required could affect adversely its business and results of operations.............................................................................21
           Our acquisition strategy could place significant demands on our management and systems.........................................................................................22
           Our operations in international markets could pose risks.......................................................22
           We will depend on key personnel of Photronics and Align-Rite...................................................23
           Forward-looking statements.....................................................................................24

THE SPECIAL MEETING.......................................................................................................25
           Time and Place; Purposes.......................................................................................25
           Record Date; Voting Rights.....................................................................................25
           Vote Required..................................................................................................25
           Quorum    .....................................................................................................25
           Proxies; Revocation of Proxies.................................................................................26
           Solicitation of Proxies........................................................................................27
           Share Ownership of Management..................................................................................27

INFORMATION ABOUT ALIGN-RITE..............................................................................................28
           Beneficial Ownership of Align-Rite Common Stock................................................................28
           INFORMATION ABOUT PHOTRONICS.................................................................................. 30
                                                                                                                          ==
           Beneficial Ownership of Photronics Common Stock................................................................31


                                                             i


Section                                                                                                                 Page
-------                                                                                                                 ----
THE MERGER .............................................................................................................. 34
           Structure of the Merger....................................................................................... 34
           Merger Consideration.......................................................................................... 34
           No Fractional Shares.......................................................................................... 34
           Treatment of Stock Options.................................................................................... 34
           Effective Time of the Merger.................................................................................. 35
           Background of the Merger...................................................................................... 35
           Align-Rite Board Reasons for the Merger; Recommendation of the Align-Rite
                     Board............................................................................................... 41
           Photronics Board Reasons for the Merger........................................................................43
           Opinions of Financial Advisors.................................................................................45
           Projections....................................................................................................44
           Interests of Key Persons in the Merger........................................................................ 78
           U.S. Federal Income Tax Consequences.......................................................................... 80
           Anticipated Accounting Treatment; Sale of 1,000,000 Shares of Photronics
                     Common Stock........................................................................................ 83
                     Regulatory Approvals................................................................................ 84
           Percentage Ownership Interest of Align-Rite Shareholders After the Merger..................................... 85
           Dissenters' Rights............................................................................................ 85
           Nasdaq National Market Listing................................................................................ 88
           Consequences of the Merger.................................................................................... 88
           Management After the Merger................................................................................... 88
           Resales of Photronics Common Stock............................................................................ 88

TERMS OF THE MERGER AGREEMENT............................................................................................ 89
           Conversion of Shares in the Merger............................................................................ 89
           Exchange Agent; Procedures for Exchange of Certificates....................................................... 90
           Conduct of Business Pending the Merger........................................................................ 92
           Other Covenants............................................................................................... 95
           Access to Information; Confidentiality........................................................................ 95
           Filings; Other Actions........................................................................................ 96
           No Solicitation............................................................................................... 97
           Sale of Shares by Photronics.................................................................................. 98
           Conditions to the Merger...................................................................................... 98
           Employee Matters.............................................................................................. 99
           Indemnification of Directors and Officers..................................................................... 99
           Termination...................................................................................................102
           Termination Fee...............................................................................................102
           Fees and Expenses.............................................................................................102
           Amendment ....................................................................................................103
           Waiver    ....................................................................................................103

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS....................................................................... 104

COMPARISON OF THE RIGHTS OF HOLDERS OF ALIGN-RITE COMMON
           STOCK AND PHOTRONICS COMMON STOCK............................................................................ 111



EXPERTS    ............................................................................................................. 127

LEGAL OPINIONS.......................................................................................................... 127

SHAREHOLDER PROPOSALS................................................................................................... 127

OTHER MATTERS........................................................................................................... 127

WHERE YOU CAN FIND MORE INFORMATION..................................................................................... 128





           ANNEX A Agreement and Plan of Merger, dated as of September 15, 1999 among Photronics, Inc., AL Acquisition Corp. and Align-Rite International, Inc.

           ANNEX B Amendment No. 1 to Agreement and Plan of Merger, dated January 10, 2000, among Photronics, Inc. Al Acquisition Corp. and Align-Rite International, Inc.

           ANNEX C    Opinion of CIBC World Markets Corp.

           ANNEX D    Opinion of Banc of America Securities LLC

           ANNEX E    Chapter 13 of the California General Corporation Law

                            ------------------------

This document incorporates important business and financial information about Photronics and Align-Rite that is not included in or delivered with this document. Shareholders may obtain this information from the appropriate company without charge upon written or oral request to the following:


Photronics, Inc.                             Align-Rite International, Inc.
15 Secor Road                                2428 Ontario Street
Brookfield, CT 06804                         Burbank, California 91504
Attention:  Michael W. McCarthy              Attention: Petar N. Katurich
(203) 775-9000                               (818) 843-7220


If you would like to request documents from us, please do so by o, 1999 so that you may receive them before the special shareholder meetings. If you request any incorporated documents, we will mail them to you by first class mail or other equally prompt means as soon as practicable after we receive your request.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   Why do Photronics and Align-Rite want to merge?

A. We believe that the merger will enable Photronics and Align-Rite to more effectively operate in the photomask industry by creating a larger company that will be better able to fund increased capital expenditures and research and development costs necessary to remain competitive and to serve customers in global markets. For more detailed reasons for the merger, see pages o through o.

Q:   What will Align-Rite common shareholders receive in the merger?

A: We will exchange each outstanding share of Align-Rite common stock for 0.85 of a share of Photronics common stock. Align-Rite shareholders will not receive any fractional shares. Instead, they will receive cash based on the market value of a share of Photronics common stock multiplied by the appropriate fraction in lieu of any fractional shares.

Q: What percentage of Photronics common stock will be received by Align-Rite shareholders?

A: Align-Rite shareholders would own approximately 15% of the outstanding Photronics common stock after the merger based on the number of outstanding shares of Align-Rite and Photronics common stock on February 1, 2000. The percentage assumes the exercise of options and other rights to purchase approximately 530,000 shares of Align-Rite common stock. The percentage also gives effect to the sale by Photronics of 1,000,000 shares of its common stock in order for the merger to qualify for pooling of interests treatment.

Q:   What are the tax consequences of the merger to Align-Rite shareholders?

A: The exchange of shares of Align-Rite shareholders will be tax-free to them for U.S. federal income tax purposes, except for taxes payable on any gain recognized as a result of receiving cash in lieu of fractional shares of Photronics common stock. A summary of the material federal income tax consequences of the merger is included in the section "The Merger -- U.S. Federal Income Tax Consequences" on page o.

Q:   When do you expect to complete the merger?

A: We expect to complete the merger as soon as possible after the shareholders meeting if we obtain the required shareholder approval at the meeting. However, we cannot complete the merger until we satisfy numerous additional conditions. We cannot predict when we will complete the merger since we do not know when we will satisfy all of the conditions. For example, federal and state antitrust authorities must complete the review of the merger. However, either company can terminate the merger agreement, as amended if we do not complete the merger by March 31, 2000.

Q:   What do I need to do now?

A: After reviewing this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that the proxyholder may vote your shares at your shareholders meeting.

Q:   How will my shares be voted if I return a blank proxy card?

A: If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposal submitted at the shareholders meeting.

Q:   What will be the effect if I do not vote?

A: If you fail to return your properly executed proxy card or abstain from voting it will have the same effect as voting against the merger.

Q:   Can I vote my shares in person?

A: Yes. You may attend the shareholders meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q:   Can I revoke my proxy and change my vote?

A: Yes. You may revoke the proxy on or before the day of the shareholders meeting by following the directions on page o. Then you can either change your vote or attend the shareholders meeting and vote in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q:   Should I send in my stock certificates now?


A: No. After we complete the merger, we will send Align-Rite shareholders written instructions to exchange their stock certificates for certificates evidencing Photronics common stock.




                       Who Can Help Answer Your Questions

         If you have more questions about the merger you should contact:


                         Align-Rite International, Inc.
                               Investor Relations
                               2428 Ontario Street
                            Burbank, California 91504
                          Attention: Petar N. Katurich
                                 (818) 843-7220

           If you would like additional copies of this document, or if you have other questions about the merger, you may contact Align-Rite's proxy solicitor, D.F. King & Co., Inc.: 800-755-7250 (a toll-free number).

                                     SUMMARY


           This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of the merger fully and for a more complete description of these terms, you should read carefully this entire document, including the annexes and the documents we have referred you to. All references to the merger agreement shall be deemed to incorporate amendment no. 1 throughout the entire document. See "Where You Can Find More Information" on page o.


                           The Companies (see page o)

Photronics, Inc.
1061 East Indiantown Road
Jupiter, Florida 33477

           Photronics is a leading global manufacturer of photomasks. Based upon available market information, Photronics believes that it is one of the largest photomask manufacturers in the world.

Align-Rite International, Inc.
2428 Ontario Street
Burbank, California 91504

           Align-Rite manufactures and markets photomasks for the global semiconductor industry. Align-Rite currently serves more than 250 customers located in 21 countries from four manufacturing facilities in Burbank, California, Melbourne, Florida, Bridgend, Wales and Heilbronn, Germany.

           Both companies currently operate manufacturing facilities in the United States, the United Kingdom and in Germany. Photronics also operates manufacturing facilities in Switzerland and Singapore. The companies believe that the merger will enable the combined company to improve utilization of existing facilities, reach higher levels of manufacturing efficiencies and shorten production and delivery times to customers. The combined company will have a larger manufacturing network than either Photronics or Align-Rite currently has. Photronics believes that the combined company will be better able to fund capital expenditures and research and development costs that are necessary to maintain a leading position in the industry.

                              Our Recommendation To
                            Shareholders (see page o)

           The Align-Rite board of directors believes that the merger is advisable and is in your best interest and unanimously recommends that you vote FOR the Align-Rite merger proposal to approve the principal terms of the merger agreement and the merger.

                         Opinions of Financial Advisors
                                  (see page o)

      In deciding to approve the merger, we considered an opinion from our respective advisors as to the fairness of the conversion ratio from a financial point of view to the Align-Rite shareholders and to Photronics. Align-Rite received an opinion from CIBC World Markets and Photronics received an opinion from Banc of America Securities. These opinions are attached as ANNEXES C and D to this document. We encourage you to read them in their entirety and consider these opinions.

                             Interests of Align-Rite
                        Executive Officers and Directors
                           in the Merger (see page o)

      When considering the recommendation of the board of directors of Align-Rite regarding the merger, you should be aware of the interest that key executive officers and directors of Align-Rite have in the merger that are different from your and their interests as shareholders generally.

                           Risks Related to the Merger
                                  (see page o)

      Please note that once the merger is completed, the combined company is subject to risks as discussed in the section "Risk Factors" on pages o through
o. These risks include:

o possible difficulties in combining two companies that were previously operated independently;

o     cyclicality of demand for photomasks by semiconductor manufacturers;

o     fluctuations in quarterly operating results;

o     rapid technological changes;

o     the continuing need for significant investment in our business;

o     dependence on major customers and suppliers;

o demands on our management and systems as a result of our acquisition strategy;

o     risks posed by our international operations; and

o     dependence on key personnel.

                         Align-Rite Shareholder Approval
                                  (see page o)

      Approval of the principal terms of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of

Align-Rite common stock.


      On February 17, 2000, directors and executive officers of Align-Rite and their affiliates beneficially owned approximately 15.86% of the outstanding shares of Align-Rite common stock, including shares issuable pursuant to options.

      In conjunction with the execution of the merger agreement, Align-Rite shareholders who hold an aggregate of approximately 11.9% of the outstanding Align-Rite common stock as of the date of this proxy statement/prospectus entered into a voting agreement with Photronics to vote all Align-Rite common stock that they are entitled to vote in favor of approving the merger proposal. In conjunction with the execution of the amendment to the merger agreement, such shareholders reaffirmed the voting agreement with Photronics. These shareholders are James L. MacDonald, Chairman of the Board, President and Chief Executive Officer of Align-Rite and a trust for the benefit of members of his family.

                                   The Merger

      The merger agreement is attached as Annex A to this document and amendment no. 1 is attached as Annex B. We encourage you to read the merger agreement and amendment no. 1 because together, they are the legal documents that govern the merger.

Conditions to the Merger (see page o)

      We will not complete the merger until we have satisfied numerous conditions. Some of the conditions are listed below:

o     the Align-Rite shareholders approve the merger proposal;

o     no law or court order prohibits the merger;

o the federal antitrust authorities complete their review of the merger and do not seek to prohibit the merger;

o Photronics and Align-Rite each receives letters from its independent auditors stating their concurrence with the respective management's conclusion as to the appropriateness of pooling of interests accounting treatment for the merger;

o Photronics and Align-Rite each receives opinions from its counsel that the merger qualifies as a tax-free reorganization under the Internal Revenue Code; and

o there are not effective demands for payment of dissenters' rights by shareholders of Align-Rite for five percent or more of its outstanding shares.

      Any of the conditions may be waived by the company entitled to assert the condition.

Regulatory Approvals (see page o)

      Under the Hart-Scott-Rodino Antitrust Improvements Act, we must furnish information and materials relating to the business of each of the companies to the Department of Justice and the Federal Trade Commission and wait a specified period of time before we can complete the merger. The Department of Justice or the Federal Trade Commission has the authority to challenge the merger on antitrust grounds before or after we complete the merger. We filed premerger notification forms with the Department of Justice and the Federal Trade Commission on October 1, 1999. In cooperation with the Department of Justice, Photronics withdrew and subsequently refiled on October 28, 1999 such notification report form. This procedure provided to the Department of Justice an additional 30 days to conduct its preliminary review of the merger. On November 24, 1999, Photronics and Align-Rite received a request for additional information from the Department of Justice. The receipt of the requests tolls the thirty-day waiting period for the proposed transaction pending submission of the requested additional information. Photronics and Align-Rite are in the process of providing additional information to the Department of Justice. The Department of Justice must approve or disapprove of the proposed transaction no later than 20 days after it deems the responses to the request submitted by the parties to be complete.

      We cannot predict whether we will obtain the required regulatory approvals, within the time frame specified in the merger agreement, or, whether we will obtain them on conditions that would not be detrimental to either of us or the combined company.

Termination of the Merger Agreement
(see page o)

      The board of directors of both companies jointly can agree to terminate the merger agreement at any time without completing the merger. In addition, either company can individually terminate the merger agreement if we do not complete the merger by March 31, 2000 or the shareholders of Align-Rite fail to approve the merger proposal. Align-Rite also has termination rights if it receives a superior acquisition proposal or if the average of the daily average per share high and low sales prices of one share of Photronics common stock during a specified period falls below $18.82. Both companies have additional termination rights more specifically described in the section "Terms of the Merger Agreement -- Termination."

      If the average sales price of Photronics common stock falls below $18.82, Align-Rite's board, consistent with the its exercise of its business judgment and its fiduciary duties, will consult with its financial and other advisors and will consider various factors in deciding whether to exercise its right to terminate the merger agreement. These factors include Align-Rite's prospects as a stand-alone company, the benefits and disadvantages of a business combination with Photronics despite the decrease in the value of the Photronics common stock and the then-current prices of both companies' shares of common stock. Consistent with its fiduciary duties, Align-Rite's board currently does not plan to submit to a further shareholder vote the Board's decision whether to terminate the merger agreement or proceed with the merger if Photronics common stock falls below such $18.82 average.

      Align-Rite must pay Photronics a termination fee of $3,640,000 if the merger agreement is terminated by Align-Rite because it receives a superior proposal or by Photronics because the Align-Rite board withdraws or adversely modifies its recommendation to shareholders or Align-Rite breaches its representations, warranties, covenants or agreements. Align-Rite also must pay the fee if (1) an alternative acquisition proposal is made by a third party before the shareholders' meeting, (2) shareholders reject the merger and (3) Align-Rite enters into a definitive agreement with the third party presenting the alternative acquisition on substantially the terms proposed within six months of the termination of the merger agreement with Photronics and the acquisition is completed within 18 months of such termination.

Accounting Treatment (see page o)

      Photronics expects to account for the merger as a pooling of interests. Under this accounting method, Photronics will restate its consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operations of Align-Rite. In order for the merger to qualify for pooling of interests treatment, Photronics must sell 1,000,000 shares of its common stock that it acquired within the two years before the transaction prior to the closing date of the merger. Depending upon market conditions, Photronics also may sell additional shares in the placement.

Dissenters' Rights (see page o)

      If holders of 5% or more of the outstanding shares of Align-Rite common stock

o     vote against the merger;

o     make a written demand to Align-Rite for the purchase of their shares; and

o     take other action required to secure their dissenters' rights;

      they would be entitled to receive the fair market value in cash of their shares of Align-Rite common stock as of the date prior to the announcement of the proposed terms of the merger. However, this would allow Photronics to terminate the merger agreement.

                                Photronics, Inc.
                       Selected Historical Financial Data

           The following selected financial data for Photronics is derived from its consolidated financial statements. This selected historical financial data is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes to those financial statements contained in Photronics' Annual Report on Form 10-K for the year ended October 31, 1999. All share and per share amounts have been adjusted for a two-for-one stock split for shareholders of record on November 17, 1997.



                                                                             Year Ended
                                                  ----------------------------------------------------------------
                                                  Oct. 31, 1995     Oct. 31, 1996    Nov. 2 1997     Nov. 1, 1998    Oct. 31, 1999
                                                  -------------     -------------    -----------     ------------    -------------
                                                                      (in thousands, except per share amounts)

OPERATING DATA:
Net sales......................................       $125,299           $160,071       $197,451         $222,572         $223,702
Operating costs and expenses...................        101,709            127,806        157,047          183,314          202,877
Non-recurring restructuring
    charge.....................................              -                  -              -            3,800                -
                                                      --------           --------       --------         --------         --------

    Operating income...........................         23,590             32,265         40,404           35,458           20,825
Other income (expense), net....................          6,252              1,638          1,032          (2,376)          (3,857)
Income before income taxes.....................         29,842             33,903         41,436           33,082           16,968
Provision for income taxes.....................         11,210             12,900         15,800           12,600           6, 300
    Net income.................................        $18,632            $21,003        $25,636          $20,482          $10,668
                                                      ========           ========       ========         ========         ========
Earnings per share:
    Basic......................................          $0.87              $0.89          $1.07            $0.84            $0.45
    Diluted....................................          $0.83              $0.87          $1.03            $0.84            $0.45
                                                      ========           ========       ========         ========         ========
Weighted average number of common shares outstanding:
    Basic......................................         21,504             23,496         23,910           24,350           23,958
                                                      ========           ========       ========         ========         ========
    Diluted....................................         22,414             24,202         26,628           28,958           23,958
                                                      ========           ========       ========         ========         ========



                                                                            As of
                                      -----------------------------------------------------------------------------------
                                      October 31,       October 31,       November 2,       November 1,      October 31,
                                          1995             1996              1997               1998             1999
                                      -----------       -----------       -----------       -----------      -----------

BALANCE SHEET DATA:
Working capital....................          $49,653          $21,613            $81,398            $36,871        $29,191
Property, plant and equipment......           72,063          123,666            203,813            249,389        282,157
Total assets.......................          174,218          211,903            365,212            371,549        410,356
Long-term debt.....................            1,809            1,987            106,194            104,261        116,703
Shareholders' equity...............          134,045          156,417            185,975            200,430        207,700


                             Photronics 1999 Results

Photronics' sales for the fourth quarter of 1999 were $63.0 million, an increase of 20% from the $52.7 million for the fourth quarter of 1998. Photronics' net income for the fourth quarter of 1999 was $4.7 million compared to $3.0 million in the fourth quarter of fiscal 1998. Diluted earnings per share was $0.20 during the fourth quarter of 1999 and $0.13 in the fourth quarter of the prior year.

Photronics' sales for the 1999 fiscal year were $223.7 million, an increase of 1% compared to $222.6 million for fiscal 1998. Photronics' net income was $10.7 million for 1999 compared to $20.5 million for 1998. Diluted earnings per share for 1999 was $0.45, while diluted earnings per share for 1998 amounted to $0.84.

Photronics' 1998 results included a non-recurring after-tax charge of $2.4 million, or $0.08 per diluted share, in connection with the restructuring plan of the Photronics North American operations and the disposition of its Large Area Mask business in Colorado Springs, Colorado.

Photronics estimates that sales of photomasks having circuit designs of 0.25 microns or less accounted for 21% of total revenues for the fourth quarter of 1999. Revenues from the sale of these masks increased by 25% from the third quarter of 1999. These photomasks contribute to better operating margins and earnings.

                         Align-Rite International, Inc.
                       Selected Historical Financial Data


     Set forth below is selected financial data for Align-Rite for and as of the periods indicated. This selected historical financial data is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes to those consolidated financial statements contained in Align-Rite's Annual Report on Form 10-K for the year ended March 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended December 31, 1999.


                                                            Fiscal Years Ended March 31,
                                          --------------------------------------------------------------------


                                              1995          1996            1997          1998          1999
                                            -------        -------         -------       -------      -------
                                                                      (In thousands, except per share amounts)
OPERATING DATA:
Net sales.............................      $25,404        $33,290         $38,001       $46,721      $52,443
Operating costs and expenses..........       20,402         26,260          29,935        37,187       43,946
                                            -------        -------         -------       -------      -------
   Operating income ..................        5,002          7,030           8,066         9,534        8,497
Interest income (expense), net........        (200)            325             315           254        (124)
                                            -------        -------         -------       -------      -------
Income before income tax
   provisions and minority interest...        4,802          7,355           8,381         9,788        8,373
Income tax provision..................        1,216          2,219           3,056         3,688        3,069
Minority interest.....................          162            172               -             -            -
                                            -------        -------         -------       -------      -------
Net income............................       $3,424         $4,964          $5,325        $6,100       $5,304
                                            =======        =======         =======       =======      =======
Basic earnings per share..............        $3.05          $1.46           $1.21         $1.37        $1.18
                                            =======        =======         =======       =======      =======

Shares used in per share                      1,123          3,393           4,386         4,439        4,495
   computation........................
                                            =======        =======         =======       =======      =======

Diluted earnings per share............        $1.17          $1.12           $1.11         $1.25        $1.09
                                            =======        =======         =======       =======      =======
Shares used in per share
   computation........................        2,933          4,446           4,799         4,865        4,869
                                            =======        =======         =======       =======      =======



                                                    Nine Months Ended
                                               ------------------------------
                                                December        December
                                                   31,              31,
                                                  1998            1999
                                                 -------          -------

OPERATING DATA:
Net sales.............................           $39,765          $43,241
Operating costs and expenses..........            32,766           38,347
                                                 -------          -------
   Operating income ..................             6,999            4,894
Interest income (expense), net........              (37)            (846)
                                                 -------          -------
Income before income tax
   provisions and minority interest...             6,962            4,048
Income tax provision..................             2,561            1,450
Minority interest.....................                 -                -
                                                 -------          -------
Net income............................            $4,401           $2,598
                                                 =======          =======
Basic earnings per share..............             $0.98            $0.56
                                                 =======          =======

Shares used in per share
   computation........................             4,481            4,620
                                                 =======          =======

Diluted earnings per share............             $0.90            $0.53
                                                 =======          =======
Shares used in per share
   computation........................             4,866            4,925
                                                 =======          =======



                                                                   As of March 31                                As of December 31,
                                          --------------------------------------------------------------------   ------------------
                                              1995          1996            1997          1998          1999             1999
                                            -------        -------         -------       -------      -------    ------------------

                                                                                   (In thousands)
BALANCE SHEET DATA:
Cash and cash equivalents.............       $3,861        $12,707          $6,734        $5,523       $6,328        $4,640

Working capital.......................        3,849         17,254          10,727         6,636        2,130         6,389

Property and equipment, net...........        6,506          8,517          22,089        33,575       61,333        71,113

Total assets..........................       17,261         30,422          38,781        51,158       80,292        99,450

Long-term debt, less current
   portion*...........................        1,905              -               -             -       15,208        30,000





Total shareholders' equity............        5,977         25,285          31,373        37,766       43,302              46,256

*As of March 31, and December 31, 1999, includes $10,008,000 and $4,500,000, respectively of equipment payables to be financed utilizing existing bank lines of credit.


           On January 26, 2000, Align-Rite reported its financial results for the third quarter and nine months ended December 31, 1999. Revenues for the third quarter of fiscal year 2000 increased 18% to $14.3 million, up from $12.1 million in the same period for the prior year. Net income for the third quarter was $526,000, or $0.11 per diluted share, as compared to $805,000, or $0.17 per diluted share, for the same period of fiscal 1999.

           For the nine months ended December 31, 1999, revenues totaled $43.2 million as compared to $39.8 million in the same period of last year. Net income for the nine month period was $2.6 million or $0.53 per diluted share, compared to $4.4 million, or $0.90 per diluted share, in the same period of fiscal 1999.


           Align-Rite stated that despite the decrease in net income from the preceding quarter, it believes that its business fundamentals remain strong, aided by both its strategic acquisition and investment programs during calendar year 1999. Align-Rite believes that the acquisition of its new manufacturing facility in Florida and its strategic investments to establish leading edge product manufacturing capabilities during the past year, including the addition of a second ALTA 3500 system, have positioned Align-Rite to better serve the advancing technology requirements of its multinational customer base and to capitalize on identified opportunities within the semiconductor industry, particularly at the high end product sector of the photomask market.

               Summary Unaudited Pro Forma Combined Financial Data

           The following summary unaudited pro forma combined financial data gives effect to the merger, which we will account for as a pooling of interests in accordance with generally accepted accounting principles. The operating data assumes that the merger was completed at the beginning of the periods presented, and the balance sheet data assumes that the merger was completed as of October 31, 1999. The summary unaudited pro forma combined financial data does not reflect any cost savings and other synergies which may result from the merger and is not necessarily indicative of the results of operations or the financial position which would have occurred had the merger been completed on the dates indicated, nor is it necessarily indicative of future results or financial position. This information is only a summary and you should read the information presented below in conjunction with the historical financial statements of Photronics and Align-Rite contained in their annual and quarterly reports incorporated by reference and the unaudited pro forma financial statements and the related notes included in this proxy statement/prospectus.




                                                                   Year Ended
                                                 ------------------------------------------------
                                                 November 2,         November1,       October 31,
                                                    1997                1998              1999
                                                 -----------         ----------       -----------
                                                    (in thousands, except per-share amounts)
OPERATING DATA:  (1)
    Net sales..............................         $235,452         $269,293          $277,396
                                                    ========         ========          ========
    Net income.............................          $30,961          $26,582           $14,448
                                                    ========         ========          ========
    Earnings per share:
                                                    ========         ========          ========
    Diluted................................            $1.07            $0.92             $0.50
                                                    ========         ========          ========
    Basic..................................            $1.12            $0.94             $0.50
                                                    ========         ========          ========

                                                    As of
                                                 October 31,
                                                    1999
BALANCE SHEET DATA:
   Total assets............................     $527,009
   Long-term debt..........................      148,281
   Shareholders' equity....................      271,130




                             Summary Per Share Data


   We have summarized below the per share information of Photronics and Align-Rite on a historical, pro forma combined and pro forma equivalent basis. The information should be read in conjunction with the historical financial statements and related notes to those financial statements of Photronics and Align-Rite that are incorporated by reference in this proxy statement/prospectus. For information on where you can find more information about Photronics and Align-Rite, see pages o and o.

   You should be aware that pro forma information may not be indicative of what actual results will be in the future or what results would have been had Photronics and Align-Rite been merged for the periods presented.



                                                                    Year Ended                             Nine Months Ended
                                                                     March 31,                                 December 31,
                                                      1997             1998             1999              1998            1999
                                                      ----             ----             ----              ----            ----

Align-Rite Historical
Income per common share, basic.................      $1.21            $1.37            $1.18            $0.98            $0.56
Income per common share, diluted...............       1.11             1.25             1.09             0.90             0.50
Cash dividends declared per share..............          -                -                -                -                -
Book value per share (1).......................                                         9.54                              9.89


                                                                          Year Ended
                                                    ------------------------------------------------------
                                                    November 2,        November 1,           October 31,
                                                       1997                1998                 1999,
                                                       ----                ----                 -----
Photronics Historical
Income per common share, basic.................       $1.07              $0.84                   $0.45
Income per common share, diluted...............        1.03               0.84                    0.45
Cash dividends declared per share..............           -                  -                       -
Book value per share (1).......................                              -                    8.67





                                                                                          Year Ended
                                                                    -----------------------------------------------------
                                                                    November 2,           November 1,         October 31,
                                                                        1997                  1998                1999
                                                                    -----------           -----------         -----------
Unaudited pro forma combined (2):
   Income per common share, basic.............................          $1.12                 $0.94               $0.50
   Income per common share, diluted...........................           1.07                  0.92                0.50
   Cash dividends declared per share..........................              -                     -                   -
   Book value per share.......................................              -                     -                8.67

Align-Rite per share equivalent (3):
   Income per common share, basic.............................          $0.95                 $0.80               $0.43
   Income per common share, diluted...........................          $0.91                  0.78                0.43
   Cash dividends declared per share..........................              -                     -                   -
   Book value per share.......................................              -                     -                7.37


(1) Historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period.

(2) For purposes of the unaudited pro forma combined share data, Align-Rite's financial information has been conformed to within 93 days of Photronics' financial information for the year ended October 31, 1999.

(3) The equivalent pro forma share amounts of Align-Rite are calculated by multiplying unaudited pro forma combined income per share and book value per share amounts by the conversion ratio of .85.

           Comparative Per Share Market Price and Dividend Information


           Photronics common stock is traded on the Nasdaq National Market under the symbol "PLAB." Align-Rite common stock is traded on the Nasdaq National Market under the symbol "MASK."

           The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of Photronics common stock and Align-Rite common stock each as reported on the Nasdaq National Market.

                                                                           Photronics
                                                                             Common                            Align-Rite
                                                                             Stock                            Common Stock
                                                                           Sale Price                          Sale Price
                                                                     ----------------------             -----------------------
                                                                     High              Low              High               Low
                                                                     ----              ---              ----               ---
1997

First Quarter.................................................     $19.1250          $13.9375         $13.7500            $11.3750

Second Quarter................................................      23.8750           13.7500          14.7500              9.9375

Third Quarter.................................................      31.3750           22.8750          23.8750             12.0000

Fourth Quarter................................................      29.5000           17.5625          24.0000             12.7500
1998

First Quarter.................................................      31.0000           20.0625          17.1250             13.0025

Second Quarter................................................      37.0625           20.1250          17.2500             13.2500

Third Quarter.................................................      24.2500           12.6250          15.0625              9.8750

Fourth Quarter................................................      24.9375            9.5000          14.5000              8.6875
1999

First Quarter.................................................      28.1250           18.6250          14.1250             11.5625

Second Quarter................................................      25.8125           19.1250          14.0000             11.1250

Third Quarter.................................................      29.5000           22.4380          19.6250             13.0000

Fourth Quarter ...............................................       30.375           17.5000          21.6250             16.0000


2000

First Quarter (through February  18, 2000)....................       42.625           25.0000          29.0625             18.5000
                                                                     ======                            =======


           On September 15, 1999, the last full trading day prior to the public announcement of the execution and delivery of the merger agreement, the closing price per share of: (1) Photronics common stock was $24.25 and (2) Align-Rite common stock was $14.75. On January 7, 2000, the last full trading day prior to the public announcement of the execution and delivery of the amendment to the merger agreement, the closing per share of (1) Photronics common stock was $28.50 and (2) Align-Rite common stock was $20. On February 18, 2000, the most recent practicable date prior to the date of this document, the closing price per share of: (1) Photronics common stock was $37.50 and (2) Align-Rite common stock was $27.00. We urge shareholders to obtain current market quotations before making any decision with respect to the merger.


           Neither Photronics nor Align-Rite has declared a cash dividend on its common stock since it became a public company. Photronics intends to retain future earnings for use in its business and does not anticipate paying any dividends on Photronics common stock in the foreseeable future. Photronics' credit facility limits its ability to pay dividends, other than dividends payable wholly in Photronics common stock. Under Align-Rite's existing credit facilities, Align-Rite is limited from paying cash dividends on Align-Rite's common stock.

           There were approximately 99 holders of record of Align-Rite common stock on the record date for the special meeting of the Align-Rite shareholders.

           Following the completion of the merger, shares of Photronics common stock will continue to be traded on the Nasdaq National Market, and shares of Align-Rite common stock will cease to be traded on the Nasdaq National Market.

                                  RISK FACTORS


           In making your determination as to how to vote on the merger proposals, you should consider the following factors:

The value of Photronics common stock to be received in the merger will fluctuate.

           The number of Photronics shares to be received in the merger for each Align-Rite common stock is fixed. Therefore, because the market price of Photronics common stock is subject to fluctuation, the value at the time of the merger of the Photronics common stock to be received by Align-Rite shareholders will depend on the market price of Photronics common stock at that time. There can be no assurance as to the value of Photronics common stock at that time.

           The merger may occur at a date later than the date of the special meeting, and there can be no assurance that the market price of Photronics common stock on the date of the special meeting will reflect the market price of Photronics common stock at the time of the merger. The merger may be delayed because of the pending antitrust review by the Department of Justice, which has requested additional information. Photronics and Align-Rite are in the process of providing additional information, but the extent of the delay may be within our control. The market price of the common stock has been, and may continue to be, volatile. In addition to conditions that affect the market for stocks of high technology companies generally, factors such as quarterly fluctuations in Photronics' operating results and challenges associated with integration of businesses may have a significant impact on the market price of Photronics common stock. These conditions could cause the price of Photronics shares to fluctuate substantially over short periods.


The merger may be terminated if Photronics' stock price falls substantially.

           If the average of the daily average per share high and low sales price of one share of Photronics common stock as quoted on the Nasdaq National Market falls below $18.82 during the 20 consecutive trading days ending on the third trading day before the Align-Rite shareholders meeting, or if the closing of the merger is more than five business days after the meeting, the closing date, Align-Rite's board of directors has the authority to terminate the merger agreement. Align-Rite's board will consider various factors in deciding whether to exercise its right to terminate the merger agreement, but, consistent with its fiduciary duties, currently does not plan to submit to a further shareholder vote the

Board's decision whether to terminate the merger agreement or proceed with the merger if Photronics common stock falls below such $18.82 average.


We may have difficulties in combining the operations of Photronics and Align-Rite.

           Photronics may not be able to combine successfully the operations of Align-Rite with its own operations. There are a large number of systems that must be integrated including management information, purchasing, accounting and finance, sales, billing and payroll and benefits. The integration of Photronics and Align-Rite also will require significant attention from management, possibly reducing its ability to focus on other operations or projects. Any delays or increased costs of combining the two companies could adversely affect Photronics and disrupt its operations. As a result of the merger, Photronics and/or Align-Rite may experience the loss of key personnel.


We depend on demand for integrated circuit design activity by the semiconductor industry, which fluctuates.

           Photronics and Align-Rite sell substantially all of their photomasks to semiconductor designers and manufacturers. We believe that the demand for photomasks primarily depends on integrated circuit design activity rather than the volume of semiconductor sales. Consequently, an increase in semiconductor sales does not necessarily result in a corresponding increase in photomask sales. In addition, the reduced use of customized integrated circuits or other changes in the technology or methods of manufacturing semiconductors could reduce demand for photomasks even if demand for semiconductors increases. Further, advances in semiconductor and photomask design and semiconductor production methods could reduce the demand for photomasks. During the early 1990s, these factors contributed to flat demand for photomasks despite increased semiconductor design activity. Although demand for photomasks increased beginning in late 1993, a cyclical slow down in the semiconductor industry occurred beginning in late 1997, which began to adversely affect Photronics during the third fiscal quarter 1998. We experienced weakness in photomask demand and accentuated competitive pressures, especially for more mature technologies during 1998. We cannot assure you that any of the preceding factors will not have a material adverse effect on our business and results of operations.

We may experience fluctuations in our quarterly operating results.

           Photronics and Align-Rite have experienced fluctuations in their quarterly operating results and we anticipate that such fluctuations will continue and could intensify in the future. Fluctuations in operating results may result in volatility in the price of our common stock. Our operating results may fluctuate as a result of many factors, including:

          o          size and timing of orders and shipments;
          o          loss of significant customers;
          o          product mix;
          o          technological change;
          o          competition; and
          o          general economic conditions.

Our customers generally order our products on an as-needed basis, and substantially all of our net sales in any quarter are dependent on orders received during that quarter. Since we operate with a limited backlog and the rate of new orders may vary significantly from month to month, our capital expenditures and expense levels are based primarily on sales forecasts. Consequently, if anticipated sales in any quarter do not occur when expected, capital expenditures and expense levels could be disproportionately high, and our operating results would be adversely affected. This occurred during the second half of Photronics' 1998 fiscal year and 1999 fiscal year, as sales did not increase as anticipated and capital expenditure commitments were incurred, which contributed to the substantially lower operating income compared to Photronics' first half of fiscal year 1998. Due to these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. In addition, in some future quarters our operating results could be below the expectations of public market analysts and investors, which, in turn, could materially adversely affect the market price of our common stock.


Rapid technological change may affect our operations.

           To remain competitive, we will be required to continually anticipate, respond to and utilize changing technologies occurring within the photomask industry. In particular, we believe that as semiconductor geometries continue to become smaller, we will be required to manufacture more technologically advanced photomasks. These technologies currently are in developmental stages and we have not yet manufactured these types of photomasks in significant volume. In addition, demand for photomasks has been and could in the future be adversely affected by changes in methods of semiconductor manufacturing, which could affect the type or quantity of photomasks utilized, or increased market acceptance of alternative methods of transferring circuit designs onto semiconductor wafers which could reduce or eliminate the need for photomasks. If we were unable to anticipate, respond to or utilize these or other changing technologies, our business and results of operations could be materially adversely affected.

Our operations require significant capital investments.

           The manufacture of photomasks requires a significant investment in fixed assets. Photronics expects that it will be required to continue to make significant capital expenditures to expand and improve its operations. If Photronics cannot make such expenditures, it could adversely affect its ability to satisfy customer requirements. We cannot assure you that we will be able to obtain any additional capital on reasonable terms, or at all, or that any such expenditures will not increase our costs without corresponding increases in revenues or net income.

Photronics depends on major customers, the loss of which could adversely affect its operating results and financial condition.

           Approximately 40% of Photronics' net sales in fiscal 1999 was derived from sales to its five largest customers. Although Photronics has arrangements which assure it a specified amount of some customers' requirements so long as its performance is satisfactory, Photronics generally does not have contracts requiring customers to purchase any minimum quantity of photomasks. Any loss of, or significant reduction in, orders from any of these customers could have a material adverse effect on Photronics' business and results of operations.


Photronics depends on major suppliers and the inability to obtain equipment or raw materials when required could affect adversely its business and results of operations.

           Photronics relies on a limited number of photomask equipment manufacturers to develop and supply the equipment used in the photomask manufacturing process. Photronics uses significant manufacturing systems that usually are built to order and typically have order lead times that can exceed one year. Further, Photronics relies on equipment suppliers to develop future generations of manufacturing systems to support its requirements. The inability to obtain equipment when required could have a material adverse affect on our business and results of operations.

           Photronics uses high precision quartz photomask blanks, protective transparent cellulose membranes and electronic grade chemicals in our manufacturing processes. Any delays or quality problems in connection with significant raw materials, particularly photomask blanks, could cause delays in shipments of photomasks which could adversely affect our business and results of operations. The fluctuation of exchange rates with respect to prices of significant raw materials used in manufacturing also could have a material adverse effect on our business and results of operations, although they have not been material to date.


Our acquisition strategy could place significant demands on our management and systems.

           Photronics has rapidly expanded its operations, primarily by acquisitions of existing photomask manufacturing operations. This expansion has placed, and will continue to place, significant demands on our administrative, operational and financial personnel and systems. Managing acquired operations, including Align-Rite, entails numerous operational and financial risks, including difficulties in the assimilation of acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired operations. Sales of acquired operations also may decline following an acquisition, particularly if there is an overlap of customers served by us and the acquired operation, and such customers transition to another vendor in order to ensure a second source of supply. In addition, we have experienced in the past, and could experience in the future, difficulties and delays in ramping up new production facilities. Our failure to successfully manage our expanding operations could have a material adverse effect on our business and results of operations.


Our operations in international markets could pose risks.

           Sales in international markets account for significant portions of both Photronics' and Align-Rite's revenues and we plan to continue to expand our international operations. Revenues from international markets accounted for 22% of Photronics' revenues for its fiscal year ended October 31, 1999. Net sales of Align-Rite's European operations accounted for 42.5% of net sales for its fiscal year ended March 31, 1999. We believe that achieving additional international sales in markets in which we have no manufacturing presence requires us to develop, among other things, a local presence in these markets. Such a strategy requires a significant investment of financial, management, operational and other resources. In international markets where we do not have a significant presence, existing independent photomask suppliers have local presences and market share. Accordingly, we would likely experience competition as we expand to new markets which could adversely affect our ability to establish a significant presence in the international markets that we target. In addition, existing and any new operations outside the United States can be affected by:

      o     fluctuations in exchange rates;
      o     political and economic conditions in various countries;
      o     unexpected changes in regulatory requirements;
      o     tariffs and other trade barriers;
      o     difficulties in staffing and managing foreign operations; and
      o longer accounts receivable payment cycles and potentially adverse tax consequences.

To date, none of these factors has significantly affected the operations or results of Photronics or Align-Rite. However, Photronics continues to consider expansion in international markets, including into markets that have experienced economic instability in recent years. We cannot assure you that these factors will not have a material adverse effect on our ability to generate sales outside the United States in our current markets or in markets to which we choose to expand. Consequently, these factors may have a material adverse effect on our business and results of operations.


We will depend on key personnel of Photronics and Align-Rite.

           Our success, in part, depends upon key managerial, engineering and technical personnel of Photronics and Align-Rite, as well as our ability to continue to attract and retain additional personnel. The loss of key personnel could have a material adverse effect upon our business and results of operations. The photomask industry depends on the ability to provide to customers prompt and cost effective service. Customers frequently require that orders be filled within 24 hours of being placed. The loss of sales personnel to competitors could result in the loss of revenues. The loss of engineering and technical personnel could diminish manufacturing efficiency. We cannot assure you that Photronics can retain its key managerial, sales, engineering and technical employees and those of Align-Rite or that we can attract similar skilled employees in the future.

Forward-looking statements

           Several statements about Photronics, Align-Rite and the combined company contained in this proxy statement/prospectus, including statements containing the words "believes", "anticipates", "intends", "expects", and words of similar import, constitute "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve numerous known or unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those in forward looking statements, many of which are beyond the control of Photronics, Align-Rite or the combined company, include:

      o general economic and business conditions, both nationally and internationally and including in those localities in which Photronics or Align-Rite operates manufacturing facilities;

      o uncertain demand for photomasks and the cyclical nature of the semiconductor industry;

      o     rapid technological changes;

      o     competition;

      o     the need for capital to fund expansion;

      o     the ability to manage expanding operations;

      o     dependence on customers and suppliers; and

      o other factors referenced in this proxy statement/prospectus or in our reports incorporated by reference.

           Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factor or to publicly announce the results of any revisions to any of the forward-looking statements contained here to reflect future events or developments.

                               THE SPECIAL MEETING


           This document is furnished in connection with the solicitation of proxies from Align-Rite common shareholders by the Align-Rite board for use at the Align-Rite shareholders meeting.

Time and Place; Purposes

           The Align-Rite shareholders meeting will be held on March 27, 2000, at 10:00 a.m., local time, at the Burbank Hilton Hotel, 2500 Hollywood Way, Burbank, California 91505. The purpose of the Align-Rite shareholders meeting is to consider and vote upon the Align-Rite merger proposal to approve the principal terms of the merger agreement and approve the merger and to transact any other business which properly comes before the meeting or any adjournment or postponement.

Record Date; Voting Rights


           Only holders of Align-Rite common stock at the close of business on February 17, 2000 are entitled to receive notice of and to vote at the Align-Rite shareholders meeting. At the close of business on February 1, 2000, there were 4,694,263 shares of Align-Rite common stock outstanding. Each share of Align-Rite common stock is entitled to one vote at the Align-Rite shareholders meeting.


Vote Required

           California law requires the affirmative vote of holders of a majority of the outstanding shares of Align-Rite common stock for the approval of the principal terms of the merger agreement and approval of the merger.

Quorum

           The presence in person or by proxy of the holders of a majority of the Align-Rite common stock issued, outstanding and entitled to vote at the Align-Rite shareholders meeting will constitute a quorum for the transaction of business. The shares of Align-Rite common stock present at the Align-Rite shareholders meeting that abstain from voting or that are the subject of broker non-votes will be included for the purpose of determining a quorum and will have the effect of a vote against the Align-Rite merger proposal. A broker non-vote occurs when a nominee holding stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to the matter and has not received voting instructions from the beneficial owner. If a quorum is not present at the Align-Rite shareholders meeting, the Align-Rite board will likely adjourn or postpone the meeting to solicit additional proxies.

Proxies; Revocation of Proxies

           The Align-Rite board is soliciting proxies for the Align-Rite shareholders meeting to enable its shareholders to vote upon the Align-Rite merger proposal, whether or not they attend the Align-Rite shareholders meeting. For all shares of Align-Rite common stock represented by a properly executed proxy received before or at the Align-Rite shareholders meeting, the proxy holders will vote in accordance with the instructions on the proxies. If no voting instructions are indicated on a proxy, then the proxy holders will vote the shares represented by the proxy in favor of approval of the principal terms of the merger agreement and approval of the merger.

           In addition, the proxy holders will have discretion to vote on any other matters properly presented at the Align-Rite shareholders meeting. If Align-Rite proposes to adjourn the Align-Rite shareholders meeting, the proxy holders will vote all shares for which they have voting authority in favor of adjournment, except for those shares that were voted against the Align-Rite merger proposal. The Align-Rite board requests Align-Rite shareholders to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Brokers who hold shares of Align-Rite common stock as nominees will not have discretionary authority to vote the shares in the absence of instructions from the beneficial owners. Broker non-votes will not be counted as votes cast, but will have the same effect as votes cast against the Align-Rite merger proposal.

           An Align-Rite shareholder may revoke his or her proxy at any time before the proxy is exercised by filing a revoking instrument with the secretary of Align-Rite or by executing another proxy bearing a later date. An Align-Rite shareholder who executed a proxy may suspend the powers of the proxy holders with respect to his shares by attending the Align-Rite shareholders meeting in person and voting or requesting the suspension. If an Align-Rite shareholder executes two or more proxies with respect to the same shares, the proxy bearing the most recent date will be honored if otherwise valid. Attendance at the Align-Rite shareholders meeting will not, in itself, revoke a proxy.

           If Align-Rite shareholders make a proper motion to adjourn or postpone the Align-Rite shareholders meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the Align-Rite merger proposal, the proxy holder will vote upon the motion as determined in the proxy holder's discretion; provided, however, that any proxies voted against the merger proposal will not be voted in favor of a motion to adjourn or postpone the Align-Rite shareholders meeting if the purpose of such adjournment or postponement is to solicit additional proxies to be voted in favor of the merger proposal. If Align-Rite shareholders postpone or adjourn the Align-Rite shareholders meeting for any reason, at any subsequent reconvening of the Align-Rite shareholders meeting, the proxy holders will vote all shares represented by a proxy in the same manner as they would have been voted at the initial convening of the Align Rite shareholders meeting, even if they were voted on the same or any other matter at a previous meeting. However, the proxy holders will not vote those shares represented by a proxy which was revoked or withdrawn before the reconvened meeting.

           In connection with the Align-Rite shareholders meeting, holders of Align-Rite common stock should not return to Align-Rite any stock certificates with their proxy cards. We will inform you when and how to return your stock certificates after the merger.

Solicitation of Proxies

           Align-Rite will bear the cost of proxy solicitation for the shareholders meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners. In addition to solicitation by mail, directors, officers and employees of Align-Rite may solicit proxies personally or by telephone, facsimile transmission or otherwise. Align-Rite will not pay additional compensation to these directors, officers and employees for their solicitation but may reimburse them for out-of-pocket expenses. We expect to incur nominal expenses, if any, to engage in such solicitation Align-Rite has retained D.F. King & Co., Inc. at an estimated cost of approximately $4,500, plus reimbursement of out-of-pocket expenses, to assist in solicitation of proxies. We will make arrangements with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward proxy solicitation materials to the beneficial owners of the stock held of record by such persons. We may reimburse these solicitors for reasonable out-of-pocket expenses.

Share Ownership of Management

           At the close of business on February 1, 2000 directors and executive officers of Align-Rite and their affiliates beneficially owned an aggregate of approximately 778,130 shares or approximately 15.90% of the Align-Rite common stock then outstanding, including 201,093 shares issuable pursuant to options for Align-Rite common stock. See

"Beneficial Ownership of Align-Rite Common Stock" and "The Merger - Interests of Key Persons in the Merger." In conjunction with the execution of the merger agreement, James L. MacDonald, and Robin A. MacDonald, as trustees of the family trusts, and Mr. MacDonald, individually, have entered into a voting agreement with Photronics. Pursuant to the voting agreement, each of these Align-Rite shareholders agreed to vote all shares of Align-Rite common stock they are entitled to vote in favor of approving the merger and approving the principal terms of the merger agreement. In conjunction with the execution of the amendment to the merger agreement, James L. MacDonald and Robin A. MacDonald, as trustees of the family trust, and Mr. MacDonald, reaffirmed the voting agreement with Photronics. See "The Merger - Interests of Key Persons in the Merger" and "Information about Align-Rite - Beneficial Ownership of Align-Rite Common Stock."


                          INFORMATION ABOUT ALIGN-RITE

           Align-Rite manufactures and markets photomasks for the global semiconductor industry. Photomasks are required for the manufacturing of virtually all integrated circuits, which are essential components in consumer and industrial electronic products. Photomasks are precision photographic quartz or glass plates containing microscopic images of integrated circuits. Align-Rite manufactures photomasks for more than 250 customers located in 21 countries using electron beam, laser beam and optical microlithography methods at its manufacturing facilities in Burbank, California, Melbourne, Florida, Bridgend, Wales and Heilbronn, Germany.

           Align-Rite's principal executive offices are located at 2428 Ontario Street, Burbank, California 91504 (telephone (818) 843-7220).

Beneficial Ownership of Align-Rite Common Stock


           The following table sets forth, as of February 17, 2000, the number of shares and percentage of Align-Rite common stock beneficially owned by each person who Align-Rite knows to be the beneficial owner of more than 5% of Align-Rite common stock, by Align-Rite's directors, and by all of Align-Rite's executive officers and directors as a group.


           The mailing address for all directors and officers of Align-Rite is:
Align-Rite International, Inc., 2428 Ontario Street, Burbank, CA 91504.

           Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.



                                                                               Amount and
                                                                                Nature of
                                                                               Beneficial
                      Name of Beneficial Owner                                  Ownership                  Percent of Class
---------------------------------------------------------------------- ---------------------------- -----------------------------
Fidelity Management and Research (1) ................................        448,000                             9.52
Brinson Partners, Inc. (2) ..........................................        344,800                             7.33

Kennedy Capital Management, Inc. (3) ................................        289,750                             6.16
Invista Capital Management, LLC (4) .................................        279,600                             5.94
State of Wisconsin Investment Board (5) .............................        261,800                             5.56
Dimensional Fund Advisors, Inc. (6) .................................        238,900                             5.08
James L. MacDonald (7) ..............................................        722,808
                                                                                                                14.84
Petar N. Katurich (8) ...............................................         23,654                              *
Alan G. Duncan (9) ..................................................         20,667                              *
George Wells (10) ...................................................          9,667                              *
William Elder (11) ..................................................          1,334                              *
All directors and executive officers as a group (five persons) (12)..        778,130                           15.86

-------------------

*          Less than 1%.
(1) Reflects ownership as reported on a Schedule 13G by Fidelity Management ("Fidelity"), dated as of February 10, 1999, filed with the Securities and Exchange Commission.

(2)        Reflects ownership as reported on a Schedule 13G by Brinson
           Partners, Inc. dated as of February 4, 2000 filed with the Securities and Exchange Commission.

(3) Reflects ownership as reported on Schedule 13G by Kennedy Capital Management, dated as of February 9, 2000 filed with the Securities and Exchange Commission.

(4) Reflects ownership as reported on Schedule 13G by Invista Capital Management LLC, dated as of January 25, 2000 filed with the Securities and Exchange Commission.

(5) Reflects ownership as reported on a Schedule 13G by State of Wisconsin Investment Board dated as of February 10, 2000 filed with Securities and Exchange Commission.

(6) Reflects ownership as reported on a Schedule 13G by Dimensional Fund Advisors, Inc. dated as of February 4, 2000 filed with the Securities and Exchange Commission.

(7) Includes 164,558 shares subject to options that are currently exercisable or will become exercisable before April 17, 2000.

(8) Includes 14,867 shares subject to options that are currently exercisable or will become exercisable before April 17, 2000.

(9) Includes 10,667 shares subject to options that are currently exercisable or will become exercisable before April 17, 2000.

(10) Constitutes 9,667 shares subject to options that are currently exercisable or will become exercisable before April 17, 2000.

(11) Constitutes 1,334 shares subject to options that are currently exercisable or will become exercisable before April 17, 2000.

(12) Includes 201,093 shares subject to options that are currently exercisable or will become exercisable before April 17, 2000. See Notes 7 through 11.



                          INFORMATION ABOUT PHOTRONICS

           Photronics is a leading manufacturer of photomasks, which are used primarily by the semiconductor industry in the manufacture of integrated circuits. Based upon available market information, Photronics believes that it is one of the largest photomask manufacturers in the world.

           During fiscal 1998 and 1999, Photronics continued to invest in its global manufacturing network and enhance its technological and manufacturing capabilities. In the United States, its new Austin, Texas facility became operational in early 1998. In addition, on December 31, 1997, Photronics acquired the internal photomask manufacturing operations of Motorola, Inc. in Mesa, Arizona. The assets acquired include modern manufacturing systems capable of supporting a wide range of photomask technologies. Additionally, Photronics entered into a supply agreement whereby it will supply the photomask requirements previously provided by the acquired operation. Photronics continues to operate the facility in place, but anticipates moving the operations to a leased facility in Phoenix, Arizona in the first half of the year 2000.

           During 1998, Photronics also re-organized its Silicon Valley operations and consolidated its Colorado Springs operations (other than its large area mask operations) into its other North American facilities. The large area mask operation was not significant to Photronics and was sold in January 1999. Further, due to market conditions, Photronics delayed the commencement of construction of its proposed Hillsboro, Oregon facility.

           In March 1999, Photronics acquired from Cirrus Logic, Inc., a leading supplier of semiconductor products, substantially all of the assets of its mask engineering group. As part of this acquisition, Photronics established a new business unit, "D2W." D2W offers mask-related technology consulting and data processing services to the semiconductor industry. D2W is based in Fremont, California and is staffed primarily by those employees formerly with Cirrus Logic, Inc.'s mask engineering group.

           In July 1999, Photronics announced that it was engaging in a joint research and development venture with IBM related to "next generation lithography" technology at the mask center of competency at IBM's Burlington, Vermont facility. The purpose of the venture is to develop and provide a commercialization strategy for photomasks to be used in "next generation" wafer exposure systems.

           In addition to its other efforts during 1998 and 1999, Photronics increased its research and development activities and continued to invest in advanced manufacturing equipment to allow it to meet future technological and volume demands.

           Photronics' principal executive offices are located at 1061 East Indiantown Road, Jupiter, Florida 33477 (telephone (561) 745-1222).

Beneficial Ownership of Photronics Common Stock

           The following table sets forth, as of February 1, 2000, the number of shares and percentage of Photronics common stock beneficially owned by Photronics' directors, Photronics' executive officers, Photronics' directors and executive officers as a group, and each person known to Photronics to beneficially own more than 5% of the Photronics common stock outstanding.




                 Name and Address                           Amount and Nature of            Percentage
               of Beneficial Owner                        Beneficial Ownership (l)           of Class
               -------------------                        ------------------------           --------
Robert J. Bollo
1061 East Indiantown Road
Jupiter, FL  33477                                             58,410                         *

Walter M. Fiederowicz
39 Painter Hill Road
Woodbury, CT  06798                                            61,580 (2) (3)                 *

Joseph A. Fiorita, Jr
146 Deer Hill Avenue
Danbury, CT  06810                                             49,650 (2) (4)                 *

Constantine S. Macricostas
1061 East Indiantown Road
Jupiter, FL  33477                                           2,993,742 (2) (5)               12.5

Macricostas Partners, L.P.
1122 Bel Air
Allen, TX  75013                                             2,280,000                        9.5

Jeffrey P. Moonan
1061 East Indiantown Road
Jupiter, FL  33477                                             152,834                        *

James R.  Northup
1061 East Indiantown Road
Jupiter, FL  33477                                              89,435                        *

Michael J. Yomazzo
1061 East Indiantown Road
Jupiter, FL  33477                                             454,584 (2) (6)                 1.8

Massachusetts Financial
Services Company
500 Boylston Street
Boston, MA  02116                                            1,551,804                         6.4

Directors and Executive
Officers as a group
(seven persons)                                              3,860,235                        15.7

---------------------
* Less than 1%

(1) Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of the Photronics' Common Stock set forth opposite such person's name.
(2) Includes shares of common stock subject to stock options exercisable as of April 1, 2000 as follows: Mr. Bollo (58,125); Mr. Fiederowicz (32,750); Mr. Fiorita (32,750); Mr. Macricostas (76,250); Mr. Northup (88,500); Mr. Yomazzo (236,550); and Mr. Moonan (130,000). Also
           includes shares subject to forfeiture under restricted stock award grants as follows: Mr. Fiederowicz (5,000) and Mr. Fiorita (5,000).
(3) Includes 12,050 shares owned by the wife of Mr. Fiederowicz and 800 shares owned by his child, as to which shares he disclaims beneficial ownership.
(4) Includes 300 shares owned by the wife of Mr. Fiorita, as to which shares he disclaims beneficial ownership.
(5) Includes 34,000 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership. Also includes 2,280,000 shares owned by Macricostas Partners, L.P., of which Mr. Macricostas is a limited partner and 50,618 shares owned by the corporate general partner of such partnership of which Mr. Macricostas is President and Director and a significant shareholder. Mr. Macricostas disclaims beneficial ownership of those shares not represented by his ownership interests.
(6) Includes 46,000 shares held by the wife of Mr. Yomazzo as to which shares he disclaims beneficial ownership. Also includes 86,000 shares owned by Yomazzo Associates Limited Partnership of which Mr. Yomazzo is a general partner and a limited partner. Mr. Yomazzo disclaims beneficial ownership of those shares not represented by his ownership interests.

(7) In a Schedule 13G dated February 11, 2000 filed with the Securities and Exchange Commission, Massachusetts Financial Services Company reported that of the 1,551,804 shares of common stock that it beneficially owns, it has sole voting power with respect to 1,233,104 shares and has sole dispositive power with respect to all shares.
(8)        Includes the shares listed in notes (2), (3), (4), (5) and (6) above.

                                   THE MERGER


           The information in this document summarizes all material terms of the merger agreement, as amended. We urge you to read the merger agreement, and the amendment to the merger agreement which, together, are the legal documents that govern the merger and which are attached hereto as Annexes A and B and incorporated by reference into this document.

Structure of the Merger

           At the time the merger becomes effective, Align-Rite will merge with and into a wholly-owned subsidiary of Photronics, with Align-Rite as the surviving corporation. Photronics' merger subsidiary and Align-Rite are both incorporated in California.

Merger Consideration

           We will convert each share of Align-Rite common stock outstanding immediately before the effective time of the merger into .85 of a share of Photronics common stock.

No Fractional Shares

           Photronics will not issue fractional shares of Photronics common stock to Align-Rite shareholders. Instead, for each fractional share, Photronics will pay an amount of cash determined by multiplying the fractional share interest to which such Align-Rite shareholder would otherwise be entitled by the last sale price of Photronics common stock reported on the Nasdaq National Market on the last trading day before the completion of the merger. For more information regarding the conversion of Align-Rite common stock, see "Terms of the Merger Agreement -- Conversion of Shares in the Merger."

Treatment of Stock Options

           All outstanding Align-Rite stock options that are not vested will vest when the merger is completed. Each Align-Rite stock option will become an option to purchase Photronics common stock. Each option will entitle its holder to receive upon exercise the same number of shares of Photronics common stock as the holder would receive if he exercised the option immediately before the merger. The exercise price for each option will be equal to (x) the aggregate exercise price for the Align-Rite common stock purchasable upon exercise of the option divided by (y) the number of shares of Photronics common stock purchasable under the option.

Effective Time of the Merger

           The merger will become effective when we file the merger agreement with the California Secretary of State. We will file the merger agreement as soon as practicable after all conditions in the merger agreement are waived or satisfied. For more information regarding these conditions, see "Terms of the Merger Agreement -- Conditions to the Merger."

Background of the Merger

           In May 1999, Constantine Macricostas, Chairman of the Board of Photronics, contacted James MacDonald, the Chairman of the Board, Chief Executive Officer and President of Align-Rite, and discussed generally the possibility of a transaction between the two companies. Mr. MacDonald agreed to schedule a meeting between representatives of Align-Rite and representatives of Photronics. Mr. Macricostas and William Elder, a director of Align-Rite, subsequently met at an unrelated function at which Mr. Elder confirmed that he would attend such a meeting.

           On June 13 through June 15, 1999, Mr. MacDonald, Mr. Elder, Petar N. Katurich, the Vice President of Finance, Chief Financial Officer and a director of Align-Rite, and George Wells, a director of Align-Rite, met with representatives of Photronics, including Mr. Macricostas, Michael J. Yomazzo, Vice Chairman of Photronics, Walter Fiederowicz, a director of Photronics, and Robert Bollo, the Vice President/Finance and Chief Financial Officer of Photronics. The parties discussed a possible transaction, including the possible form of a transaction and the possible value.

           On June 22, 1999, Mr. MacDonald informed Alan Duncan, the remaining director of Align-Rite, of the nature and substance of the discussions with Photronics. Also on June 22, 1999, counsel for Align-Rite provided to counsel for Photronics forms of confidentiality agreements to be executed by each of Photronics and Align-Rite. On June 24, 1999, counsel for Photronics commented on the draft confidentiality agreements.

           On June 25, 1999, counsel for Photronics provided to counsel for Align-Rite a draft of a merger agreement.

           On July 8 and July 9, 1999, representatives of Align-Rite and Photronics and their respective counsel met to discuss further the structure and terms of a possible transaction. Counsel for Align-Rite also provided comments on the draft merger agreement.

           On July 16, 1999, each of Align-Rite and Photronics entered into confidentiality agreements which provide, among other things, that non-public information made available to a party will be kept confidential and, for a period of 18 months, neither party will take action to seek to take control or influence the management of the other party without the other party's consent.

           On July 26, 1999, representatives of Align-Rite and Photronics held a conference call to discuss the status of the discussions to date and to schedule meetings to conduct due diligence and discuss further the draft merger agreement and a proposed voting agreement requested from Mr. MacDonald in his capacity as a shareholder of Align-Rite.

           On July 30, 1999, a special telephonic meeting of the board of directors of Align-Rite was held. Mr. MacDonald informed the board regarding the progress of the transaction. Representatives of CIBC World Markets Corp. made a presentation regarding their experience in rendering fairness opinions. Counsel for Align-Rite reviewed with the board the terms of the proposed merger agreement and voting agreement and the remaining open issues. Copies of the draft merger agreement and voting agreement had previously been provided to the directors. Mr. MacDonald also informed the board regarding the proposed terms of amendments to the existing employment agreements between Align-Rite and Messrs. MacDonald and Katurich and new arrangements with other officers and key managers of Align-Rite that would be in effect if a merger was consummated with Photronics. The board authorized management to engage CIBC World Markets to render a fairness opinion regarding a possible transaction with Photronics if an agreement could be reached with Photronics.

           On August 2 through August 4, 1999, representatives of Photronics conducted due diligence with respect to Align-Rite and counsel for Align-Rite and Photronics met to discuss the terms of the proposed merger agreement and voting agreement. On August 9, 1999, representatives of Align-Rite and Photronics and their respective counsel participated in a conference call to establish a schedule for further discussions.

           Representatives of Align-Rite and Photronics and their respective counsel met on August 11 through August 13, 1999 to negotiate the terms of a possible transaction between the parties. During these discussions, representatives of Photronics proposed a fixed value per share of Align-Rite common stock with the conversion ratio based upon the average price per share of Photronics common stock during a measuring period preceding the Align-Rite shareholders meeting to be held to consider the merger. Photronics proposed that each share of Align-Rite be valued at $23.09, a price consistent with valuations discussed by the companies in June and July. Photronics also proposed that there not be any adjustment to the conversion ratio if the average price of Photronics common stock was either greater or less than specified percentages of the proposed value per Align-Rite share. Align-Rite's representatives proposed that there not be any limit on the number of shares that could be issued based on a decline in the price of Photronics common stock but that an increase in the price not result in a reduction in the shares to be issued for Align-Rite common stock. After Photronics rejected this proposal, Align-Rite's representatives counter proposed that the ratio for exchanging Align-Rite common stock for Photronics' common stock be a fixed ratio. Photronics' representatives subsequently proposed a lesser fixed ratio or alternatively that the ratio be calculated as Photronics originally proposed.

           On August 13, 1999, a special telephonic meeting of the board of directors of Align-Rite was held. Mr. MacDonald and counsel for Align-Rite described for the directors the status of the negotiations and the remaining issues, including the method of determining the number of shares of Photronics common stock to be exchanged for each share of Align-Rite common stock. Mr. MacDonald also discussed with the Align-Rite board the proposed terms of amendments to the employment agreements between Align-Rite and Messrs. MacDonald and Katurich and new arrangements with other officers and key managers of Align-Rite that would be in effect if a merger was consummated with Photronics.

           On August 13, 1999, a special meeting of the Photronics board was held to review and discuss the negotiations with Align-Rite. The Photronics board reviewed the substance of the discussions and the impact the transaction would have on Photronics. The Photronics board also evaluated and discussed various issues with its counsel and Banc of America Securities regarding, among other things, the role of Align-Rite employees in the combined company. The Photronics board directed the officers to continue with negotiations.

           After the meetings of the boards of directors of Align-Rite and Photronics, representatives of Align-Rite and Photronics continued to negotiate a possible transaction, however the parties could not reach agreement on the method of determining the number of shares of Photronics common stock to be received by the shareholders of Align-Rite and the discussions terminated. Mr. MacDonald contacted each member of the board of directors of Align-Rite to advise them as to the negotiations and that an agreement had not been reached.

           On September 1, 1999, a regular meeting of the board of directors of Align-Rite was held. At that meeting, the Align-Rite board concluded that Photronics should be contacted to determine if Photronics had an interest in participating in further discussions. On September 3, 1999, George Wells, a director of Align-Rite, contacted Walter Fiederowicz, a director of Photronics, and Mr. MacDonald contacted Mr. Macricostas. The parties concluded that further discussions were appropriate.

           On September 10, 1999, representatives of Align-Rite and Photronics and their respective investment bankers met to discuss a possible transaction. At that meeting, it tentatively was agreed that the conversion ratio would be calculated based on a fixed value per share of Align-Rite common stock of $
23.09 per share, divided by the average price per share of Photronics common stock over a 20-day measuring period. Align-Rite also requested that Mr. Macricostas enter into an agreement with Align-Rite to vote his shares of Photronics in favor of the proposed transaction if an agreement was reached and the transaction was brought before the shareholders of Photronics.

           On September 13, 1999, representatives of Align-Rite and Photronics and their respective counsel participated in a conference call to identify the remaining open issues and to resolve a number of those issues.

           On September 14, 1999, a special telephonic meeting of the board of directors of Align-Rite was held. At that meeting, counsel for Align-Rite summarized the terms of the proposed merger agreement, voting agreement and the agreement with Mr. Macricostas to vote for the proposed transaction at the Photronics shareholders meeting. CIBC World Markets reviewed with the board specific information regarding the value of Align-Rite and the value of Photronics common stock using a variety of valuation techniques. The proposed terms of the employment agreements with Messrs. MacDonald and Katurich and other key officers and managers of Align-Rite were discussed.

           On September 15, 1999, a special telephonic meeting of the board of directors of Align-Rite was held. Counsel for Align-Rite described the final terms of the proposed merger agreement, the voting agreement and the agreement with Mr. Macricostas. CIBC World Markets summarized for the Board specific information regarding their valuation of Align-Rite and Photronics. CIBC World Markets then rendered an oral opinion (subsequently confirmed in writing on that date) to the board of directors of Align-Rite to the effect that, as of that date, the conversion ratio was fair to the shareholders of Align-Rite from a financial point of view. The board of directors of Align-Rite then approved the merger agreement. Mr. William Elder did not participate in the meeting but later that day confirmed his approval of the merger agreement.

           On September 15, 1999, a special telephonic meeting of the board of directors of Photronics was held. The Photronics board of directors considered the final terms of the proposed merger agreement, the voting agreement and the agreement with Mr. Macricostas. Representatives of Banc of America Securities reviewed the financial analysis of the merger and orally opined (which opinion was subsequently confirmed in writing on that date) that the conversion ratio was fair to Photronics from a financial point of view as of that date. The Photronics board of directors approved the merger.

           Thereafter, the merger agreement, the voting agreement and the agreement from Mr. Macricostas were executed and delivered.

           In the second half of December 1999, preliminary results of operations for Align-Rite indicated that revenues would be lower in Align-Rite's third quarter ending December 31, 1999 when compared to the previous quarter. This projected decline in revenues was believed by Align-Rite to be as a result of a decline in incremental orders from several customers and the postponement of product qualification programs with new customers, following the announcement of the merger agreement. Align-Rite also was experiencing a continued decline in photomask demand from its customers in the thin film head industry. This information was communicated to Photronics.

           Photronics indicated that it was concerned that Photronics' stock price might be adversely affected by the announcement of Align-Rite's anticipated results of operations and that, in turn, would inappropriately increase the number of shares of Photronics common stock to be received by the shareholders of Align-Rite under the existing method of determining the conversion ratio. Photronics also indicated that a material adverse change, as defined in the merger agreement, had occurred which, Photronics asserted, gave it a right to terminate the merger agreement. Align-Rite disputed Photronics' position that a material adverse change had occurred.

           In late December 1999 and early January 2000, representatives of Align-Rite and Photronics attempted to negotiate an amendment to the merger agreement, to establish a fixed conversion ratio, thus eliminating any increase in the number of shares of Photronics common stock to be received by the shareholders of Align-Rite attributable to adverse developments in Align-Rite's results of operations. Align-Rite also proposed to make other changes to the merger agreement to the effect that the projected decline in revenues disclosed to Photronics did not constitute a material adverse change. The boards of Photronics and Align-Rite were kept informed by their respective managements regarding the progress of the negotiations.

           On January 3, 2000, a special telephonic meeting of the board of directors of Photronics was held. Members of management reviewed information obtained in the discussions with Align-Rite and discussed the various negotiations held with Align-Rite about amending the merger agreement. The board authorized management to continue to negotiate an amendment to the merger agreement whose terms would include changing the exchange ratio to a fixed ratio of .85 of a share of Photronics common stock for each share of Align-Rite common stock; extending the termination date from February 25, 2000 to March 31, 2000; modifying the "Material Adverse Change" definition to exclude the information regarding Align-Rite's anticipated financial results disclosed to Photronics; and modifying the average trading value of Photronics common stock, below which Align-Rite had the right to terminate the merger agreement.

           At a special telephonic meeting held on January 5, 2000, Photronics' management reported to the board about the progress of negotiations. In addition to terms authorized at its meeting on January 3, 2000, the board of directors authorized an increase to $18.82 for the average trading value of Photronics common stock below which Align-Rite had the right to terminate the merger agreement.

           At a special telephonic meeting of Photronics' board held on January 7, 2000, Photronics' financial advisor, Banc of America Securities, gave a presentation and rendered its opinion that the exchange ratio set forth in the proposed amendment to the merger agreement was fair, from a financial perspective, to Photronics as of that date. The board then authorized and approved the amendment of the merger agreement containing terms previously approved by the board at its meetings on January 3, 2000 and January 5, 2000.

           On January 10, 2000, a special telephonic meeting of the board of directors of Align-Rite was held. Counsel for Align-Rite described the proposed terms of the amendment to the merger agreement, that would, among other things, establish a fixed conversion ration of 0.85 of a share of Photronics common stock for each share of Align-Rite common stock and would allow Align-Rite to terminate the merger agreement if the average trading value of Photronics common stock was less than $18.82. The proposed amendment would also extend the termination date of the merger agreement, to March 31, 2000. Counsel for Align-Rite also noted that approval by the shareholders of Photronics would no longer be required and, accordingly, the voting agreement with Mr. Macricostas would be terminated. The voting agreement with Mr. MacDonald and a trust for the benefit of his family would be reaffirmed. CIBC World Markets then reviewed with the board of Align-Rite certain information regarding the value of Align-Rite and the value of Photronics common stock using a variety of valuation techniques. CIBC World Markets then rendered an oral opinion (subsequently confirmed in writing on that date) to the board of Align-Rite to the effect that, as of that date, the revised conversion ratio reflected in the proposed amendment to the merger agreement was fair to the shareholders of Align-Rite from a financial point of view. The board of Align-Rite then unanimously approved the amendment to the merger agreement.

           Thereafter, the amendment to the merger agreement and the reaffirmation of the voting agreement were executed and delivered.

Align-Rite Board Reasons for the Merger; Recommendation of the Align-Rite Board

           In reaching their conclusion to approve the merger agreement, the board of directors of Align-Rite considered the following information:

o Discussions with the management of Align-Rite during the past year regarding the business, operations, financial condition, business strategy and prospects of Align-Rite

o The financial presentations by CIBC World Markets (including the assumptions and methodology underlying the financial information presented) and the written opinion of CIBC World Markets to the effect that, as of September 15, 1999, the conversion ratio was fair to the shareholders of Align-Rite from a financial point of view and the written opinion of CIBC World Markets to the effect that, as of January 10, 2000, the revised conversion ratio was fair to the shareholders of Align-Rite from a financial point of view;

o Presentations by CIBC World Markets regarding Align-Rite, Photronics and the valuation of Align-Rite using different valuation techniques;

o Presentations by and discussions with counsel for Align-Rite regarding the duties and obligations of the Align-Rite board in considering transactions of this type; and

o Discussions of the terms and conditions of the merger agreement and the voting agreement with senior executives of Align-Rite, counsel for Align-Rite and representatives of CIBC World Markets.

           The Align-Rite board, in making its determination that the merger agreement was in the best interest of Align-Rite's shareholders, considered the following factors, which constitute all the material factors considered by the Align-Rite board:

o The Align-Rite board's belief that a business combination with a financially stronger company was in the best interest of the Align-Rite shareholders due to the financial position of Align-Rite, the likelihood that there would be a requirement for significant capital expenditures over the next two years as a result of technological advances in the semi-conductor industry, the corresponding need to purchase costly new equipment and tools and the increased cost of such new equipment and tools;

o When the merger agreement was initially entered into in September 1999, the Align-Rite board relied on the $23.09 value implicit in the conversion ratio, which represented a 57% premium over the closing price of the Align-Rite common stock on September 15, 1999, the last trading day before the announcement of the merger;

o When the amendment to the merger agreement was entered into in early January 2000, the Align-Rite board relied on the $22.79 value implicit in the conversion ratio of 0.85 based on the closing price of Photronics common stock on January 7, 2000, the last trading day before the Align-Rite board approved the amendment to the merger agreement;

o The Align-Rite board's belief that the analysis and opinion of CIBC World Markets supported the Align-Rite board's conclusion that the conversion ratio is fair from a financial point of view to, and in the best interest of, the shareholders of Align-Rite;

o          The provisions of the merger agreement that are structured so as to
           (i) accommodate additional bona fide unsolicited offers to acquire Align-Rite and specifically to permit the Align-Rite board to provide information to and negotiate with other interested parties that make a superior proposal and (ii) enable the Align-Rite board to terminate the merger agreement, and accept a better offer, subject to the payment of a $3,640,000 termination fee and compliance with the other provisions of the merger agreement;

o Current and historical market prices and trading information with respect to the Align-Rite common stock and the Photronics common stock; and

o The fact that, under the merger agreement, the merger is expected to be treated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

           The foregoing discussion of the information and factors considered by the Align-Rite board is not intended to be exhaustive. The information and factors were considered by the Align-Rite board in connection with its review of the merger agreement and voting agreement. In view of the variety of factors considered in connection with the evaluation of the merger agreement, the Align-Rite board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in its determination. In addition, individual members of the Align-Rite board may have given different weights to different factors.

           Based upon this analysis, the Align-Rite board determined that the merger was in the best interest of the shareholders of Align-Rite.

           The Align-Rite board unanimously recommends that Align-Rite shareholders vote in favor of the Align-Rite merger proposal at the Align-Rite shareholders meeting.


Photronics Board Reasons for the Merger

           The Photronics board believes that the terms of the merger are fair to and in the best interest of Photronics and its shareholders. Accordingly, the Photronics board has unanimously approved the merger agreement. In reaching its determination, the Photronics board consulted with Photronics' management, as well as its financial and legal advisors, and considered the following material factors:

o The combined company will be better able to fund capital expenditures and research and development costs necessary to maintain a leading position in a very competitive industry;

o The combined company will have a larger manufacturing network that will enable it to better serve global customers;

o The merger provides economies of scale and other efficiencies that would contribute to the financial strength of the combined companies;

o The terms of the merger agreement limit the dilutive effect on Photronics shareholders; and

           The financial presentation by Banc of America Securities (including the assumptions and methodology underlying the financial information presented) and the written opinion of Banc of America Securities to the effect that as of September 15, 1999, the conversion number was fair to Photronics from a financial point of view and the written opinion of Banc of America Securities to the effect that as of January 7, 2000 the revised conversion number was fair to Photronics from a financial point of view.

           In view of the wide variety of factors considered in connection with its evaluation of the merger, the Photronics board did not find it practical, and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The Photronics board relied on the experience and expertise of Banc of America Securities LLC, its financial advisor, for quantitative analysis of the financial terms of the merger.


Projections

           Neither Photronics nor Align-Rite, as a matter of course, makes public forecasts as to its future financial performance. However, in connection with discussions concerning the amendment to the merger agreement, Photronics and Align-Rite exchanged financial projections. These projections were prepared by Photronics and Align-Rite for purposes of and in the context of their negotiations. These projections are for each company as a separate company without giving effect to the merger or any of the transactions contemplated by the merger agreement or this proxy statement/prospectus.

           Photronics' projections for fiscal 2000 anticipated revenues of approximately $265 million and net income of approximately $22 million. For fiscal 2001, the projection anticipated revenues of approximately $325 million and net income of approximately $36 million.

           Align-Rite's projections for calendar 2000 anticipated revenues of approximately $69.5 million and net income of approximately $5.4 million. For calendar 2001, the projections anticipated net sales of approximately $80.5 million and net income of approximately $8.9 million.

           The projections do not reflect developments which have occurred since they were prepared. The projections are provided solely because they were exchanged. The inclusion of the projections should not be regarded as an indication that Photronics or Align-Rite considered or consider the projections to be a reliable prediction of future events. Neither Photronics nor Align-Rite has made, or makes, any representation to any person regarding the information contained in the projections, and neither intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the projections are shown to be in error.

           The projections were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. There can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections.


Opinions of Financial Advisors

           Opinion of Financial Advisor to Align-Rite Board

           CIBC World Markets Corp. has acted as financial advisor to Align-Rite in connection with the merger. At the request of Align-Rite, CIBC World Markets delivered an oral opinion to the Align-Rite board on January 10, 2000, which was subsequently confirmed by a written opinion, that, based upon and subject to the various assumptions, limitations and other matters set forth in the opinion, as of such date, the merger's conversion ratio is fair to the shareholders of Align-Rite from a financial point of view. No limitations were imposed by Align-Rite upon CIBC World Markets with respect to investigations made or procedures followed by CIBC World Markets in rendering its opinion.

           The full text of the written opinion of CIBC World Markets dated January 10, 2000, which sets forth assumptions made, general procedures followed, matters considered and limits on the scope of the review undertaken by CIBC World Markets is attached as ANNEX C and is incorporated herein by reference. CIBC World Markets has consented to the references to it and its opinion in this proxy statement/prospectus. Align-Rite's shareholders are urged to and should read and carefully consider the entire opinion. The summary set forth herein of the opinion of

CIBC World Markets is qualified in its entirety by reference to the full text of the opinion attached hereto as ANNEX C.

           The opinion of CIBC World Markets addresses only the fairness to the holders of shares of Align-Rite common stock, from a financial point of view, of the conversion ratio used to calculate the number of shares of Photronics common stock that the shareholders of Align-Rite will receive pursuant to the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matters relating to the merger. CIBC World Markets has not expressed any opinion as to the underlying valuation, future performance or long term viability of Photronics' or Align-Rite's operations following the merger, or the price at which Photronics common stock will trade subsequent to the merger.

           CIBC World Markets reviewed the merger agreement, as amended by Amendment No. 1 to Agreement and Plan of Merger, in the preparation of its opinion.

           In connection with rendering its opinion, CIBC World Markets:

o          reviewed the amended merger agreement;
o reviewed the audited financial statements of Align-Rite for the fiscal years ended March 31, 1998 and 1999, and the unaudited financial statements of Align-Rite for the six months ended September 30, 1998 and 1999 and the nine months ended December 31, 1998;
o reviewed the audited financial statements of Photronics for the fiscal years ended November 2, 1997 and November 1, 1998, and certain unaudited financial information of Photronics for the quarter ended October 31, 1999;
o reviewed financial projections for Align-Rite, prepared and supplied by Align-Rite's management, for the fiscal quarter ended December 31, 1999 and the fiscal years ending March 31, 2000 and 2001;
o reviewed financial projections for Photronics, prepared and supplied by Photronics' management, for the fiscal years ending October 31, 2000 and 2001;
o held discussions with senior management of Align-Rite and Photronics with respect to the business and prospects for future growth of Align-Rite and Photronics;
o reviewed and analyzed publicly available financial data and historical trading price information for companies CIBC World Markets deemed comparable to Align-Rite and Photronics;
o reviewed and analyzed certain publicly available information for transactions that CIBC World Markets deemed comparable to the merger;

o performed discounted cash flow analyses of Align-Rite using assumptions of future performance provided to CIBC World Markets by the management of Align-Rite;
o performed discounted cash flow analyses of Photronics using assumptions of future performance provided to CIBC World Markets by the management of Photronics;
o reviewed selected publicly available research analyst reports on Align-Rite and Photronics;
o reviewed historical market prices, trading volume and relative price performance for shares of Align-Rite common stock and Photronics common stock;
o utilized estimates for the future financial performance of Align-Rite and Photronics, provided by the managements of Align-Rite and Photronics, to calculate the relative contributions of Align-Rite and Photronics to the pro forma combined company, and reviewed the pro forma stock ownership and pro forma enterprise value of the combined company;
o analyzed the pro forma impact of the merger on Photronics' earnings per share for the fiscal years ending October 31, 2000 and October 31, 2001, based on financial projections provided by the managements of Align-Rite and Photronics;
o reviewed publicly available information concerning Align-Rite and Photronics that CIBC World Markets deemed relevant; and
o performed such other analyses and reviewed such other information as CIBC World Markets deemed appropriate.

           In the course of its review, CIBC World Markets at the direction of Align-Rite, relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information reviewed by it, as well as all of the financial and other information provided to or discussed with it by Align-Rite and Photronics and their employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results, and assumptions for the future performance, of Align-Rite and Photronics provided to CIBC World Markets or discussed with it, CIBC World Markets assumed, at the direction of Align-Rite's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Align-Rite's or Photronics' management, as the case may be, and provided a reasonable basis upon which CIBC World Markets could form its opinion. CIBC World Markets further relied upon the assurance of management of Align-Rite and Photronics that they are unaware of any facts that would make the information provided to CIBC World Markets incomplete in any meaningful respect or misleading in any respect. CIBC World Markets expresses no view as to the reasonableness of any forecasts or the information or assumptions on which they are based.

           CIBC World Markets neither made nor was provided with any independent valuations or appraisals of any assets or liabilities of Align-Rite or Photronics and made no physical inspection of the properties and facilities of Align-Rite or Photronics. CIBC World Markets further made assumptions, with the consent of Align-Rite, including that:

o the representations and warranties of the parties contained in the amended merger agreement are true and correct;
o the merger will be consummated in accordance with the terms described in the amended merger agreement and related agreements, without any further amendments to those terms;
o          the merger will qualify as a tax-free reorganization pursuant to
           Section 368(a) of the Internal Revenue Code;
o the merger will be accounted for under the pooling of interests method in accordance with generally accepted accounting principles; and
o the merger will be consummated in a manner that complies in all material respects with all applicable federal, foreign, state and local statutes, rules, regulations and other laws.

           The opinion of CIBC World Markets was necessarily also based upon the information reviewed by it and general economic, financial and stock market conditions and circumstances as they existed on the date of its opinion.

           In connection with rendering its opinion to the Align-Rite board, CIBC World Markets performed a variety of financial analyses, the material portions of which are summarized below. It should be noted that, for several reasons, CIBC World Markets changed their analysis underlying the opinion originally delivered on September 15, 1999. First, with respect to the projections used, after the transaction was announced on September 15, 1999 Photronics and Align-Rite issued and exchanged updated projected financials, which were also provided to CIBC World Markets. Those updated financials reflected a downward trend in the financial performance of Align-Rite. Those projections were also lower than Align-Rite had predicted for that quarter. Accordingly, CIBC World Markets incorporated the updated financials into the analysis. Second, with respect to the comparable companies analysis, CIBC World Markets believed that the only relevant universe was the Photomask/Maskmaking companies. The companies from the Small Cap Semiconductor Equipment group, which had previously been part of the comparable valuation, were not viewed as directly relevant, or comparable, to Photronics or Align-Rite. However, the exclusion of the companies in the Small Cap Semiconductor Equipment group did not ultimately impact the valuation range for the analysis. Finally, with respect to the precedent transactions analysis, the only change was that CIBC World

Markets added one additional transaction that occurred since the delivery of the September 15, 1999 opinion.

           The summary set forth below does not purport to be a complete description of the analyses performed by CIBC World Markets. In addition, CIBC World Markets believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered in those analyses, without considering all factors and analyses, could create an incomplete view of the analyses and processes on which CIBC World Markets' opinion was based. Some of the financial analyses summarized below include information presented in tabular format. In order to understand CIBC World Markets' financial analysis fully, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analysis of CIBC World Markets.

           The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analysis or summary description. CIBC World Markets performed specific procedures, including each of the financial analyses described below, and reviewed with the management of Align-Rite the assumptions on which the analyses were based and other factors, including historical, current and projected financial results. The forecasts and assumptions for Align-Rite and Photronics in published research reports and the forecasts and assumptions for Align-Rite and Photronics provided by their respective managements are forward looking, are not necessarily indicative of future results or values, which may be significantly more or less favorable, and are subject to numerous risks and uncertainties. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may be sold.

           The following is a brief summary of all material financial analyses performed by CIBC World Markets in connection with its presentation to the Align-Rite board on January 10, 2000.

           Comparable Companies Analysis

           Using publicly available information, CIBC World Markets compared financial information for Align-Rite with similar information for selected companies in the photomask/maskmaking industry. The companies consisted of DuPont Photomasks, Inc., Etec Systems, Inc. and Photronics. These companies were selected because they are either a manufacturer of photomasks or a manufacturer of equipment used to make photomasks.

CIBC World Markets chose only companies it believed to have significant similarities with Align-Rite. For each of these companies, CIBC World Markets calculated firm value, which is defined as market value of equity plus net debt, of the comparable companies as a multiple of their estimated revenues for calendar year 2000, firm value as a multiple of their estimated earnings before interest and taxes ("EBIT") for calendar year 2000, and stock price as a multiple of their estimated earnings per share for calendar year 2000. These calculations produced the following range of multiples.

                                                      Multiple Range
                                                      --------------
                                             Low              Mean        High
                                             ---              ----        ----
Estimated 2000 Revenues                      2.1x             2.3x        2.6x

Estimated 2000 EBIT                          9.6x            14.3x        19.3x

Estimated 2000 Earnings Per Share            21.2x           24.6x        29.6x

           The multiples in the above table were applied to the estimated revenues, EBIT and earnings per share for Align-Rite for the calendar year 2000 to produce a reference range of per common share equity values. To take into consideration a market discount for Align-Rite's small market capitalization, as well as Align-Rite's historical trading discount relative to an index of the photomask/maskmaking group, a 40% discount was applied to the reference range which produced an adjusted reference range of per common share equity values of between $12.18 and $19.28.

           To determine the appropriate small market capitalization discount, CIBC World Markets calculated firm value as a multiple of estimated revenues for calendar year 1999, firm value as a multiple of estimated revenues for calendar year 2000, and stock price as a multiple of estimated earnings per share for calendar year 2000 for two groups of companies: semiconductor equipment companies with large market capitalizations and semiconductor equipment companies with small market capitalizations. The semiconductor equipment group with large market capitalizations consisted of Applied Materials, Inc., KLA-Tencor Corporation, Lam Research Corporation, Novellus Systems, Inc. and Teradyne, Inc. The semiconductor equipment group with small market capitalizations consisted of GaSonics International Corp., LTX Corporation, Mattson Technology Inc. and Nanometrics Incorporated. These companies were selected because they manufacture semiconductor equipment and they have similar operating characteristics to Align-Rite. CIBC World Markets calculated the average discount of the small market capitalization multiples to the large market capitalization multiples to be 40.5%.

           In addition, CIBC World Markets reviewed historical price to earnings ratios of Align-Rite versus an index of the companies in the photomask/maskmaking group over the period from January 3, 1997 to January 10, 2000. On average, Align-Rite has traded at a discount of 51% to the index of photomask/maskmaking companies.

           Because of the inherent differences between the businesses, operations, financial conditions and prospects of Align-Rite and the businesses, operations, financial conditions and the prospects of the companies included in its comparable company groups, CIBC World Markets believes that it is inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Align-Rite and the comparable companies that would affect the public trading values of Align-Rite and the comparable companies.

           Using publicly available information, CIBC World Markets compared financial information for Photronics with similar information for selected companies in the photomask/maskmaking industry. The companies consisted of Align-Rite, DuPont Photomasks, Inc. and Etec Systems, Inc. These companies were selected because they are either a manufacturer of photomasks or a manufacturer of equipment used to make photomasks. CIBC World Markets chose only companies it believed to have significant similarities with Photronics. For each of these companies, CIBC World Markets calculated firm value as a multiple of their estimated revenues for calendar year 2000, firm value as a multiple of their estimated EBIT for calendar year 2000 and stock price as a multiple of their estimated earnings per share for calendar year 2000. These calculations produced the following range of multiples with Align-Rite excluded from the multiple calculations as it was deemed to be an outlier from the multiples calculated for the other companies.



                                                         Multiple Range
                                                         --------------
                                                  Low         Mean       High
                                                  ---         ----       ----
Calendar Year 2000 Revenues                      2.1x         2.3x       2.4x

Calendar Year 2000 EBIT                          9.6x        14.5x      19.3x

Calendar Year 2000 Earnings                     21.2x        25.4x      29.6x
Per Share

           The multiples in the above table were applied to the estimated revenues, EBIT and earnings per share for Photronics for the calendar year 2000 to produce a reference range of per common share equity values. To take into consideration that Photronics has traded at a premium on average to an index of the photomask/maskmaking group, a 15% trading premium was applied to the reference range which produced an adjusted reference range of per common share equity values of between $19.93 and $30.68. To determine the appropriate trading premium, CIBC World Markets reviewed historical price to earnings ratios of Photronics versus an index of the companies in the photomask/maskmaking group over the period from January 3, 1997 to January 10, 2000. On average, Photronics has traded at a premium of 15% to the index of the photomask/maskmaking companies.

           Because of the inherent differences between the businesses, operations, financial conditions and prospects of Photronics and the businesses, operations, financial conditions and the prospects of the companies included in its comparable company group, CIBC World Markets believes that it is inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Photronics and the comparable companies that would affect the public trading values of Photronics and the comparable companies.

           CIBC World Markets calculated a range of conversion ratios based on the comparable companies analysis. The low per share equity value for Align-Rite common stock was divided by the high per share equity value for Photronics common stock. The high per share equity value for Align-Rite common stock was divided by the low per share equity value for Photronics common stock. These calculations resulted in a conversion ratio range of 0.3971 to 0.9675. CIBC World Markets noted that the merger's conversion ratio of 0.85 is within this range.

           Discounted Cash Flow Analysis

           Using a discounted cash flow analysis based on forecasts provided by Align-Rite's management, CIBC World Markets estimated the present value of the future streams of free cash flows that Align-Rite could produce during the six fiscal years ending March 31, 2005. In this analysis, CIBC World Markets estimated the terminal value based on multiples of 7.5 to 8.5 times Align-Rite's estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") for the twelve months ended March 31, 2005. The free cash flows and terminal values were discounted to present values using rates of 14%, 16% and 18%. After deducting net debt, preferred and minority interest from, and adding back cash to, the present value of free cash flows and terminal values, this analysis produced a range of per common share equity values for Align-Rite common stock of between $15.97 and $23.07.

           Using a discounted cash flow analysis based on forecasts provided by Photronics' management, CIBC World Markets estimated the present value of the future streams of free cash flows that Photronics could produce during the five fiscal years ending October 31, 2004. In this analysis, CIBC World Markets estimated the terminal value based on multiples of 9.0 to 11.0 times Photronics' estimated EBITDA for the twelve months ended October 31, 2004. The free cash flows and terminal values were discounted to present values using rates of 14%, 16% and 18%. After deducting net debt, preferred and minority interest from, and adding back cash to, the present value of free cash flows and terminal values, this analysis produced a range of per common share equity values for Photronics common stock of between $19.97 and $30.54.

           CIBC World Markets calculated a range of conversion ratios based on the discounted cash flow analysis. The low per share equity value for Align-Rite common stock was divided by the high per share equity value for Photronics common stock. The high per share equity value for Align-Rite common stock was divided by the low per share equity value for Photronics common stock. These calculations resulted in a conversion ratio range of 0.5231 to 1.1555. CIBC World Markets noted that the merger's conversion ratio of 0.85 is within this range.

           Precedent Transactions Analysis

           CIBC World Markets compared the financial terms of the merger to the financial terms, to the extent publicly available, of 22 transactions CIBC World Markets believed to be comparable that occurred within the semiconductor capital equipment industry since September 5, 1995. For each of these transactions, CIBC World Markets calculated, to the extent possible:

o the firm value, which is defined as the offer value for the equity plus the net debt of the acquired company, as a multiple of the last twelve months revenues of the acquired company prior to the date of the announcement of the transaction;
o the firm value of the acquired company as a multiple of the last twelve months EBITDA of the acquired company prior to the date of the announcement of the transaction;
o the offer value per share for the acquired equity as a multiple of the last twelve months earnings per share of the acquired company prior to the date of the announcement of the transaction;

o the firm value of the acquired company as a multiple of the estimated revenues for the next fiscal year following the date of the announcement of the transaction;
o the firm value of the acquired company as a multiple of the estimated EBITDA for the next fiscal year following the date of the announcement of the transaction;
o the offer value per share for the acquired equity as a multiple of the estimated earnings per share for the next fiscal year following the date of the announcement of the transaction; and
o the control premium per share paid, or proposed to be paid in the case of pending transactions, by the acquiror compared to the share price of the target company as of five days prior to the announcement of the transaction.

           These analyses produced the following range of multiples and premiums:


                                                       Multiple Range
                                                       --------------
                                                 Low         Mean       High
                                                 ---         ----       ----
Last Twelve Months  Revenues                    0.9x         2.3x       4.0x

Last Twelve Months EBITDA                       5.3x        10.1x      14.7x

Last Twelve Months Earnings Per                11.0x        16.8x      21.9x
Share

Fiscal Year+1 Revenues                          0.8x         2.2x       3.7x

Fiscal Year+1 EBITDA                            8.8x        12.9x      16.5x

Fiscal Year+1 Earnings Per Share               14.0x        22.0x      27.7x

Control Premium                                 9.9%        49.2%      80.3%

           Using the multiples and control premiums in the above table and applying them to the last twelve months revenues, EBITDA and earnings per share, the fiscal year 2000 estimated revenues, EBITDA and earnings per share and the September 14, 1999 closing stock price for Align-Rite produced a range of per common share equity values of between $11.07 and $31.16, based on the average of the low per share equity values and the average of the high per share equity values.

           CIBC World Markets calculated a range of conversion ratios based on the precedent transactions analysis for Align-Rite and the comparable companies analysis for Photronics. The low per share equity value for Align-Rite common stock calculated using precedent transactions was divided by the high per share equity value for Photronics common stock calculated using the comparable companies. The high per share equity value for Align-Rite common stock calculated using precedent transactions was divided by the low per share equity value for Photronics common stock calculated using the comparable companies. These calculations resulted in a conversion ratio range of 0.3611 to 1.5634. CIBC World Markets noted that the merger's conversion ratio of 0.85 is within this range.

           CIBC World Markets calculated a range of conversion ratios based on the precedent transactions analysis for Align-Rite and the discounted cash flow analysis for Photronics. The low per share equity value for Align-Rite common stock calculated using precedent transactions was divided by the high per share equity value for Photronics common stock calculated using discounted cash flows. The high per share equity value for Align-Rite common stock calculated using precedent transactions was divided by the low per share equity value for Photronics common stock calculated using discounted cash flows. These calculations resulted in a conversion ratio range of 0.3628 to 1.5601. CIBC World Markets noted that the merger's conversion ratio of 0.85 is within this range.

           Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the business, operations, financial condition and prospects of Align-Rite and the businesses, operations, financial conditions and prospects of the companies included in the precedent transactions group, CIBC World Markets believes that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. CIBC World Markets believes that the appropriate use of comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that affect the acquisition values of the acquired companies and Align-Rite.

           Average Conversion Ratio

           CIBC World Markets calculated a range of conversion ratios based on averaging the low conversion ratios and averaging the high conversion ratios calculated from the comparable companies, discounted cash flows and precedent transactions analyses. These calculations resulted in a conversion ratio range of 0.4110 to 1.3116. CIBC World Markets noted that the merger's conversion ratio of 0.85 is within this range.

           Research Price Targets

           CIBC World Markets reviewed publicly available research analyst reports on Align-Rite to determine a range of research price targets. This review resulted in a range of per common share equity values for Align-Rite common stock of between $18.00 and $24.00.

CIBC World Markets reviewed publicly available research analyst reports on Photronics to determine a range of research price targets. This review resulted in a range of per common share equity values for Photronics common stock of between $29.00 and $35.00.

           Fifty-two Week Trading Range

           CIBC World Markets reviewed the closing trading prices for Align-Rite common stock for the fifty-two week period ending January 5, 2000. During this period, Align-Rite's common stock closed at a low of $11.13 per share and a high of $22.00 per share.

           CIBC World Markets reviewed the closing trading prices for Photronics common stock for the fifty-two week period ending January 5, 2000. During this period, Photronics' common stock closed at a low of $17.88 per share and a high of $29.50 per share.

           Historical Conversion Ratio Analysis

           CIBC World Markets compared historical ratios of the closing trading price or average closing trading prices for Align-Rite common stock to the closing trading price or average closing trading prices for Photronics common stock for the period from September 14, 1998 to September 14, 1999. CIBC World Markets calculated historical conversion ratios based on the respective closing trading prices as of September 14, 1999 and the respective average closing trading prices for the one month, two months, six months and one year preceding September 14, 1999.

           The following table presents the results of these calculations:

                                             One       Two       Six       One
                                  As of     Month     Month     Month     Year
                                9/14/99    Average   Average   Average   Average

Ratio of closing prices for
 Align-Rite common stock to
 Photronics common stock        0.5934    0.5680    0.5420    0.5578    0.5898

Premium of 0.85 to the above
 ratios                           43.3%     49.6%     56.8%     52.4%     44.1%



           CIBC World Markets noted that the merger's conversion ratio of 0.85 is greater than each of these historical conversion ratios.


Contribution Analysis

           CIBC World Markets utilized estimates for the future financial performance of Align-Rite and Photronics, provided by the management of Align-Rite and Photronics, to calculate the relative contributions of Align-Rite and Photronics to the pro forma combined company with respect to revenues, EBITDA, EBIT and unadjusted net income, for the fiscal years ending October 31, 2000 and October 31, 2001. CIBC World Markets also reviewed the pro forma stock ownership and the pro forma enterprise value of the combined company.


                                                Fiscal Year End 10/31


Align-Rite Contribution:                     2000E                    2001E
-----------------------                      -----                    -----

Percentage of Combined Revenues              20.2%                    20.6%

Percentage of Combined EBITDA                17.1%                    17.1%

Percentage of Combined EBIT                  19.2%                    19.2%

Percentage of Combined Net Income            18.8%                    18.3%

Pro Forma Stock Ownership:                     %
--------------------------                     --

Align-Rite                                   14.7%

Photronics                                   85.3%

Pro Forma Enterprise Value:                                      %
---------------------------                                     --

Align-Rite                                                     15.3%

Photronics                                                     84.7%


           Pro Forma Merger Analysis

           CIBC World Markets analyzed the pro forma impact of the merger on Photronics' earnings per share for the fiscal years ending October 31, 2000 and October 31, 2001, based on financial projections provided by the management of Align-Rite and Photronics. As a result of these analyses, CIBC World Markets concluded the merger excluding any benefit from synergies would be accretive in both the fiscal year ending October 31, 2000 and the fiscal year ending October 31, 2001.

           The foregoing is a summary of the financial analyses used by CIBC World Markets in connection with rendering its opinion but does not purport to be a complete description of the analyses performed by CIBC World Markets. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore is not necessarily susceptible to a partial analysis or summary description. CIBC World Markets believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in the opinion. In addition, CIBC World Markets considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be CIBC World Markets' view of Align-Rite, Photronics or the combined entity. No company used in the comparable company analyses summarized above is identical to Align-Rite or Photronics, and no transaction used in the comparable transaction analysis is identical to the merger. Any analysis of the fairness of the merger, from a financial point of view, to the shareholders of Align-Rite involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of comparable companies. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. As described above, the opinion of CIBC World Markets and the related presentation to the

Align-Rite board on January 10, 2000 was one of many factors taken into consideration by the Align-Rite board in making its determination to approve the amended merger agreement.

           CIBC World Markets was selected by Align-Rite because of its familiarity with Align-Rite and its business and CIBC World Markets' qualifications and expertise in the semiconductor capital equipment industry and in providing valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In its ordinary course of business, CIBC World Markets acts as a market maker and broker in the publicly traded securities of Align-Rite and Photronics, and also provides research coverage for Align-Rite and Photronics. In its ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Align-Rite and Photronics for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities. CIBC World Markets may in the future provide investment banking or other financial advisory services to Align-Rite or Photronics.

           Align-Rite engaged CIBC World Markets to act as its financial advisor in connection with the merger and paid CIBC World Markets an opinion fee of $250,000 for delivering the opinion dated September 15, 1999. In addition, Align-Rite agreed to pay CIBC World Markets an additional opinion fee of $250,000 in connection with the delivery of the second opinion, plus a transaction fee of $250,000, payable in cash on the closing date of a transaction if, during the term of the engagement or within 12 months thereafter, a transaction is consummated with Photronics and Align-Rite does not request that CIBC World Markets advise it with respect to proposals by other parties. If another party submits a proposal that Align-Rite determines in good faith to be a bona fide written proposal, and a transaction is then consummated with another party or with Photronics, Align-Rite has agreed to pay CIBC World Markets a transaction fee of $750,000 plus 4% of the transaction value in excess of the transaction value payable in the merger as described in this proxy statement/prospectus. Align-Rite has also agreed to reimburse CIBC World Markets for expenses incurred and to indemnify CIBC World Markets against liabilities, including liabilities under United States federal securities laws.

           In furnishing its opinion, CIBC World Markets does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor does it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

           Opinion of Financial Advisor to Photronics Board

           In July 1999, the Photronics board retained Banc of America Securities to act as its financial advisor in connection with the possible acquisition of, or business combination involving, Align-Rite. Banc of America Securities is a nationally recognized investment banking firm. Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Photronics selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities' experience in transactions similar to the merger.

           Banc of America Securities delivered an opinion to the Photronics board on September 15, 1999, stating that the conversion number under the terms of the draft merger agreement available at that time was fair to Photronics from a financial point of view as of that date. After the parties renegotiated the terms of the merger, Banc of America Securities delivered a subsequent opinion to the Photronics board on January 7, 2000 stating that the conversion number under the terms of the merger agreement as amended by the draft amendment to the merger agreement was fair to Photronics from a financial point of view as of that date. The Photronics board did not limit the investigations made or procedures followed by Banc of America Securities in rendering either opinion.

           We have attached the full text of Banc of America Securities' written opinion dated January 7, 2000 to the Photronics board as ANNEX D, which is hereby incorporated in its entirety with the consent of Banc of America Securities, which is attached as an exhibit. You should read this opinion carefully and in its entirety in connection with this proxy statement/prospectus. However, we have also included the following summary of the January 7, 2000 opinion of Banc of America Securities, which is qualified in its entirety by reference to the full text of the opinion.

           Banc of America Securities' opinion is directed to the Photronics board. It does not constitute a recommendation to you on how to vote with respect to the merger. The opinion addresses only the financial fairness of the conversion number to Photronics. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the Photronics board to proceed with or effect the merger or any other aspect of the merger. In furnishing its opinion, Banc of America Securities did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. Statements to such effect are included in Banc of America Securities' opinion.

Banc of America Securities:

o reviewed publicly available financial statements and other business and financial information of Align-Rite and Photronics, respectively;
o reviewed internal financial statements and other financial and operating data concerning Align-Rite and Photronics, respectively;
o analyzed initial and updated financial forecasts prepared by the management of Align-Rite with respect to Align-Rite and initial and updated financial forecasts for Photronics prepared by the management of Photronics;
o reviewed and discussed with senior executives of Photronics information relating to potential strategic, financial and operational benefits anticipated from the transactions contemplated by the merger agreement, as amended, prepared by the managements of Align-Rite and Photronics, respectively;
o discussed the past and current operations, financial condition and prospects of Align-Rite with senior executives of Align-Rite and discussed the past and current operations, financial condition and prospects of Photronics with senior executives of Photronics;
o reviewed the pro forma impact of the contemplated transactions on the earnings per share, cash flow, consolidated capitalization and financial ratios of Photronics;
o reviewed and considered in its analysis, information prepared by members of senior management of Align-Rite and Photronics relating to the relative contributions of Align-Rite and Photronics to the combined company;
o reviewed the reported prices and trading activity for Align-Rite common stock and Photronics common stock;
o compared the financial performance of Align-Rite and Photronics and the prices and trading activity of Align-Rite common stock and Photronics common stock with that of other publicly traded companies which Banc of America Securities deemed relevant;
o participated in discussions with representatives of Align-Rite and Photronics and their financial and legal advisors;
o reviewed the merger agreement and the draft amendment to the merger agreement; and
o performed other analyses and considered other factors which Banc of America Securities deemed appropriate.

           Banc of America Securities reviewed the final merger agreement and the January 7, 2000 draft of the amendment to the merger agreement in its preparation of its opinion. While Photronics and Align-Rite had the opportunity to agree to materially add, delete or alter material terms of the amendment to the merger agreement prior to its execution, the final amendment to the merger agreement was substantially similar to the January 7, 2000 draft of the amendment to the merger agreement.

           Banc of America Securities did not assume any responsibility to independently verify the information listed above. Instead, with the consent of the Photronics board, Banc of America Securities relied on the information as being accurate and complete in all material respects. Banc of America Securities also made the following assumptions with the consent of the Photronics board:

o with respect to the financial forecasts for Align-Rite and Photronics provided to Banc of America Securities by the management of each company, upon the advice of Photronics management, that (a) the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of the managements of Photronics and Align-Rite at the time of preparation as to the future financial performance of both companies and (b) the forecasts provided a reasonable basis upon which Banc of America Securities could form its opinion;
o that there were no material changes in the assets, financial condition, results of operations, business or prospects of either of Photronics or Align-Rite since the respective dates of their last financial statements made available to Banc of America Securities;
o that the acquisition would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules and regulations;
o that the merger would be recorded as a pooling of interests transaction under generally accepted accounting principles and would be treated as a tax-free reorganization or exchange or both pursuant to the Internal Revenue Code of 1986, as amended; and
o that the merger would be consummated in accordance with the terms described in the final merger agreement and the January 7, 2000 draft amendment to the merger agreement, without any further amendments to the merger agreement, and without waiver by Photronics of any of the conditions to its obligations that are contained in the merger agreement, as it was proposed to be amended.

           Photronics and Align-Rite do not publicly disclose internal management forecasts of the type provided to Banc of America Securities by the managements of each of Photronics and Align-Rite in connection with Banc of America Securities' review of the merger. Such forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based upon numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in the forecasts.

           In addition, for purposes of its opinion, Banc of America Securities:
o relied on advice of counsel and independent accountants to Photronics as to all legal and financial reporting matters with respect to Photronics, the merger, the merger agreement and the January 7, 2000 draft amendment to the merger agreement; and
o did not assume any responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities, contingent or otherwise, of Align-Rite or Photronics nor did Banc of America Securities receive any appraisals.

           Banc of America Securities' opinion was based on economic, monetary, market and other conditions in effect on, and the information made available to it as of, the date of the January 7, 2000 opinion.

           The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its January 7, 2000 opinion to the Photronics board. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

Valuation Analyses Regarding Photronics

           Comparable Company Analysis.

            Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to revenues for estimated calendar year 1999 and projected calendar year 2000 and the multiples of equity value to net income for estimated calendar year 1999 and projected calendar year 2000 for companies that Banc of America Securities deemed to be comparable to Photronics. Banc of America Securities defined aggregate value to mean:

o equity value, defined as the product of the number of fully diluted shares of common stock outstanding for a company multiplied by its stock price; plus

o          outstanding debt; less

o          cash and cash equivalents.

           Banc of America Securities calculated multiples for one manufacturer of photomasks and one manufacturer of equipment used to make photomasks:

o           DuPont Photomasks Inc., and
o           Etec Systems Inc

           Each company was selected because (a) it had an active public trading market for its equity securities, (b) was either a manufacturer of photomasks or a manufacturer of equipment used to make photomasks, and (c) Banc of America Securities believed the company had operating characteristics similar to those of Photronics.

           Align-Rite had been selected as a comparable company when Banc of America Securities prepared its analyses with respect to its prior fairness opinion. Align-Rite was excluded with respect to the updated analysis because Banc of America Securities believed that Align-Rite's stock was no longer trading independently from the stock price of Photronics due to the public announcement of the proposed merger prior to the preparation of its analysis for the January 7, 2000 fairness opinion.

           The following table sets forth the multiples indicated by this analysis for these two companies:


Aggregate Value to:                              Range of Multiples                        Median                   Mean
------------------                               ------------------                        ------                   ----
Estimated calendar year 1999
revenues                                         2.6x to 4.0x                               3.3x                    3.3x
Projected calendar year 2000
revenue                                          2.1x to 2.5x                               2.3x                    2.3x
Equity Value to:                                 Range of Multiples                        Median                   Mean
----------------                                 ------------------                        ------                   ----
Estimated calendar year 1999
net income                                       32.0x to 32.0x                             32.0x                   32.0x

Projected calendar year 2000
net income                                       23.0x to 24.7x                             23.9x                   23.9x

           The comparable company analysis compared Photronics to the two comparable companies on the basis that the companies selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry.

           Banc of America Securities noted that based on the results of Photronics for calendar year 1999 ended October 31, 1999, the aggregate value of Photronics on January 5, 2000 implied a multiple of 3.5x calendar year revenues and the equity value of Photronics on that same date implied a multiple of 61.3x calendar year 1999 net income. Banc of America Securities also noted that, based on financial forecasts contained in Needham & Company research reports, the aggregate value of Photronics on January 5, 2000 implied a multiple of 2.9x projected calendar year 2000 revenues and that the equity value of Photronics on that date implied a multiple of 29.9x projected calendar year 2000 net income. Using the financial forecasts provided to Banc of America Securities by the management of Photronics, the aggregate value of Photronics, on January 5, 2000 implied a multiple of 3.0x projected calendar year 2000 revenues and the equity value of Photronics on that same date implied a multiple of 30.4x projected calendar year 2000 net income. Banc of America Securities noted that these multiples exceeded the respective median multiples indicated in the analysis of the two comparable companies.

           Comparable Transactions Analysis.

           Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to the last twelve months revenues and equity value to the last twelve months net income based on the most recent financial reporting period for the target company implied in eighteen semiconductor capital equipment and materials company acquisitions announced between February 1998 and December 1999. While Photronics is the acquiror in the merger, Banc of America Securities compared the aggregate value to revenue multiple and equity value to net income multiple of Photronics to the aggregate value to revenue multiple and equity value to net income multiple of the target companies as a method to analyze the aggregate and equity values of Photronics. Aggregate value for purposes of the comparable transactions analysis excludes the value of options. Aggregate value for a target company was taken to equal equity value if information on the target company's net debt was not publicly available.

           Banc of America Securities calculated multiples for the following comparable company acquisitions:



    Acquiror                                    Target                                          Announcement Date
    --------                                    ------                                          -----------------
    Oerlikon-Buhrle Holding AG                  Plasma-Therm                                    December 20, 1999
    Cerprobe Corporation                        OZ Technologies                                 December 3, 1999
    ATMI Inc.                                   MST Analytics                                   November 30, 1999
    Veeco Instruments                           Ion Tech                                        October 15, 1999
    The BOC Group, Inc.                         Chemical Management                             June 9, 1999
                                                Division of FSI International,
                                                Inc.
    ATMI, Inc.                                  Delatech, Inc.                                  June 1, 1999
    Applied Materials, Inc.                     Obsidian, Inc.                                  May 28, 1999
    ATMI, Inc.                                  Advanced Chemical Systems                       May 17, 1999
                                                 International, Inc.
    Electro Scientific Industries,              MicroVision Corporation                         February 1, 1999
    Inc.
    STEAG Electronic Systems                    AG Associates                                   January 19, 1999
    FEI Company                                 Micrion Corporation                             December 3, 1998
    SpeedFam-IPEC, Inc.                         Integrated Process Equipment                    November 23, 1998
                                                Corporation
    Advanced Energy Industries,                 RF Power Products, Inc.                         June 2, 1998
    Inc.
    Helix Technology Corporation                Granville-Phillips Company                      April 17, 1998
    ADE Corporation                             Phase Shift Technology, Inc.                    March 17, 1998
    ATMI, Inc.                                  NOW Technologies, Inc.                          February 20, 1998
    Veeco Instrument, Inc.                      Digital Instruments, Inc.                       February 9, 1998
    Danaher Corporation                         Pacific Scientific Company                      February 2, 1998


           Each transaction was selected because:

o Banc of America Securities believed the target company had similar operating characteristics to those of Photronics; and
o the transaction was relatively recent and the target company was of a comparable size to Photronics in terms of aggregate value and equity value.

           Transactions where the target company had an aggregate value less than $25 million or where aggregate and equity values for the target company were not publicly available were excluded.

           The first four transactions listed above were not reviewed at the time that Banc of America Securities prepared its prior fairness opinion because they were announced subsequent to the prior opinion. The following three transactions were reviewed at the time of the prior opinion but were excluded from the updated analysis for the January 7, 2000 opinion:




Acquiror                   Target                             Announcement Date
--------                   ------                             -----------------
PRI Automation, Inc.       Promis Systems Corporation,        November 25, 1998
                           Ltd.
Applied Materials, Inc.    Consilium, Inc.                    October 12, 1998
United States Filter       Unit Instruments, Inc.             July 2, 1998
Corporation



        Banc of America Securities revisited its consideration of these transactions and determined that the transactions involving Promis Systems Corporation, Ltd. and Consilium, Inc. were ultimately less comparable to Photronics since these companies were participants in the software industry. Similarly, Banc of America Securities determined that the transaction between United States Filter Corporation and Unit Instruments, Inc. was less relevant since the acquiror in that transaction was a participant in the water/waste treatment industry.

        The following table sets forth the multiples indicated by this analysis for these eighteen acquisitions:


Aggregate Value to:                    Range of Multiples         Median        Mean
-------------------                    ------------------         ------        ----
Last twelve months revenues            0.8x to 3.8x               1.7x          2.2x

Equity Value to:                       Range of Multiples         Median        Mean
---------------                        ------------------         ------        ----
Last twelve months net income          11.1x to 45.9x             16.2x         21.6x


        The comparable transactions analysis compared the merger to all eighteen acquisitions on the basis that the transactions selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every transaction that could be deemed to have occurred in the industry.

        Banc of America Securities noted that the aggregate value of Photronics on January 5, 2000 implied a multiple of 3.5x last twelve months revenues. Banc of America Securities also noted that the equity value of Photronics on January 5, 2000 implied a multiple of 61.3x last twelve months net income. Banc of America Securities also noted that these multiples exceeded the respective median multiples indicated in the analysis of the eighteen acquisitions.

        No company or transaction used in the comparable company or comparable transactions analyses is identical to Photronics or the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or purchase price of the companies to which Photronics and the merger are being compared.

        Discounted Cash Flow Analysis.

        Banc of America Securities used financial cash flow forecasts for Photronics, (a) as estimated by the management of Photronics for calendar years 2000 through 2004 and (b) as obtained from Needham & Company research for calendar years 2000 and 2001, and as estimated by applying the growth rates estimated by Needham & Company to calendar year 2001 to forecast cash flows for calendar years 2002 through 2004, to perform a discounted cash flow analysis. While Banc of America Securities had previously reviewed estimates for calendar years 1999 through 2003 of the management of Photronics for its analyses with respect to its prior opinion, updated estimates were made available by the management of Photronics and were deemed to be more relevant. In conducting this analysis, Banc of America Securities estimated the terminal value of Photronics at the end of 2004 by applying multiples to Photronics' projected 2004 revenues, which multiples ranged from 3.0x to 4.0x. Banc of America Securities then discounted the cash flows and terminal value to present values using rates ranging from 15.4% to 22.4%. Banc of America Securities selected the range of terminal value multiples based on the multiples of comparable public companies and comparable transactions, Photronics' current and historical multiples, and by applying judgment based upon its prior experience. Banc of America Securities selected the range of discount rates by estimating the weighted average cost of capital for Photronics.

        Using financial cash flow forecasts for Photronics for calendar years 2000 through 2004 as estimated by the management of Photronics, this analysis indicated a range of equity value for Photronics as follows:

                                                          Implied Equity Value
                                                     (dollar amounts in thousands)
    ---------------------------------------------------------------------------------------------------------------------------
     Discount Rate                 Terminal Value of                     Terminal Value of                  Terminal Value of
                                     3.0x Projected                       3.5x Projected                     4.0x Projected
                                   Calendar Year 2004                   Calendar Year 2004                 Calendar Year 2004
                                        Revenue                               Revenue                            Revenue
     -------------                 -----------------                     -----------------                  -----------------
         15.4%                      $762,011                              $893,718                            $1,025,425
         18.9%                      644,685                               758,121                             871,557
         22.4%                      546,185                               644,309                             742,432

           Using financial cash flow forecasts for Photronics for calendar years 2000 through 2004 as estimated by the management of Photronics, this analysis indicated a range of equity value on a price per share basis for Photronics by dividing the implied equity values indicated above by the number of outstanding shares of Photronics common stock (calculated on a fully-diluted basis) as follows:


                                                              Implied Price Per Share
    ---------------------------------------------------------------------------------------------------------------------------
      Discount Rate                 Terminal Value of                    Terminal Value of                  Terminal Value of
                                      3.0x Projected                      3.5x Projected                     4.0x Projected
                                    Calendar Year 2004                  Calendar Year 2004                 Calendar Year 2004
                                         Revenue                              Revenue                            Revenue
      -------------                 -----------------                    -----------------                  -----------------
          15.4%                      $30.54                              $35.81                              $41.09
          18.9%                      25.83                               30.38                               34.93
          22.4%                      21.89                               25.82                               29.75

           Using financial cash flow forecasts for Photronics obtained from Needham & Company research for calendar years 2000 and 2001, and as estimated by applying the growth rates estimated by Needham & Company to calendar year 2001 to forecast cash flows for calendar years 2002 through 2004, this analysis indicated a range of equity value for Photronics as follows:


                                                           Implied Equity Value
                                                     (dollar amounts in thousands)
    ---------------------------------------------------------------------------------------------------------------------------
      Discount Rate                 Terminal Value of                    Terminal Value of                  Terminal Value of
                                      3.0x Projected                      3.5x Projected                     4.0x Projected
                                    Calendar Year 2004                  Calendar Year 2004                 Calendar Year 2004
                                         Revenue                              Revenue                            Revenue
      -------------                 -----------------                    -----------------                  -----------------
          15.4%                      $667,399                            $796,331                            $925,263
          18.9%                      560,233                             671,279                             782,324
          22.4%                      470,444                             566,500                             662,555


           Using financial cash flow forecasts for Photronics obtained from Needham & Company research for calendar years 2000 and 2001, and as estimated by applying the growth rates estimated by Needham & Company to calendar year 2001 to forecast cash flows for calendar years 2002 through 2004, this analysis indicated a range of equity value on a price per share basis for Photronics by dividing the implied equity values indicated above by the number of outstanding shares of Photronics common stock (calculated on a fully-diluted basis) as follows:

                                                              Implied Price Per Share
    ---------------------------------------------------------------------------------------------------------------------------

      Discount Rate                 Terminal Value of                    Terminal Value of                  Terminal Value of
                                      3.0x Projected                      3.5x Projected                     4.0x Projected
                                    Calendar Year 2004                  Calendar Year 2004                 Calendar Year 2004
                                         Revenue                              Revenue                            Revenue
      -------------                 -----------------                    -----------------                  -----------------
          15.4%                      $26.74                              $31.91                              $37.08
          18.9%                      22.45                               26.90                               31.35
          22.4%                      18.85                               22.70                               26.55

           Banc of America Securities noted that the equity value of Photronics on January 5, 2000 was $682 million and the price per share of Photronics on January 5, 2000 was $27.31. The equity value of Photronics and the price per share of Photronics on January 5, 2000 were within the ranges of equity value and price per share indicated by the analyses.

Valuation Analysis of Align-Rite

           Comparable Company Analysis.

           Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to each of (a) revenues and (b) earnings before interest and taxes ("EBIT"), each for the last twelve months and the multiples of aggregate value to revenue for estimated calendar year 1999 and projected calendar year 2000 and the multiples of equity value for net income for estimated calendar year 1999 and projected calendar year 2000 for companies that Banc of America Securities deemed to be comparable to Align-Rite.

           Banc of America Securities calculated multiples for one manufacturer of photomasks and one manufacturer of equipment used to make photomasks:

o           DuPont Photomasks Inc., and
o           Etec Systems Inc

           Each company was selected because (a) it had an active public trading market for its equity securities, (b) was either a manufacturer of photomasks or a manufacturer of equipment used to make photomasks, and (c) Banc of America Securities believed the company had operating characteristics similar to those of Align-Rite.

           Photronics had been selected as a comparable company when Banc of America Securities prepared its analyses with respect to its prior fairness opinion. Photronics was excluded with respect to the updated analysis because Banc of America Securities believed that Photronics' stock was no longer trading independently from the stock price of Align-Rite due to the public announcement of the proposed merger prior to the preparation of its analysis for the January 7, 2000 fairness opinion.

           The following table sets forth the multiples indicated by this analysis for these two companies:



Aggregate Value to:                                    Range of Multiples                  Median               Mean
-------------------                                    ------------------                  ------               ----
Last twelve months revenue                             2.7x to 4.2x                        3.4x                 3.4x



Aggregate Value to:                                    Range of Multiples                  Median               Mean
-------------------                                    ------------------                  ------               ----
Last twelve months EBIT                                24.6x to 24.6x                      24.6x                24.6x
Estimated calendar year 1999                           2.6x to 4.0x                        3.3x                 3.3x
revenue                                                2.1x to 2.5x                        2.3x                 2.3x
Projected calendar year 2000
revenue


Equity Value to:                                       Range of Multiples                  Median               Mean
----------------                                       ------------------                  ------               ----
Estimated calendar year 1999
 net income                                            32.0x to 32.0x                      32.0x                32.0x

Projected calendar year 2000 net
 income                                                23.0x to 24.7x                      23.9x                23.9x

           The comparable company analysis compared Align-Rite to the two comparable companies on the basis that the companies selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry.

           Banc of America Securities noted that the aggregate value of Align-Rite on January 5, 2000 implied multiples of 2.7x last twelve months revenues and 22.4x last twelve months EBIT. Using the financial forecasts provided to Banc of America Securities by the management of Align-Rite, the aggregate value of Align-Rite, on January 5, 2000 implied multiples of 2.6x estimated calendar year 1999 revenue and 2.1x projected calendar year 2000 revenue. Using the same financial forecasts, the equity value of Align-Rite on that date implied multiples of 31.8x projected calendar year 2000 net income and 21.1x projected calendar year 2000 net income. Banc of America Securities noted that these multiples were below the respective median multiples indicated in the analysis of the two comparable companies.

           Comparable Transactions Analysis.

           Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to the last twelve months revenues and equity value to the last twelve months net income based on the most recent financial reporting period for the target company implied in eighteen semiconductor capital equipment and materials company acquisitions announced between February 1998 and December 1999. Aggregate value for purposes of the comparable transactions analysis excludes the value of options. Aggregate value for a target company was taken to equal equity value if information on the target company's net debt was not publicly available.

           Banc of America Securities calculated multiples for the comparable company acquisitions in the same manner as described above for Photronics:



    Acquiror                                    Target                                          Announcement Date
    --------                                    ------                                          -----------------
    Oerlikon-Buhrle Holding AG                  Plasma-Therm                                    December 20, 1999
    Cerprobe Corporation                        OZ Technologies                                 December 3, 1999
    ATMI Inc.                                   MST Analytics                                   November 30, 1999
    Veeco Instruments                           Ion Tech                                        October 15, 1999
    The BOC Group, Inc.                         Chemical Management                             June 9, 1999
                                                Division of FSI International,
                                                Inc.

    ATMI, Inc.                                  Delatech, Inc.                                  June 1, 1999

    Applied Materials, Inc.                     Obsidian, Inc.                                  May 28, 1999


    ATMI, Inc.                                  Advanced Chemical Systems                       May 17, 1999
                                                International, Inc.

    Electro Scientific Industries,              MicroVision Corporation                         February 1, 1999
    Inc.
    STEAG Electronic Systems                    AG Associates                                   January 19, 1999
    FEI Company                                 Micrion Corporation                             December 3, 1998
    SpeedFam-IPEC, Inc.                         Integrated Process Equipment                    November 23, 1998
                                                Corporation
    Advanced Energy Industries,                 RF Power Products, Inc.                         June 2, 1998
    Inc.
    Helix Technology Corporation                Granville-Phillips Company                      April 17, 1998
    ADE Corporation                             Phase Shift Technology, Inc.                    March 17, 1998
    ATMI, Inc.                                  NOW Technologies, Inc.                          February 20, 1998
    Veeco Instrument, Inc.                      Digital Instruments, Inc.                       February 9, 1998
    Danaher Corporation                         Pacific Scientific Company                      February 2, 1998


           Each transaction was selected because:

o Banc of America Securities believed the target company had similar operating characteristics to those of Align-Rite;

o the transaction involved a change of control in ownership of the target company; and

o the transaction was relatively recent and of a size comparable to the contemplated merger.

        Transactions where the target company had an aggregate value less than $25 million or where aggregate and equity values for the target company were not publicly available were excluded.

        The first four transactions listed above were not reviewed at the time that Banc of America Securities prepared its prior fairness opinion because they were announced subsequent to the prior opinion. The following three transactions were reviewed at the time of the prior opinion but were excluded from the updated analysis for the January 7, 2000 opinion:



    Acquiror                                    Target                                          Announcement Date
    --------                                    ------                                          -----------------
    PRI Automation, Inc                         Promis Systems Corporation,                     November 25, 1998
                                                Ltd
    Applied Materials, Inc                      Consilium, Inc.                                 October 12, 1998
    United States Filter                        Unit Instruments, Inc.                          July 12, 1998
     Corporation

           Banc of America Securities revisited its considerations of these transactions and determined that the transactions involving Promis Systems Corporation, Ltd. and Consilium, Inc. were ultimately less comparable to Align-Rite since these companies were participants in the software industry. Similarly, Banc of America Securities determined that the transaction between United States Filter Corporation and Unit Instruments, Inc. was less relevant since the acquiror in that transaction was a participant in the water/waste treatment industry.

           The following table sets forth the multiples indicated by this analysis for these eighteen acquisitions:



Aggregate Value to:                                    Range of Multiples                  Median               Mean
-------------------                                    ------------------                  ------               ----
Last twelve months revenues                            0.8x to 3.8x                        1.7x                 2.2x


Equity Value to:                                       Range of Multiples                  Median               Mean
----------------                                       ------------------                  ------               ----
Last twelve months net income                          11.1x to 45.9x                      16.2x                21.6x

           The comparable transactions analysis compared the merger to all eighteen acquisitions on the basis that the transactions selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every transaction that could be deemed to have occurred in the industry.

           Banc of America Securities noted that the aggregate value of Align-Rite on January 5, 2000 implied a multiple of 2.7x last twelve months revenues. Banc of America Securities also noted that the equity value of Align-Rite on January 5, 2000 implied a multiple of 30.2x last twelve months net income. Banc of America Securities also noted that these multiples were within the range of multiples indicated in the analysis of the eighteen acquisitions.

           No company or transaction used in the comparable company or comparable transactions analyses is identical to Align-Rite or the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or purchase price of the companies to which Align-Rite and the merger are being compared.

           Discounted Cash Flow Analysis.


           Banc of America Securities used financial cash flow forecasts for Align-Rite for calendar years 2000 through 2004, as estimated by the management of Align-Rite, to perform a discounted cash flow analysis. While Banc of America Securities had previously reviewed estimates for calendar years 1999 through 2003 of the management of Align-Rite for its analysis with respect to its prior opinion, updated estimates were made available by the management of Align-Rite and were determined to be more relevant. In conducting this analysis, Banc of America Securities estimated the terminal value of Align-Rite at the end of 2004 by applying multiples to Align-Rite's projected 2004 revenues, which multiples ranged from 3.0x to 4.0x. Banc of America Securities then discounted the cash flows and terminal value to present values using rates ranging from 14.4% to 21.4%. Banc of America Securities selected the range of terminal value multiples based on the multiples of comparable public companies and comparable transactions, Align-Rite's current and historical multiples, and by applying judgment based upon its prior experience. Banc of America Securities selected the range of discount rates by estimating the weighted average cost of capital for Align-Rite.

           Using financial cash flow forecasts for Align-Rite for calendar years 2000 through 2004 as estimated by the management of Align-Rite, this analysis indicated a range of equity value for Align-Rite as follows:


                                                          Implied Equity Value
                                                     (dollar amounts in thousands)
      ------------------------------------------------------------------------------------------------------------------------
      Discount Rate                 Terminal Value of                    Terminal Value of                  Terminal Value of
                                      3.0x Projected                      3.5x Projected                     4.0x Projected
                                    Calendar Year 2004                  Calendar Year 2004                 Calendar Year 2004
                                         Revenue                              Revenue                            Revenue
      -------------                 -----------------                    -----------------                  -----------------
          14.4%                     $207,537                            $239,514                            $271,491
          17.9%                     177,633                             205,136                             232,638
          21.4%                     152,479                             176,238                             199,996


           Using financial cash flow forecasts for Align-Rite for calendar years
2000 through 2004 as estimated by the management of Align-Rite, this analysis indicated a range of equity value on a price per share basis for Align-Rite by dividing the implied equity values indicated above by the number of outstanding shares of Align-Rite common stock (calculated on a fully-diluted basis) as follows:


                                                              Implied Price Per Share
      ------------------------------------------------------------------------------------------------------------------------
      Discount Rate                 Terminal Value of                    Terminal Value of                  Terminal Value of
                                      3.0x Projected                      3.5x Projected                     4.0x Projected
                                    Calendar Year 2004                  Calendar Year 2004                 Calendar Year 2004
                                         Revenue                              Revenue                            Revenue
      -------------                 -----------------                    -----------------                  -----------------
          14.4%                     $41.67                              $48.09                              $54.51
          17.9%                     35.67                               41.19                               46.71
          21.4%                     30.62                               35.39                               40.16

           Banc of America Securities noted that the equity value of Align-Rite on January 5, 2000 was $116 million and the price per share of Align-Rite on January 5, 2000 was $23.22. The equity value of Align-Rite and the price per share of Align-Rite on January 5, 2000 were below the ranges of equity value and price per share indicated by the analyses.

           As noted above, the foregoing is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its January 7, 2000 opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Photronics board of directors. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of either Photronics or Align-Rite.

           In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Photronics and Align-Rite. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the consideration to be paid by Photronics in the merger and were provided to the Photronics board of directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

           As described above, Banc of America Securities' opinion and presentation to the Photronics board of directors were among the many factors taken into consideration by the Photronics board of directors in making its determination to approve, and to recommend that Photronics shareholders approve, the merger and the merger agreement, as amended.

           Photronics agreed to pay Banc of America Securities a sale transaction fee, with a fee of $400,000 contingent upon the execution of the merger agreement and fee of $400,000 contingent upon the consummation of the merger. Photronics also agreed to pay Banc of America Securities a percentage-based fee for its services as a private placement agent in a sale of approximately 1.0 million shares of Photronics common stock, subject to a minimum fee of $1 million. As of February 7, 2000, based on the assumption that shares sold in the private placement would be sold at Photronics' closing stock price, this fee would be $1.49 million. The Photronics board of directors was aware of this fee structure and took it into account in considering Banc of America Securities' fairness opinion and in approving the merger. The engagement letter also calls for Photronics to reimburse Banc of America Securities for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, Photronics has agreed to indemnify Banc of America Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

                     Interests of Key Persons in the Merger

           In considering the recommendations of the Align-Rite board regarding the merger, you should be aware of the interests that key directors and executive officers have in the merger that are different from your interests and the interests of shareholders of Align-Rite. In this regard, you should consider, among other things, the following information.

           James L. MacDonald - Align-Rite's Chairman of the Board, Chief Executive Officer and President, has entered into an amendment to his existing employment agreement with Align-Rite. This amendment will be effective only if the merger occurs and provides that Mr. MacDonald will be appointed to the Photronics board and become a member of the Office of the Chief Executive of Photronics. His base annual salary will be increased from $260,000 to $300,000 per annum and he will receive options to acquire 50,000 shares of Photronics common stock. The exercise price of the options will be equal to the market price of Photronics common stock on the date of grant and the options will vest over a four-year period. Mr. MacDonald has agreed that, during the first 12 months after the merger is completed, he will not exercise the right under his existing employment agreement to terminate his employment as a result of a change in control of Align-Rite, which would occur if the merger is completed.

           Petar N. Katurich - Align-Rite's Vice President of Finance, Chief Financial Officer and Secretary and a director of Align-Rite, has entered into an amendment to his existing employment agreement with Align-Rite. The amendment will be effective only if the merger occurs and provides that his base salary will increase from $120,000 to $125,000 per annum and that he will receive options to acquire 12,000 shares of Photronics common stock. The exercise price of these options will be equal to the market price of Photronics common stock on the date of grant and the options will vest over a four-year period.

Align-Rite also has agreed to pay Mr. Katurich a "stay" bonus of $100,000 if the merger is completed and, prior to September 15, 2000, he does not voluntarily terminate his employment with Align-Rite or is not terminated for cause.

           Align-Rite entered into the amendments with Messrs. MacDonald and Katurich to confirm the roles and responsibilities of Messrs. MacDonald and Katurich following completion of the merger and to provide incentives for each to remain with the combined company following completion of the merger. Align-Rite and Photronics believe that the compensation and incentives are comparable to those for executives with similar roles and responsibilities in similarly sized companies.

           Align-Rite has entered into agreements or amendments to existing employment agreements with a total of nine other officers and key managers of Align-Rite that provide for "stay" bonuses if the merger is completed and the officer or key manager does not voluntarily terminate his employment with Align-Rite or is not terminated for cause prior to September 15, 2000. The aggregate amount of these "stay" bonuses is approximately $180,000. In addition, if the merger is completed, these officers and key managers will be entitled to receive options to acquire an aggregate of 88,000 shares of Photronics common stock. The exercise price of these options will be equal to the market price of Photronics common stock on the date of grant and the options will vest over a four-year period.

           Under the terms of existing option agreements, upon consummation of the merger, stock options to purchase an aggregate of 510,652 shares of Align-Rite common stock will become immediately exercisable and will be exchanged for options to purchase the same number of shares of Photronics common stock. The following are the stock options held by directors and executive officers:


James L. MacDonald                -                     241,396 shares
Petar N. Katurich                 -                      22,800 shares
Alan G. Duncan                    -                      17,000 shares
William Elder                     -                       7,000 shares
George Wells                      -                      16,000 shares

           Photronics has agreed to continue in effect the indemnification currently in effect for Align-Rite's directors and officers indefinitely and to continue in effect directors and officers insurance for a period of six years after the merger subject to limitations. For more information, see "Terms of the Merger Agreement - Other Covenants - Indemnification of Directors and Officers."

           Mr. MacDonald and a family trust for which he acts as co-trustee have entered into a voting agreement with Photronics to vote all shares of Align-Rite common stock they are entitled to vote in favor of approving the merger and approving the principal terms of the merger agreement. In conjunction with the execution of the amendment of the merger agreement, Mr. MacDonald and Robin A. MacDonald, as trustee of the family trust, and Mr. MacDonald reaffirmed the voting agreement with Photronics. The agreement with Photronics provides that if the merger agreement is terminated because of the existence of a third party proposal to acquire Align-Rite and, within six months after the termination of the merger agreement, Align-Rite enters into an agreement for, and within 18 months consummates, specified business combinations involving Align-Rite, then if Mr. MacDonald or the trust receives more than $23.09 per share in value in that business combination, they will pay Photronics any amount received for their shares of Align-Rite common stock above $23.09 per share, up to an aggregate amount of $360,000.

U.S. Federal Income Tax Consequences

           This tax discussion presents the material federal income tax consequences of the merger, which merger in the opinions of Paul, Hastings, Janofsky & Walker LLP, counsel to Photronics and of O'Melveny & Myers LLP, counsel to Align-Rite, will be treated as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. These opinions have been provided to Photronics and Align-Rite, respectively, and filed with the SEC as exhibits to the registration statement related to this proxy statement/prospectus. In rendering their opinions, counsel to each of Align-Rite and Photronics have relied upon the representations made by Align-Rite and Photronics. Neither the tax opinions nor this discussion will bind the Internal Revenue Service and the Internal Revenue Service is not precluded from asserting a contrary position. The parties have not requested and will not request a ruling from the Internal Revenue Service as to the consequences of the merger.

           The discussion addresses only shareholders who hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code. It is based upon current provisions of the Internal Revenue Code, existing regulations promulgated under the Internal Revenue Code and current rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed. The discussion does not address all aspects of federal income taxation that may be important to shareholders who are subject to special rules, such as

        o       financial institutions,

        o       tax-exempt organizations,

        o       insurance companies,

        o       dealers in securities or foreign currencies,

        o traders in securities who elect to apply a mark-to-market method of accounting,

        o       foreign holders,

        o persons who hold shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, or

        o holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation

           As a result of the qualification of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, the tax implications will be as follows:

           U.S. Federal Income Tax Implications to Align-Rite Shareholders

           No gain or loss will be recognized for federal income tax purposes by holders of Align-Rite common stock who exchange their Align-Rite common stock for Photronics common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares. The aggregate tax basis of the Photronics common stock to be received by an Align-Rite shareholder in the merger will be the same as such shareholder's aggregate tax basis in the Align-Rite common stock surrendered in the exchange (reduced by any amount allocable to a fractional share of Photronics common stock as discussed below).

           The holding period of the Photronics common stock to be received by an Align-Rite shareholder as a result of the merger will include the period during which such shareholder held the Align-Rite common stock exchanged. Cash received by a holder of Align-Rite common stock instead of a fractional share of Photronics common stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Align-Rite common stock allocable to the fractional share interest. Such gain or loss will be capital gain or loss provided that the shares of Align-Rite common stock were held as capital assets and will be long term capital gain or loss if the Align-Rite common stock had been held for more than one year at the time of the merger. The amount of such gain or loss will be the difference between the amount of cash received for such fractional share and the amount of such tax basis.

           U.S. Federal Income Tax Implications of the Merger to Align-Rite, Photronics and AL Acquisition Corp.

           No gain or loss will be recognized for United States federal income tax purposes by Align-Rite, Photronics or AL Acquisition Corp. as a result of the merger.

           U.S. Federal Income Tax Implications of the Merger to Dissenting Shareholders

           Holders of Align-Rite common stock who exercise and perfect their dissenters' rights with respect to their shares will be treated as if such shares were exchanged for the amount of cash received. Accordingly, dissenting shareholders will recognize gain or loss as a result of the merger equal to the difference between the cash received and the shareholder's basis in such shares. If the shares are held as a capital asset at the time of the exchange, the gain or loss will be capital gain or loss provided the payment neither is essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code nor has the effect of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code. A sale of shares pursuant to an exercise of dissenters' rights will not be a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code or have the effect of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code, if, as a result of such exercise, the Align-Rite common shareholder owns no shares of Photronics common stock (either actually or constructively within the meaning of Section 318 of the Code). Shareholders considering exercising their dissenters' rights are strongly urged to consult their tax advisors as to the particular tax consequences to them of such actions.

           Backup Withholding

           Under the Internal Revenue Code, a holder of Align-Rite common stock may be subject to backup withholding at a rate of 31% with respect to the amount of cash, if any, received unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholdings rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

           The United States federal income tax discussion set forth above does not address tax consequences which may vary with, or are contingent on, individual circumstances. Moreover, this discussion does not address any tax consequences of the disposition of Align-Rite common stock before the merger or the disposition of Photronics common stock after the merger. This discussion is directed to investors who are United States citizens or residents or domestic corporations. No attempt has been made to determine any tax that may be imposed on a shareholder by the country, state or jurisdiction in which the holder resides or is a citizen other than the material United States federal income tax consequences discussed herein. Holders of Align-Rite common stock are advised to consult their own tax advisors regarding the federal income tax consequences in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

Anticipated Accounting Treatment; Sale of 1,000,000 Shares of Photronics Common Stock

           The merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the merger is conditioned upon receipt by Photronics and Align-Rite of letters from Deloitte & Touche LLP, Photronics' independent auditors, and PricewaterhouseCoopers LLP, Align-Rite's independent auditors, reaffirming the firms' concurrence with Photronics and Align-Rite management's conclusion as to the appropriateness of pooling of interests accounting for the merger under APB No. 16, if consummated in accordance with the merger agreement.

           In addition, in order for the merger to qualify for pooling of interests treatment, Photronics must sell 1,000,000 shares of its common stock that it acquired within the two years before the transaction. Photronics has engaged Banc of America Securities as private placement agent for the sale of the 1,000,000 shares of common stock. Photronics has instructed Banc of America Securities to place the shares with a limited number of investors, all of which will be qualified institutional buyers. Depending upon market conditions, Photronics may sell additional shares in the placement. The proceeds from the issurance would be used for general corporate purposes. Photronics expects that there will be ten or fewer investors and that the sales will be at a discount to market price, reflecting restrictions on transfer under the Securities Act of 1933. There will not be any other transfer restrictions and Photronics expects that, as part of the sale, it will agree to file promptly a registration statement for the resale of the shares. If Photronics is unable to sell such shares prior to the merger date, the merger may not qualify as a pooling of interests and Deloitte & Touche LLP and PricewaterhouseCoopers LLP would not be able to deliver the letters. The receipt of the letters is a condition to Photronics' obligation to consummate the merger.

Regulatory Approvals

           We must comply with all applicable antitrust laws and regulations before we can complete the merger. The Federal Trade Commission and the Department of Justice will review the potential effects of the merger on competition in the markets where we operate. If they determine that the merger will substantially reduce competition, they can challenge all or specific aspects of the merger and seek to block the merger or impose restrictive conditions on the merger.

           It can be a lengthy process to obtain the requisite clearances and approvals needed. Therefore, we initiated the formal process of obtaining the required regulatory approvals by filing on October 1, 1999 a notification report with the Federal Trade Commission and Department of Justice pursuant to the Hart-Scott Rodino Anti-Trust Improvements Act. In cooperation with the Department of Justice, Photronics withdrew and subsequently refiled on October 28, 1999 such notification report form. This procedure provided to the Department of Justice an additional 30 days to conduct its preliminary review of the merger. On November 24, 1999, Photronics and Align-Rite received a request for additional information from the Department of Justice. The receipt of the requests tolls the thirty-day waiting period for the proposed transaction pending submission of the requested additional information. Photronics and Align-Rite are in the process of providing additional information to the Department of Justice. The Department of Justice must approve or disapprove of the proposed transaction no later than 20 days after it deems the responses to the request submitted by the parties to be complete.

           We cannot predict whether we will obtain the required regulatory approvals within the time frame specified in the merger agreement, or whether they will be obtained on conditions that would not be detrimental to either of us or the combined company.

Percentage Ownership Interest of Align-Rite Shareholders After the Merger

           In the merger, Align-Rite shareholders will become shareholders of Photronics. Based on the number of shares of Photronics and Align-Rite common stock outstanding as of February 1, 2000, we estimate that the Photronics common stock to be issued to Align-Rite shareholders will represent approximately 15% of the outstanding Photronics common stock after the merger (and giving effect to the sale by Photronics of 1,000,000 shares of its common stock and also assuming the exercise of options and other rights to purchase approximately 530,000 shares of Align-Rite common stock).

Dissenters' Rights

           If you hold Align-Rite common stock and you do not wish to accept the merger consideration, as described in this proxy statement/prospectus, then Chapter 13 (Sections 1300 through 1312) of the California General Corporation Law provides that you may elect instead to receive cash in the amount of the "fair market value" of your shares (exclusive of any appreciation or depreciation in connection with the proposed merger) determined as of the day before the first announcement of the terms of the proposed merger if dissenters' rights are available. Dissenters' rights will be available if demands for payment are properly filed with Align-Rite with respect to 5% or more of Align-Rite's outstanding shares on or prior to the date of Align-Rite's special shareholders meeting. The closing price of Align-Rite common stock on the Nasdaq National Market on September 14, 1999, the day before the first announcement of the proposed merger for purposes of determining fair market value, was $14.50 per share.

           Chapter 13 is set forth in its entirety in Appendix E to this proxy statement/ prospectus. If you wish to exercise your dissenters' rights or to preserve the right to do so, you should carefully review Appendix E. If dissenters' rights are available and you fail to comply with the procedures specified in Chapter 13 in a timely manner, you may lose your dissenters' rights. Because of the complexity of these procedures, you should seek the advice of counsel if you are considering exercising your dissenters' rights.

           If you wish to exercise your dissenters' rights under Chapter 13, you must satisfy each of the conditions described below:

           Demand for Purchase. You must deliver to Align-Rite or its transfer agent a written demand for purchase of your shares of Align-Rite common stock, and it must be received not later than the date of Align-Rite's special shareholders meeting. This written demand is in addition to and separate from any proxy or vote against the principal terms of the merger agreement. Merely voting against the approval of the principal terms of the merger agreement will not constitute a demand for appraisal within the meaning of Chapter 13.

           The demand for purchase must be made in writing and must be mailed or delivered to either: Align-Rite, 2428 Ontario Street, Burbank, California 91504,
Attention: Corporate Secretary, or its transfer agent, U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204-2991, Attention:
Mr. William Garza. The demand must state the number and class of shares you hold of record that you demand to be purchased and the amount claimed to be the "fair market value" of those shares on September 14, 1999, the day before the announcement of the merger (exclusive of any appreciation or depreciation in connection with the proposed merger). The statement of the fair market value will constitute an offer by you to sell such dissenting shares at that price.

           Voting Your Dissenting Shares Against the Merger. You must vote your dissenting shares against the merger.

           Submission of Stock Certificates. If it is determined that dissenters' rights are available, you must deliver your shares to Align-Rite or the transfer agent within 30 days after the date on which notice of shareholder approval of the merger is mailed to you by Align-Rite. The certificates representing the shares will be stamped or endorsed with a statement that they are dissenting shares. The notice will be mailed by Align-Rite within 10 days after the approval of the merger and will contain a statement of the price which Align-Rite has determined to be the fair market value of Align-Rite common stock on September 14, 1999, the day before the first announcement of the merger. The statement of price will constitute an offer to purchase any dissenting shares at that price.

           Disagreement Regarding Dissenting Shares of Fair Market Value. If Align-Rite denies that the shares are dissenting shares or if you disagree with Align-Rite as to the calculation of "fair market value," you must file a petition in the Superior Court of the appropriate county demanding a determination of the fair market value of your shares of Align-Rite common stock. This petition must be filed by either you or Align-Rite within six months of the notice of approval of the merger described above. If a suit is filed to determine the fair market value of the shares of Align-Rite common stock, the costs of the action will be assessed or apportioned as the court concludes is equitable, provided that

Align-Rite must pay all such costs if the value awarded by the court is more than 125% of the price offered by Align-Rite. You will continue to have all the rights and privileges incident to your dissenting shares until the fair market value of the shares is agreed upon or determined or you lose your dissenters' rights.

           If dissenters' rights are available and you properly demand appraisal of your shares of Align-Rite common stock under Chapter 13 but you fail to perfect or withdraw your right to appraisal, your shares of Align-Rite common stock will be converted as described in "Terms of the Merger Agreement - Conversion of Shares in the Merger" on page o.

           You will lose your right to require Align-Rite to purchase your shares of Align-Rite common stock if

          o      the merger is terminated,

          o you transfer the dissenting shares prior to submitting them for endorsement as dissenting shares,

          o you and Align-Rite do not agree upon the status of the shares as dissenting shares or upon the purchase price, and neither you nor Align-Rite files a complaint or intervenes in a pending action within six months after the date on which notice of approval of merger was mailed to shareholders or

          o with the consent of Align-Rite, you withdraw your demand for purchase.

           Photronics is not obligated to complete the merger, and could terminate the merger agreement if there are effective demands for payment of dissenters' rights by shareholders of Align-Rite than five percent or more of the outstanding shares.

           Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares. If you are a beneficial owner of shares that are held of record by another person, such as a broker, a bank or a nominee, and you want to dissent from approval of the merger, you should instruct the record holder to follow the procedures in ANNEX E for perfecting your dissenters' rights.

           If you are considering exercising your dissenters' rights, you should be aware that the fair market value of your shares of Align-Rite common stock as determined under Chapter 13 could be greater than, the same as, or less than the merger consideration. The opinion delivered by CIBC World Markets is not an opinion as to fair market value under Chapter 13.

           The foregoing is a summary of the provisions of Chapter 13 of the General Corporation Law of the State of California and is qualified in its entirety by reference to the full text of Chapter 13, which is included as Appendix E.

Nasdaq National Market Listing

           As a condition to the merger, the Nasdaq National Market must authorize the listing of the Photronics common stock to be issued in the merger.

Consequences of the Merger

           Following the merger, Align-Rite common stock will no longer be traded on the Nasdaq National Market, will be deregistered under the Securities Exchange Act of 1934, and will no longer be publicly traded.

Management After the Merger

           At the time Photronics' merger subsidiary merges into Align-Rite, the directors of Photronics' merger subsidiary immediately before the merger will remain the directors of the surviving corporation, and the officers of Align-Rite immediately before the merger will become the officers of the surviving corporation.

Resales of Photronics Common Stock

           All shares of Photronics common stock to be issued in the merger will be freely transferable, except for shares received by any person who may be deemed to be an affiliate of Align-Rite under Rule 145 under the Securities Act of 1933, such as directors and key executive officers of Align-Rite. Under Rule 145, an affiliate of Align-Rite may not resell his or her shares of Photronics common stock received in the merger except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act, including selling such shares pursuant to an effective registration statement. Align-Rite will deliver to Photronics a list setting forth the names of all persons who are, in Align-Rite's reasonable judgment, affiliates of Align-Rite.

                          TERMS OF THE MERGER AGREEMENT

Conversion of Shares in the Merger

           As of the effective time of the merger, by virtue of the merger and without any additional action on the part of the Align-Rite shareholders or the shareholders of Photronics' merger subsidiary:

           o each share of Align-Rite common stock issued and outstanding immediately before the effective time of the merger (other than dissenting shares) will be converted into .85 of a share of Photronics common stock. Photronics will not issue any fractional shares of its common stock to Align-Rite shareholders. Rather, Photronics will pay the Align-Rite shareholders cash for these fractional shares. For more information regarding fractional shares, see "The Merger -- No Fractional Shares";

           o each share of common stock of Photronics' merger subsidiary outstanding immediately before the effective time of the merger will become one share of common stock of the surviving corporation; and

           o each share of Align-Rite common stock held immediately before the effective time of the merger by Photronics, Photronics' merger subsidiary or any other subsidiary of Photronics, will automatically be canceled and retired and will cease to exist, and Photronics will pay no consideration for these shares.

           The Align-Rite common stock converted as described above will no longer be outstanding, will automatically be canceled and retired, and will cease to exist. Each holder of Align-Rite common stock (other than any holder of dissenting shares) will cease to have any rights in Align-Rite common stock, except the right to receive the appropriate number of shares of Photronics common stock, cash in lieu of fractional shares and dividends, if any, declared with a record date after the effective time of the merger. For information regarding how to exchange Align-Rite common stock, see "-- Exchange Agent; Procedures for Exchange of Certificates."

Exchange Agent; Procedures for Exchange of Certificates

           After the merger, Photronics will appoint a bank or trust company to serve as the exchange agent and will deliver to the exchange agent certificates representing the number of shares of Photronics common stock to be issued to Align-Rite shareholders in the merger. The exchange agent will, according to irrevocable instructions, deliver to the Align-Rite shareholders the Photronics common stock, any dividends or other distributions relating to such stock, and any cash in lieu of fractional shares.

           The exchange agent will mail to each Align-Rite shareholder a letter of transmittal and instructions to surrender their certificates representing Align-Rite common stock in exchange for certificates representing Photronics common stock or cash in lieu of fractional shares. After an Align-Rite shareholder surrenders his or her Align-Rite common stock certificate along with a duly executed and properly completed letter of transmittal and other required documents, the exchange agent will deliver to such shareholder the following:

          o a certificate representing the number of whole shares of Photronics common stock to which such shareholder is entitled;

          o cash in lieu of any fractional shares of Photronics common stock; and

          o the amount of any dividends or other distributions declared on Photronics common stock with a record date after the effective time of the merger and a payment date before surrender of the Align-Rite common stock.

           Align-Rite shareholders receiving Photronics common stock in the merger will receive a payment at the appropriate payment date of the amount of dividends or other distributions declared on Photronics common stock with a record date after the effective time of the merger and a payment date after surrender of the Align-Rite common stock.

           The surviving corporation and the exchange agent may deduct and withhold from the consideration payable to Align-Rite shareholders amounts required to be deducted and withheld under the Internal Revenue Code, or any provision of state, local or foreign tax law. If the surviving corporation or the exchange agent deducts or withholds any amounts so required to be deducted or withheld, then these amounts will be treated, for all purposes of the merger agreement, as having been paid to the Align-Rite shareholders with respect to whom such amounts were deducted or withheld.

           Align-Rite shareholders should not forward their Align-Rite common stock certificates with the enclosed proxy card nor should they forward their Align-Rite common stock certificates to the exchange agent until they have received the packet of information, including a letter of transmittal, described above. Representations and Warranties

           The merger agreement contains various representations and warranties of Photronics, Align-Rite and Photronics' merger subsidiary, relating to, among other things, the following:

           o their incorporation, existence, good standing, corporate power and similar corporate matters;

           o          their capitalization;

           o their authorization, execution, delivery, and performance and the enforceability of the merger agreement and related matters, and the absence of violations;

           o the documents, reports and financial statements filed with the Securities and Exchange Commission and the accuracy and completeness of the information contained therein;

           o          the absence of undisclosed liabilities;

           o          compliance with laws, ordinances and regulations;

           o          environmental matters;

           o          employee benefit matters;

           o the absence of material changes or events since March 31, 1999, in the case of Align-Rite and November 1, 1998, in the case of Photronics;

           o          pending or threatened investigations or litigation;

           o the registration statement and this document and the accuracy and completeness of the information contained in this registration statement and this document and in the merger agreement;

           o          accounting and tax matters;

           o          the receipt of opinions of financial advisors;

           o          required vote of shareholders;

           o          insurance; and

           o          material contracts.

           In addition, the merger agreement contains representations and warranties of Align-Rite relating to, among other things, intellectual property, relationships with suppliers and vendors and year 2000 matters.

Conduct of Business Pending the Merger

           The merger agreement requires that until completion of the merger or termination of the merger agreement, Photronics, Align-Rite and their subsidiaries will conduct their operations according to their ordinary and usual course of business. The merger agreement does not, however, limit Photronics' discretion with respect to the issuance of debt or equity securities or acquisitions.

           Furthermore, the merger agreement specifies that Align-Rite and its subsidiaries will:

o consistent with past practice, preserve its business organization and goodwill, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with its customers, suppliers, distributors and others having business relationships with it;

o          notify Photronics promptly of:

           o any complaints, investigations or hearings of any governmental body or authority;

           o any actions, suits or proceeding initiated or threatened against or affecting Align-Rite or any of its subsidiaries or any of their respective properties or before any federal, state, local or foreign governmental entity which could have in the aggregate a material adverse effect on Align-Rite;

           o any complaint, charge or claim against Align-Rite or any of its subsidiaries filed with any public or governmental authority, arbitrator or courts with respect to labor matters; and

           o any claims with respect to Align-Rite's intellectual property rights, any trade secret material to Align-Rite or any of its subsidiaries or third party intellectual property rights which could have in the aggregate, a material adverse effect on Align-Rite;

o not adopt any amendments to its corporate charter or bylaws or authorize or pay any dividends or distributions on its outstanding shares of capital stock;

o not enter into or amend any severance or similar agreements or arrangements (including by amendment of any existing agreement or arrangement);

o except in the ordinary course of business consistent with past practice, not enter into any new employment, consulting or salary continuation agreements with any officers, directors or employees or other than increases in the ordinary course of business, grant any increases in the compensation or benefits to officers, directors and employees;

o subject to Align-Rite's right to respond to unsolicited acquisition proposals, not authorize, propose or announce an intention to authorize or propose or enter into an agreement for a merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business;

o not issue any shares of its common stock, except upon exercise of rights, warrants or options issued pursuant to the existing stock plan and stock purchase plan, effect any stock split or otherwise change Align-Rite's capitalization;

o not grant, confer or award any additional, or amend or modify any existing options, warrants, conversion rights or other rights to acquire any shares of its common stock;

o          not purchase or redeem any shares of its stock;

o not amend the terms of their respective employee benefit plans or arrangements that exist on the date of the merger agreement or adopt any new employee benefit plans, programs or arrangements, except as required by law or to maintain tax-qualified status, or as requested by the Internal Revenue Service to receive a determination letter;


o not incur or assume any long-term debt or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice;

o not amend any existing loan agreement or enter into any new loan agreement;

o not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of another person;

o not make any loans, advances or capital contributions to another person;

o not enter into any agreement, commitment or transaction (including with respect to capital expenditures or purchase, sale or lease of assets or real estate) with aggregate consideration of $250,000 or more;

o not enter into an agreement with any affiliate of Align-Rite, any family member of any affiliate of Align-Rite or any Align-Rite shareholder who owns more than 5% of the outstanding common stock of Align-Rite;

o not make any material tax election or settle or compromise any material tax liability or make any significant change in any tax or accounting methods or system of internal accounting control, except as may be appropriate to conform to changes in tax laws or generally accepted accounting principles;

o not enter into or amend any material collective bargaining or other labor agreement, except as required by law; and

o not buy, sell or trade any Photronics equity security, including entering into any put, call, option, swap, collar or other similar derivative transaction.

Other Covenants

           Under the merger agreement Photronics and Align-Rite agreed to the following additional covenants:
           Shareholders meeting

           Align-Rite will duly call, give notice of, and hold a special meeting of its shareholders to approve the merger proposal. Align-Rite will use reasonable efforts to cause its shareholders meeting to occur within 45 days after the effective date of the registration statement relating to the Photronics common stock to be issued in the merger.

           Access to Information; Confidentiality

           Align-Rite and Photronics will each afford the other, and that party's officers, employees, accountants, legal counsel, financial advisors and other representatives, reasonable access during normal business hours in a manner so as not to interfere with normal operations, to all of its personnel, properties, books, contracts, commitments and records. Align-Rite will not be required to provide customer specific pricing information, other than any commitment for specific pricing for more than 360 days and performance data. Also, Align-Rite will provide to
Photronics:

           o copies of registration statements and other documents filed by it or its subsidiaries pursuant to applicable federal or state securities laws;

           o copies of all internally prepared interim financial statements, reports or memoranda; and

           o all other information concerning its business, financial results and condition, properties and personnel as Photronics may reasonably request.

           Each party will keep the information provided to it by the other party confidential in accordance with the terms of the confidentiality agreements in effect between Photronics and Align-Rite.

           Filings; Other Actions

           Before we can complete the merger, we must satisfy all regulatory requirements and obtain the approval of all regulatory agencies having jurisdiction over the merger. To facilitate the regulatory review and approval process, we have each agreed to promptly make all necessary filings, seek all required approvals of relevant regulatory agencies and use reasonable efforts to take all actions necessary to complete the merger. Accordingly, we must make filings and other required submissions under the Hart-Scott-Rodino Act. We will also make any other filings or submissions and seek the approval of all other applicable regulatory agencies. This includes our prompt compliance with requests by these agencies for additional information or documentation following our initial filings or submissions.

           Furthermore, we have each agreed to take all actions to resolve objections to the merger raised by regulatory agencies.

           During the regulatory review process, each party will consult with the other, permit the other to review all material communications with regulatory agencies and will give the other the opportunity to participate in all conferences and meetings with regulatory agencies.

           No Solicitation

           Align-Rite and its subsidiaries will not solicit, initiate, encourage or participate in any negotiations regarding any proposal for a merger, consolidation, liquidation, reorganization, tender offer or other business combination involving Align-Rite or any proposal to acquire at least 50% of the voting securities of Align-Rite or all or substantially all of the assets of Align-Rite or any of its subsidiaries. Furthermore, Align-Rite and its subsidiaries will not disclose information in response to such a proposal.

           However, the board of directors of Align-Rite is not prohibited from, at any time prior to approval of the principal terms of the merger agreement by the Align-Rite shareholders, providing information to, or discussing or negotiating with, any person that makes an unsolicited bona fide written acquisition proposal if the following conditions are satisfied:

o the person must enter into a confidentiality agreement on terms no less favorable to Align-Rite or no less restrictive than contained in the confidentiality agreement from Align-Rite to Photronics;

o the Align-Rite board of directors determines after consultation with outside legal counsel that failure to engage in discussions or negotiations would create a reasonable possibility of a breach of their fiduciary duties; and

o the board of directors determines in good faith, after consultation with its financial advisor, that the acquisition proposal, if accepted,

           o is likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making it and

           o would be more favorable from a financial point of view to the Align-Rite shareholders than the merger.

           Before initially furnishing information or discussing or negotiating with that person, Align-Rite must give Photronics two business days' advance written notice. Also, if Align-Rite receives any inquiries, offers or proposals from any person with respect to any acquisition proposal, then Align-Rite will notify Photronics of the inquiry, offer or proposal within 24 hours after Align-Rite receives it. In addition, Align-Rite will give Photronics five business days' advance notice of any agreement to be entered into with the person that made the inquiry, offer or proposal.

           The merger agreement does not prohibit Align-Rite from disclosing to Align-Rite shareholders the statement required by Rule 14e-2(a) under the Securities Exchange Act of 1934 with respect to an acquisition proposal by means of a tender offer.

           Sale of Shares by Photronics

           Photronics will sell shares of its common stock that it acquired within the two years before the merger so that accounting for the merger as a pooling of interests will not be adversely affected.

Conditions to the Merger

           We are not obligated to complete the merger unless the following conditions are satisfied or waived:

o the Securities and Exchange Commission declares Photronics' registration statement effective for the registration of the Photronics common stock to be issued in the merger and does not issue a stop order suspending effectiveness or initiate any proceedings for that purpose;

o the requisite number of Align-Rite shareholders approve the principal terms of the merger agreement and the merger;

o the applicable waiting period under the Hart-Scott Rodino Act expires or is terminated;

o the parties obtain all consents and approvals necessary for the merger, other than those that in the aggregate are not material; and

o the shares of Photronics common stock to be issued in the merger have been authorized for trading in the Nasdaq National Market.

           Furthermore, neither Photronics and its merger subsidiary nor Align-Rite is obligated to complete the merger unless the other party's representations and warranties in the merger agreement are true and correct in all respects on the effective date of the merger and the other party has materially performed all of its material agreements and covenants required to be performed or complied with before the effective time of the merger. However, exceptions to a party's representations and warranties that, in the aggregate, would not materially and adversely affect such party will not give the other party the right to prevent the completion of the merger. A party may waive unsatisfied conditions if such party is entitled to require the satisfaction of such condition before the completion of the merger.

           In addition, Photronics is not obligated to complete the merger:

o if there are effective demands for payment of dissenters' rights by shareholders of Align-Rite for more than five percent of the outstanding shares;

o unless each of Photronics and Align-Rite receives pooling letters from each of their respective independent accountants; and

o unless each of Photronics and Align-Rite receives an opinion from its legal counsel regarding tax matters.

Employee Matters

           The surviving corporation and its subsidiaries will honor all existing employment, severance, consulting and salary continuation agreements between Align-Rite or any of its subsidiaries and any current or former officer, director, employee or consultant of Align-Rite or any of its subsidiaries. The surviving corporation and its subsidiaries will provide benefits, plans and programs to its employees which are no less favorable in the aggregate than those generally available to similarly situated employees of Photronics in the same jurisdiction of Photronics and its subsidiaries.

Indemnification of Directors and Officers

           The merger agreement provides that all rights to indemnification and all limitations on liability that exist for any officer, director or employee of Align-Rite or any of its subsidiaries and that are provided in Align-Rite's charter, bylaws or any agreement will survive the merger and continue in full force and effect. To the extent permitted by California law, the Align-Rite charter and bylaws or any indemnity agreement, advancement of expenses pursuant to their terms will be mandatory rather than permissive, and the surviving corporation and Photronics must advance costs in connection with such indemnification. Photronics will cause the surviving corporation to honor the terms of all indemnity agreements.

           The merger agreement also provides that, for six years after the merger, Photronics will, and will cause the surviving corporation to, maintain officers' and directors' liability insurance and fiduciary liability insurance covering those officers, directors or employees who are covered as of the date of the merger agreement, by Align-Rite's existing liability insurance policies. The terms of the new insurance policies will be no less advantageous to such officers, directors or employees than the existing insurance policies. However, if neither Photronics nor the surviving corporation can obtain coverage equivalent to the existing insurance policies at an annual premium equal to or less than a specified ceiling, then Photronics or the surviving corporation will maintain policies that in Photronics' good faith judgment provide maximum coverage at an annual premium equal to the specified ceiling.

           The merger agreement also requires that for a period of six years after the merger, Photronics and the surviving corporation will indemnify Align-Rite's former directors and officers for losses, claims, damages and other expenses relating to their service as officers, directors or employees of Align-Rite on or before the effective time of the merger. Photronics and the surviving corporation will make advances to such directors and officers for all expenses incurred in connection with any such indemnifiable claim. Unless otherwise provided in any indemnity agreement, Photronics or the surviving corporation may require an indemnitee to provide an undertaking to repay any expense advances if a court ultimately determines that this indemnitee is not entitled to indemnification from Photronics or the surviving corporation.

           The obligations of Photronics, Align-Rite and the surviving corporation are binding on all their successors and assigns and survive the completion of the merger.

Termination

           The merger agreement may be terminated at any time before the effective time of the merger as follows:

o          by mutual written consent of Photronics and Align-Rite;

o unless Photronics is in material breach of any representation, warranty, covenant or agreement in the merger agreement by Photronics if Align-Rite breaches any of its representations, warranties, covenants or agreements in the merger agreement or if any representation or warranty of Align-Rite becomes untrue, and such breach or untruth continues for ten days following notice to Align-Rite of such breach or untruth, and the nature of such breach or untruth is such that conditions to Photronics' obligations to consummate the merger would be incapable of being satisfied by March 31, 2000;

o unless Align-Rite is in material breach of any representation, warranty, covenant or agreement in the merger agreement by Align-Rite if Photronics breaches any of its representations, warranties, covenants or agreements in the merger agreement or if any representation or warranty of Photronics becomes untrue, and such breach or untruth continues for ten days following notice to Photronics of such breach or untruth, and the nature of such breach or untruth is such that the conditions to Align-Rite's obligations to consummate the merger would be incapable of being satisfied by March 31, 2000;

o by either Photronics or Align-Rite if any governmental entity shall have issued an order, decree or ruling, or taken any other action, permanently enjoining, restraining or otherwise prohibiting the consummation of the merger, and this order, decree, ruling or other action shall have become final and nonappealable;

o by either Photronics or Align-Rite if the merger does not occur by March 31, 2000, unless the merger does not occur due to a breach of a covenant, or a material breach of a representation or warranty, in the merger agreement by the party seeking to terminate;

o by Align-Rite, if before the Align-Rite shareholders meeting, a third party presents a superior proposal. However, before Align-Rite may terminate the merger agreement, it must give Photronics notice of the proposed termination and the opportunity for Photronics to amend the merger agreement to make it substantially similar to the third party superior proposal. Align-Rite may terminate the merger agreement if Photronics and Align-Rite do not reach an agreement to amend the merger agreement within five days following Photronics' receipt of Align-Rite's termination notice;

o by Photronics if the Align-Rite board (A) withdraws or modifies adversely its recommendation of the merger, (B) recommends an alternative acquisition proposal to Align-Rite shareholders, or (C) fails to call or hold the Align-Rite shareholders meeting because Align-Rite received an alternative acquisition proposal; and

o by Align-Rite by notice delivered to Photronics if the average per share high and low sales price of Photronics common stock as reported on the Nasdaq National Market during the 20 consecutive trading days ending the third trading day before the Align-Rite shareholders meeting or if the closing of the merger is more than five business days after the meeting, the closing date, is less than $18.82.

           The party desiring to terminate the merger agreement must give written notice of such termination to the other party.

Fees and Expenses

           Except as described in "-- Termination Fee" below, the party incurring costs and expenses will pay all such costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Termination Fee

           Align-Rite must pay Photronics $3,640,000 as a result of the termination of the merger agreement under any of the following circumstances:

o Align-Rite terminated the merger agreement because it received a superior proposal and it did not reach agreement with Photronics to amend the merger agreement so as to make it substantially similar to the alternative proposal;

o Photronics terminated the merger agreement because Align-Rite's board withdrew or adversely modified its recommendation to its shareholders;

o Photronics terminated the merger agreement because Align-Rite breached any of its representations, warranties, covenants or agreements;

o An alternative acquisition proposal was made before the Align-Rite shareholders meeting, the Align-Rite shareholders do not approve the Align-Rite merger proposal. Align-Rite must pay the $3,640,000 termination fee if within six months after the termination of the merger agreement Align-Rite enters into an agreement with the third party presenting the alternative acquisition proposal and completes an acquisition with such third party within 18 months after the termination of the merger agreement on substantially the same terms as presented in the alternative acquisition proposal.

Amendment

           Align-Rite and Photronics may amend or supplement the merger agreement in writing at any time, except that following approval by the Align-Rite shareholders and Photronics shareholders, there may be no amendment to the merger agreement that by law requires further approval by the Align-Rite shareholders and Photronics shareholders unless Align-Rite or Photronics, as applicable, first obtains such approval.

Waiver

           The merger agreement permits Align-Rite, Photronics and Photronics' merger subsidiary at any time before the effective time of the merger to:



o extend the time to perform any of the obligations or other acts of the other parties;

o waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

o waive compliance with any of the agreements or conditions of the other party contained in the merger agreement unless, if such party waives compliance after approval by the Align-Rite shareholders and the Photronics shareholders, as applicable, and such waiver would require approval by the Align-Rite shareholders, or the Photronics shareholders, as applicable, such party first obtains such approval, in each case pursuant to a written instrument.

           The failure of any party to the merger agreement to assert any of its rights thereunder or otherwise will not constitute a waiver of those rights.

                          UNAUDITED PRO FORMA COMBINED

                              FINANCIAL STATEMENTS

           The following unaudited pro forma combined financial information gives effect to the merger using the pooling of interests method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined financial information should be read in conjunction with the audited historical consolidated financial statements and related notes of Photronics and Align-Rite, which are incorporated by reference into this proxy statement/prospectus.

           The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on October 31, 1999 the balance sheet date. The unaudited pro forma combined balance sheet combines Photronics' October 31, 1999 consolidated balance sheet with Align-Rite's September 30, 1999 unaudited consolidated balance sheet. The unaudited pro forma combined statements of operations give effect to the merger as if it had occurred at the beginning of the periods presented. The unaudited pro forma combined statements of operations combine Photronics' historical operating results for the fiscal years ended October 31, 1999, November 1, 1998 and November 2, 1997 with the corresponding Align-Rite period as shown in the following table:


Photronics Period Ended                Align-Rite Period Ended
-----------------------                -----------------------
Year ended October 31, 1999            Twelve months ended September 30, 1999
Year ended November 1, 1998            Year ended March 31, 1998
Year ended November 2, 1997            Year ended March 31, 1997


           Photronics most recent fiscal year-end for which unaudited pro forma combined financial information is presented was October 31, 1999. Accordingly, Align-Rite's financial statements for the most recent year have been conformed so that the twelve months end within 93 days of the Photronics most recent year-end. Earlier periods are shown as previously reported.

           For purposes of the preparation of the unaudited pro forma combined balance sheet, merger-related expenses (which the companies estimate will be approximately $3 million on a pre-tax basis) were included. The estimate of merger-related expenses is preliminary and subject to change.

           The financial statement balances of Align-Rite, have been reclassified to conform with Photronics financial statement presentation.

           The unaudited pro forma combined financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies. The pro forma adjustments are based on the information and assumptions available as of the date of this proxy statement/prospectus. The unaudited pro forma combined financial statements do not give effect to any cost savings or synergies which may result from the integration of Photronics and Align-Rite operations.

                                 Photronics Inc.
                        Unaudited Pro Forma Balance Sheet
                                October 31, 1999
                                 (in thousands)




                                                                           SEPTEMBER 30,
                                                   October 31, 1999            1999                 PRO FORMA             PRO FORMA

                                                      PHOTRONICS            ALIGN-RITE             ADJUSTMENTS            COMBINED
                                                      ----------            ----------             -----------            --------
Assets
Current assets:
     Cash and cash equivalents................     $       16,269     $           6,846     $            20,000     $        43,115

     Accounts receivable (less allowances for
     doubtful accounts).......................             41,293                 9,606                                      50,899
     Inventories..............................             13,888                 3,556                                      17,444
     Deferred income taxes....................              5,458                   -                                         5,458
     Other current assets.....................              9,299                 1,499                                      10,798
                                                   --------------     -----------------     -------------------     ---------------
          Total current assets................             86,207                21,507                 20,000              127,714

     Property, plant and equipment, net.......            282,157                65,987                                     348,144
     Intangible assets, net...................             28,357                 8,518                                      36,875
     Investments..............................              8,594                                                             8,594
     Other assets.............................              5,041                   641                                       5,682
                                                   --------------     -----------------     -------------------     ---------------
                                                   $      410,356     $          96,653     $           20,000      $       527,009
                                                   ==============     =================     ===================     ===============
Liabilities and Shareholders' Equity
------------------------------------
Current liabilities:
     Current portion of long-term debt........     $          261     $           1,313                                       1,574
     Accounts payable.........................             45,608                 6,116                                      51,724
     Accrued interest payable.................              2,636                                                             2,636
     Accrued salaries and wages...............              2,490                                                             2,490
     Other accrued liabilities................              6,021                 3,327                  3,000               12,348
     Income taxes payable.....................                  -                 1,758                                       1,758
          Total current liabilities...........             57,016                12,514                  3,000               72,530

Long-term debt................................            116,703                31,578                                     148,281
Deferred income taxes.........................             19,942                 5,355                                      25,297
Other liabilities.............................              8,995                   776                                       9,771
                                                   --------------     -----------------     -------------------     ---------------
     Total liabilities........................            202,656                50,223                   3,000             255,879
                                                   --------------     -----------------     -------------------     ---------------

Shareholders' equity:
     Preferred stock..........................                -                                                                  -
     Common stock.............................                239                    47                      10                 296
     Additional paid-in capital...............             80,242                19,295                  19,990             119,527
     Retained earnings........................            130,759                26,171                  (3,000)            153,930
     Other comprehensive income (loss)........             (3,489)                  917                      -               (2,572)
     Deferred compensation....................                (51)                                                             (51))
                                                   --------------     -----------------     -------------------     ---------------

          Total shareholders' equity..........            207,700                46,430                  17,000             271,130
                                                   --------------     -----------------     -------------------     ---------------

                                                   $      410,356     $          96,653     $            20,000     $       527,009
                                                   ==============     =================     ===================     ===============



                                Photronics, Inc.
                    Unaudited Pro Forma Statement of Earnings
                       for the Year Ended October 31, 1999
                    (in thousands, except per share amounts)






                                                 OCTOBER 31,          SEPTEMBER
                                                    1999              30, 1999             PRO FORMA           PRO FORMA
                                                 PHOTRONICS          ALIGN-RITE           ADJUSTMENTS          COMBINED
                                              -----------------    ---------------     -----------------    ---------------
Net sales.....................................$         223,702    $        53,694                          $       277,396
Costs and expenses:
      Cost of sales...........................          156,278             37,189                                  193,467
      Selling, general and administrative.....           31,063              9,056                                   40,119
      Research and development................           15,536              1,075                                   16,611
        Operating income......................           20,825              6,374                  -                27,199
Other income and expense:
      Interest income.........................            1,149              107                                      1,256
      Interest expense........................           (6,445)             (619)                                   (7,064)
      Other income, (expense) net.............            1,439               (28)                                    1,411
                                              -----------------    ---------------     -----------------    ---------------
Income before income taxes....................           16,968              5,834                    -              22,802
Provision for income taxes....................            6,300              2,054                                    8,354
                                              -----------------    ---------------     -----------------    ---------------
      Net income..............................$          10,668    $         3,780     $              -     $        14,448
                                              =================    ===============     =================    ===============

Earnings per share:
      Basic...................................$            0.45    $          0.84                    -     $          0.50
                                              =================    ===============     =================    ===============
      Diluted.................................$            0.45    $          0.77                    -     $          0.50
                                              =================    ===============     =================    ===============
Weighted average number of
      common shares outstanding:

      Basic...................................           23,958              4,520                   142             28,620
                                              =================    ===============     =================    ===============
      Diluted.................................           28,958              4,879                    88             28,925
                                              =================    ===============     =================    ===============



                                Photronics, Inc.
                    Unaudited Pro Forma Statement of Earnings
                       for the Year Ended November 1, 1998
                    (in thousands, except per share amounts)





      Prior to the combination, Align-Rite's fiscal year end was March 31. To conform the reporting periods to within 93 days of Photronics' fiscal year end has resulted in Align-Rite's operating results for the period from April 1, 1998 to September 30, 1998 being excluded from the pro forma combined results for the year ended November 1, 1998. Sales and net income of $27,683 and $3,596 respectively, have been excluded.




                                                 NOVEMBER 1,          MARCH 31,
                                                    1998                1998               PRO FORMA           PRO FORMA

                                                 PHOTRONICS          ALIGN-RITE           ADJUSTMENTS          COMBINED
                                              -----------------    ---------------     -----------------    ---------------
Net sales.....................................$         222,572    $        46,721                          $       269,293
Costs and expenses:
      Cost of sales...........................          141,628             29,236                                  170,864
      Selling, general and administrative.....           28,793              7,442                                   36,235
      Research and development................           12,893                509                                   13,402
      Non-recurring restructuring charge......            3,800                  -                                    3,800
                                              -----------------    ---------------     -----------------    ---------------
        Operating income......................           35,458              9,534                  -                44,992
Other income and expense:
      Interest income.........................            2,721                122                                    2,843
      Interest expense........................           (6,143)                 -                                   (6,143)
      Other income, net.......................            1,046                132                                    1,178
                                              -----------------    ---------------     -----------------    ---------------
Income before income taxes....................           33,082              9,788                    -              42,870
Provision for income taxes....................           12,600              3,688                                   16,288
                                              -----------------    ---------------     -----------------    ---------------
      Net income..............................$          20,482    $         6,100     $              -     $        26,582
                                              =================    ===============     =================    ===============

Earnings per share:
      Basic...................................$            0.84    $          1.37                    -     $          0.94
                                              =================    ===============     =================    ===============
      Diluted.................................$            0.84    $          1.25                    -     $          0.92
                                              =================    ===============     =================    ===============
Weighted average number of
      common shares outstanding:

      Basic...................................           24,350              4,439                 (616)             28,173
                                              =================    ===============     =================    ===============
      Diluted.................................           28,958              4,865                 (680)             33,143
                                              =================    ===============     =================    ===============


                                Photronics, Inc.
                    Unaudited Pro Forma Statement of Earnings
                       for the Year Ended November 2, 1997
                    (in thousands, except per share amounts)






                                                 NOVEMBER 2,          MARCH 31,            PRO FORMA           PRO FORMA
                                                    1997                1997
                                                                                          ADJUSTMENTS          COMBINED
                                                 PHOTRONICS          ALIGN-RITE
                                              -----------------    ---------------     -----------------    ---------------
Net sales.....................................$         197,451    $        38,001                          $       235,452
Costs and expenses:
      Cost of sales...........................          121,502             23,530                                  145,032
      Selling, general and administrative.....           24,940              6,072                                   31,012
      Research and development................           10,605                333                                   10,938
                                              ----------------------------------------------------------------------------------
        Operating income......................           40,404              8,066                  -                48,470
Other income and expense:
      Interest income.........................            2,424                308                                    2,732
      Interest expense........................           (2,466)                -                                    (2,466)
      Other income, net.......................            1,074                  7                                    1,081
                                              -----------------    ---------------     -----------------    ---------------
Income before income taxes....................           41,436              8,381                    -              49,817
Provision for income taxes....................           15,800              3,056                                   18,856
                                              -----------------    ---------------     -----------------    ---------------
      Net income..............................$          25,636    $         5,325     $              -     $        30,961
                                              =================    ===============     =================    ===============

Earnings per share:
      Basic...................................$            1.07    $          1.21                    -     $          1.12
                                              =================    ===============     =================    ===============
      Diluted.................................$            1.03    $          1.11                    -     $          1.07
                                              =================    ===============     =================    ===============
Weighted average number of
      common shares outstanding:

      Basic...................................           23,910              4,386                  (658)            27,638
                                              =================    ===============     =================    ===============
      Diluted.................................           26,628              4,799                  (720)            30,707
                                              =================    ===============     =================    ===============


                                Photronics, Inc.
                      Notes to Unaudited Pro Forma Combined
                              Financial Information



           The unaudited pro forma combined financial information reflects the merger and gives effect to the following assumptions:

           (a) In connection with the merger, Photronics will sell 1,000,000 shares of common stock at an estimated net price of $20 per share, or $20,000,000. The net price per share was determined based on the October 1, 1999 closing price, adjusted for a discount to reflect the sale of 1,000,000 shares and the cost of such sales. As a result of the timing of the purchase of the one million shares between September 1998 and March 1999, 820,000 common shares have been included in the pro forma adjustment for basic and diluted shares outstanding for the nine months ended August 1, 1999 and 50,000 shares have been included in the pro forma adjustment for the year ended November 1, 1998.

           (b) It is estimated that approximately $3,000,000 will be incurred for direct costs of the merger, consisting primarily of transactions costs for investment banking, legal and accounting fees. The unaudited pro forma combined balance sheet gives effect to these expenses as if they had been incurred as of August 1, 1999, but the unaudited pro forma combined statement of operations do not give effect to any merger related costs.

           (c) Unaudited pro forma combined basic and diluted earnings per share is based on the combined weighted average shares of both Photronics and Align-Rite, with Align-Rite shares included based upon the conversion ratio of .85.

            COMPARISON OF THE RIGHTS OF HOLDERS OF ALIGN-RITE COMMON

                        STOCK AND PHOTRONICS COMMON STOCK

           As a result of the merger, Align-Rite common shareholders will become holders of Photronics common stock. Align-Rite is a California corporation and Photronics is a Connecticut corporation. The rights of Align-Rite shareholders are currently governed by Align-Rite's articles of incorporation and bylaws and the laws of California. Following the merger, the rights of all former holders of Align-Rite common stock will be governed by the Photronics certificate of incorporation and bylaws and the laws of Connecticut. The following is a summary comparison of the material differences between the rights of holders of Align-Rite common stock and holders of Photronics common stock and more particularly the material differences between the provisions of the Photronics certificate of incorporation and the Align-Rite articles of incorporation, the Photronics bylaws and the Align-Rite bylaws, and between the provisions of the Connecticut Business Corporation Act and the California General Corporation Law.

           For information on how to obtain copies of the Photronics certificate of incorporation, the Photronics bylaws, the Align-Rite articles of incorporation, and the Align-Rite bylaws, see "Where You Can Find More Information." Furthermore, the description of the differences between Connecticut law and California law is a summary only and is not a complete description of the differences between Connecticut law and California law.

Authorized Capital

           The total number of authorized shares of capital stock of Photronics is 77,000,000, consisting of 75,000,000 shares of Photronics common stock, par value $0.01 per share, and 2,000,000 shares of Preferred Stock, par value $0.01 per share. As of February 1, 2000, 24,093,423 shares of Photronics common stock were outstanding and no shares of Preferred Stock were outstanding.

           The authorized capital stock of Align-Rite consists of 35,000,000 shares of common stock, par value $0.01 per share, of which 4,677,869 shares were issued and outstanding as of February 1, 2000.

Number of Directors; Removal; Vacancies

           Number of Directors. Connecticut law provides that a corporation's board of directors must consist of one or more members, with the number specified in or fixed in accordance with the certificate of incorporation or the bylaws. In addition, Connecticut law provides that the number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the certificate of incorporation or the bylaws.



           The Photronics bylaws state that the number of directors shall be between three and fifteen. The number at any time shall be the number most recently determined by the board of directors or the shareholders or, absent such action, shall be the number of directors elected at the preceding annual meeting, plus the number of directors elected since the meeting, if any, to fill a vacancy created by an increase in the size of the board. There are currently four directors serving on the Photronics board.

           Connecticut law provides that directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting where a quorum is present, and shareholders do not have the right to cumulate their votes unless the certificate of incorporation so provides. The Photronics certificate of incorporation does not provide for cumulative voting.

           California law provides that a corporation's board of directors must consist of one or more members, with the number specified in or fixed in accordance with the articles of incorporation or the bylaws. In addition, California law provides that the number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or the bylaws. The Align-Rite bylaws state that the number of directors shall be between five and nine members. There are currently five directors serving on the Align-Rite board.

           California law requires corporations to provide for cumulative voting in the election of directors unless the articles of incorporation or bylaws eliminate cumulative voting. The Align-Rite articles of incorporation specifically prohibits cumulative voting.

           Removal. Under Connecticut law, a director may be removed by shareholders with or without cause unless the certificate of incorporation provides that directors may be removed only for cause. Additionally, a director may be removed by shareholders only at a meeting called for the purpose of removing that director, and the notice calling the meeting must state that the purpose or one of the purposes of the meeting is removal of the director. The Photronics bylaws provide that a director may be removed with or without cause by a vote of the holders of a majority of the stock entitled to vote.

           Under California law, the holders of at least 10% of the outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed, unless the entire board is removed, when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected.



           Vacancies. Under Connecticut law, unless the certificate of incorporation provides otherwise, any vacancy in a board of directors may be filled by either the shareholders, the board of directors, or, if the directors remaining in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all the directors remaining in office. The Photronics certificate of incorporation conforms with the requirements of Connecticut law.

           Under California law, unless otherwise provided in the articles of incorporation or bylaws and except for a vacancy created by the removal of a director, vacancies on the board of directors may be filled by approval of the board. In addition, any vacancies on the board resulting from the removal of directors may be filled by the affirmative vote of a majority of the shares represented and voting at a meeting at which a quorum is present (or by consent signed by holders of shares having not less than the minimum number of votes required at a meeting at which all shares entitled to vote were present and voted). The Photronics by-laws provide that vacancies occurring on the board as a result of the death or resignation of a director shall be filled by a majority of the remaining directors. A vacancy on the board occurring as a result of the removal of a director shall be filled by the majority vote of the shareholders as provided under California law.

Charter Amendments

           Under Connecticut law, a corporation's certificate of incorporation may be amended in some limited respects by the board of directors of that corporation without shareholder action. A corporation may also amend its certificate of incorporation in any respect by (a) recommendation of the board of directors (unless the board determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment), and (b) unless the certificate of incorporation or directors require a greater vote, by approval of either (x) a majority of the votes entitled to be cast on the amendment by each voting group, if any, with respect to which the amendment would create dissenter's rights, or (y) a majority of the votes cast by every other voting group entitled to vote on the amendment. The Photronics certificate of incorporation does not require the vote of a greater number of shares than provided under Connecticut law.

           Under California law, a corporation's articles of incorporation may be amended by the board of directors and the shareholders if (a) the board of directors approves the proposed amendment; and (b) the holders of at least a majority of the outstanding shares entitled to vote approve such amendment by affirmative vote, unless the corporation's articles of incorporation require the vote of a greater number of shares. In addition, each class of stock affected by such a proposed amendment, even if such stock would not otherwise have such rights, must approve by at least a majority vote amendments which make specified changes to the rights of such class of capital stock. The Align-Rite articles of incorporation do not require a number of shares different from California law to approve an amendment to the Align-Rite articles of incorporation.

Bylaw Amendments

           Under Connecticut law, a corporation's board of directors may amend or repeal the bylaws unless either the corporation's certificate of incorporation or specified provisions of the Connecticut Business Corporation Act reserve this power exclusively to the shareholders in whole or in part, or the shareholders, in amending or repealing a particular bylaw, expressly provided that the board of directors may not amend or repeal that bylaw. The Photronics certificate of incorporation does not reserve the power to amend the bylaws exclusively to the shareholders. In addition, no bylaw enacted by Photronics's shareholders expressly provides that the board may not amend or repeal such bylaw.

           Under California law, a corporation's bylaws may be adopted, amended or repealed either by the vote of a majority of the outstanding shares entitled to vote or by the approval of the board of directors except (a) if the number of directors is set forth in the articles of incorporation, in which case this number may be changed only by an amendment to the articles of incorporation, and
(b) after the issuance of shares, a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may be adopted by approval only of the outstanding shares, provided that an amendment reducing the number of directors to less than five cannot be adopted if the votes cast against adoption (or not consenting) equal or exceed 16 2/3% of the outstanding shares entitled to vote. The Align-Rite bylaws provide that the bylaws may be amended either by approval of the outstanding shares or, other than changes increasing or decreasing the size of the board of directors or altering the method of election and term of directors, by the approval of the board of directors.

Special Meetings of Shareholders

           Under Connecticut law, a corporation is required to hold a special meeting of shareholders if (a) the board of directors calls such a meeting; or
(b) holders of at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the special meeting make a written demand for the meeting to the corporation's secretary describing the purpose for the proposed special meeting; provided, that if the corporation has a class of voting stock registered pursuant to Section 12 of the Securities Exchange Act of 1934,
and no person held ten percent or more of such votes on February 1, 1998, the corporation need not hold such a special meeting except upon demand of the holders of not less than thirty five percent of such votes.

           Unless the corporation's certificate of incorporation or Connecticut law provides otherwise, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Connecticut law further provides that unless Connecticut law or a corporation's certificate of incorporation requires a greater number of affirmative votes, if a quorum exists, action on a matter, other than the election of directors, is approved if the majority of votes cast favor of the action.

           In addition to the requirements of Connecticut law, the Photronics bylaws provide that special meetings of the shareholders may also be called by the President or the Secretary of the corporation. A quorum under the Photronics bylaws consists of the holders of a majority of the stock entitled to vote, represented in person or by proxy.

           California law provides that a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than ten percent of the votes at the meeting or such additional persons as may be provided in the articles of incorporation of bylaws (there being none specified in the Align-Rite articles of incorporation or bylaws). Under California law and the Align-Rite articles of incorporation, a quorum for a special meeting of shareholders is a majority of the shares entitled to vote.

Cumulative Voting

           Under Connecticut law, shareholders do not have a right to cumulate their votes for directors unless the certificate of incorporation so provides. The Photronics certificate of incorporation does not provide for cumulative voting.

           California law requires corporations to provide for cumulative voting for the election of directors unless, in the case of a listed corporation, bylaws are amended to eliminate cumulative voting. The Align-Rite articles of incorporation specifically provide that cumulative voting is not permitted.

Shareholder Action Without a Meeting

           Under Connecticut law, shareholders may take action without a meeting
(a) by unanimous written consent of all the persons who would be entitled to vote upon that action at a meeting, or (b) if the certificate of incorporation so provides, by written consent of a majority of the persons who would be entitled to vote upon that action at a meeting.

The Photronics' bylaws provide for any action which may be taken at a meeting of shareholders may be taken without a meeting provided this action is consented to in writing by all persons entitled to vote at such a meeting.

           Under California law, unless otherwise provided in the articles of incorporation, any action which may be taken at a meeting of shareholders may also be taken without a meeting and without prior notice by the execution of a written consent of the holders of at least the same number of outstanding shares as would be necessary to take such action at a meeting on which all shares entitled to vote were present and voted, except that the election of directors by written consent requires the unanimous consent of all shares entitled to vote in such election. The Align-Rite articles of incorporation, however, specifically prohibit shareholder action without a meeting.
Required Vote for Specific Transactions

           Extraordinary Transactions. Under Connecticut law, in order for a plan of merger or share exchange to be approved, the board of directors must adopt the plan of merger or share exchange and recommend it to the shareholders for approval, unless the board determines that, due to a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders. For corporations incorporated before January 1, 1997, a plan of merger or share exchange must be approved by each voting group entitled to vote separately on the plan by at least two-thirds of the voting power of such voting group, unless the certificate of incorporation provides otherwise. Photronics' certificate of incorporation does not contain such an alternative.

           California law requires approval of the board of directors and a majority of shares outstanding for mergers, exchanges, sales of assets (other than sales in the ordinary course of business) or share exchange tender offers. California law generally requires that, unless all shareholders of a class or series consent, each share of a class or series of any party to a merger must be treated equally with respect to any distribution of cash, property, rights or securities.

           Absence of Required Vote for Corporate Mergers and Reorganizations. Connecticut law does not require a vote of the shareholders of a corporation surviving a merger to approve a merger if:

           o the agreement of merger does not amend the certificate of incorporation of such corporation, except for certain enumerated amendments;

           o each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares with identical designations, preferences, limitations and relative rights, immediately thereafter;

           o the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than twenty percent the total number of shares outstanding immediately before the merger; and

           o the number of participating shares, outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than twenty percent the total number of participating shares outstanding immediately before the merger.

           However, the merger does not require approval by Photronics shareholders under Connecticut law because the merger involves a merger of AL Acquisition Corp., a California corporation and a wholly-owned subsidiary of Photronics, and Align-Rite, a California corporation.

           California law does not require a vote of the shareholders of a corporation surviving a reorganization (defined as mergers, share exchange transactions and/or acquisitions of securities) to approve such reorganization if such corporation, or its shareholders immediately before the reorganization, or both, shall own (immediately after the reorganization) equity securities other than any warrant or right to subscribe to or purchase such equity securities, of the surviving or acquiring corporation or a parent party possessing more than five-sixths of the voting power of the surviving or acquiring corporation or parent party.

State Takeover Legislation

           Connecticut law provides for limitations and prohibitions on defined "business combinations." Under Connecticut law, a "business combination" includes:

           o   mergers,

           o   combinations,

           o transfers or issuances of equity securities to " interested shareholders" (generally defined as the beneficial owner of ten percent or more of the voting power of the outstanding shares of voting stock of a corporation) and their affiliates,

           o liquidation/dissolution resolutions passed by interested shareholders and their affiliates, or

           o reclassifications of securities that result in the proportionate increase of ownership of outstanding shares by interested shareholders and their affiliates.

           Connecticut law generally requires that in addition to any vote otherwise required by law or a corporation's certificate of incorporation, a business combination must first be approved by a corporation's board of directors and then be approved by the affirmative vote of at least:

           (a) the holders of 80% of the voting power of the outstanding shares of the corporation; and

           (b) the holders of two-thirds of the voting power of the outstanding shares of the corporation (other than shares held by the interested shareholder and any affiliates.).

           Connecticut law also generally prohibits a resident domestic corporation from engaging in any business combination with any interested shareholder for a period of five years following the date that such shareholder became an interested shareholder, unless (a) prior to such date the board of directors of the corporation and a majority of such corporation's non-employee directors (of which there must be at least two) approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or (b) the business combination is otherwise exempted from the five-year prohibition by applicable provisions of Connecticut law.

           Finally, Connecticut law permits transactions involving a Connecticut corporation and an interested director of that corporation so long as

           (a) the transaction is approved by an affirmative vote of a majority, but no fewer than two, of those qualified directors (defined as a director who is not interested or a director who is not an affiliate of an interested director) on the board of directors or on a duly empowered committee of the board who voted on the transaction after the existence and nature of the directors' conflicting interest and all facts known to him respecting the subject matter of the conflicting interest transaction that an ordinarily prudent person would reasonably believe to be material to a judgment about whether or not to proceed with the transaction are known or disclosed to them,

           (b) a majority of the votes entitled to be cast by the holders of all qualified shares (defined as shares that are not owned or controlled by an interested director or an affiliate of an interested director) were cast in favor of the transaction after the existence and nature of the director's conflicting interest and all facts known to the interested director respecting the subject matter of the conflicting interest transaction that an ordinarily prudent person would reasonably believe to be material to a judgment about whether or not to proceed with the transaction are known or disclosed to the holders of such shares, or

           (c) the transaction, judged according to the circumstances at the time of commitment, is established to have been fair to the corporation. Connecticut law contains no provisions explicitly treating conflict-of-interest transactions with officers of a corporation.

           California law requires that an "interested party"(defined below) in a corporation provide such corporation's shareholders with copies of a fairness opinion if such interested party and the corporation enter into various forms of transactions, including a merger transaction. An "interested party" for purposes of California law means a person who is a party to the transaction and (a) directly or indirectly controls the corporation, (b) is or is directly or indirectly controlled by, an officer or director of the corporation or (c) is an entity in which a material financial interest is held by any director or executive officer of the corporation.

           California law also provides that contracts or transactions between a corporation and (a) any of its directors or (b) a company in which a director has a material financial interest are not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and either (x) approved by vote of a majority of the share represented at a meeting (or consented to by shares sufficient in number to approve the matter at a meeting), excluding shares owned by the director or other interested party; or
(y) approved or ratified by vote of the directors sufficient, without counting the vote of the interested director, to adopt the matter and the contract or transaction is just and reasonable as to the corporation at the time of the vote. Alternatively, the person asserting the validity of the contract or transaction may sustain the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

Standard of Conduct for Directors

           Connecticut law requires that a director of a corporation discharge his duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner such director reasonably believes to be in the best interests of the corporation. In connection with the director's consideration of business combination transactions, Connecticut law requires that a director consider, in determining what such director reasonably believes to be in the best interests of the corporation,

           (a) the long-term as well as the short-term interests of the corporation,

           (b) the interests of the shareholders, long-term as well as short-term, including the possibility that these interests may be best served by the continued independence of the corporation,

           (c) the interests of the corporation's employees, customers, creditors, and suppliers, and

           (d) community and societal considerations including those of any community in which any office or other facility of the corporation is located. A director may also use his discretion in considering any other factors he reasonably considers appropriate in determining what he reasonably believes to be in the best interests of the corporation with respect to such a businesses combination.

           California law requires that a director discharge his duties, including duties as a member of any committee of the board upon which the director may serve, in good faith, in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. In performing the duties of a director, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

           (a) one or more officers or employees of the corporation whom the director believes to be reliable and competent in the matters presented;

           (b) counsel, independent accountants or other persons as to matters which the director believes to be within such person's professional and expert competence; and

           (c) a committee of the board upon which the director does not serve, as to matters within its designated authority, which committee the director believes to merit confidence, so long as, in any such case, the director acts in good faith, after reasonable inquiry when the need therefor is indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

Indemnification of Directors and Officers

           Unless the certificate of incorporation provides otherwise, Connecticut law provides that a corporation formed prior to January 1, 1997 (such as Photronics) shall indemnify its officers, directors, employees or agents against liability incurred by them in connection with proceedings, if they acted in good faith and, in the case of conduct in their official capacity, in a manner they reasonably believed to be in the best interests of the corporation and, in all other cases, that their conduct was at least not opposed to the best interest of the corporation, and with respect to criminal proceedings, had no reasonable cause to believe that their conduct was unlawful. A corporation may advance expenses to its officers, directors, employees or agents prior to final adjudication, as long as they deliver to the corporation a written affirmation of their good faith belief that they have satisfied the required standard of conduct and undertake to repay the amounts advanced if it is ultimately determined that they were not entitled to be indemnified. Finally, Connecticut law permits a corporation to purchase liability insurance for directors and officers.

           The Photronics bylaws provide that shareholders, directors, officers, employees and agents shall be entitled to indemnification as provided by Connecticut law.

           Under California law, a corporation has the power to indemnify, with specific exceptions, any agent who is a party to any action, other than an action by or in the right of the corporation to procure a judgment in its favor, against expenses, judgments fines and settlements if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation has the power to indemnify, with specific exceptions, any agent who is a party to any action by or in the right of the corporation against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if that person acted in good faith and in a manner that person believed to be in the best interests of the corporation and its shareholders. An agent of a corporation for purposes of California law includes directors, officers and employees of such corporation. The indemnification authorized by California law is not exclusive and a corporation may grant its directors additional rights to indemnification.

           Furthermore, California law provides, upon receipt of an undertaking to reimburse the corporation if indemnification is ultimately determined to be inappropriate, that a corporation may advance expenses of defense. In addition, a corporation must reimburse a successful defendant for expenses, actually and reasonably incurred in connection with their defense. California law also permits a corporation to purchase liability insurance for its directors and officers. California law provides that a corporation may not indemnify for any matter as to which a person has been adjudged to be liable to the corporation, but only to the extent a court determines that the person is entitled to indemnity.

           Align-Rite's articles of incorporation and by-laws provide that Align-Rite shall provide indemnification to its agents to the fullest extent permissible under California law. Align-Rite also has entered into indemnity agreements with its directors and officers that obligate Align-Rite to indemnify the director or officer to the fullest extent permitted under California law.

Limitation of Personal Liability of Directors and Officers

           Under Connecticut law, a corporation is permitted to limit the personal liability of a director to the corporation or its shareholders for money damages for breach of duty as a director to an amount that is not less than the compensation received by the director for serving the corporation during the year of the violation if such breach did not

           (a) involve a knowing or culpable violation of law by the director,

           (b) enable the director or an associate to receive improper personal economic gain,

           (c) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation,

           (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation, or

           (e) create liability for unlawful distributions. The Photronics certificate of incorporation provides for the limitation on director's liability to the maximum extent permitted by law.

           Under California law, a corporation's articles of incorporation may eliminate all monetary liability of each director to the corporation or its shareholders for conduct in the performance of such director's duties other than conduct specifically excluded from protection. California law does not, however, permit any limitation of liability of a director for specific acts, including:

           (a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

           (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

           (c) any transaction from which a director derived a improper personal benefit;

           (d) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties to the corporation or its shareholders; and

           (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders. The Align-Rite charter eliminates the monetary liability of Align-Rite's directors to the fullest extent permitted by law.

Appraisal and Dissenters' Rights

           Under Connecticut law, a shareholder is entitled to dissent from, and receive the fair value of shares owned in the event of a plan of merger or share exchange to which the corporation is a party as the corporation whose shares will be acquired, if shareholder approval is required for the merger or the share exchange and the shareholder is entitled to vote on the transaction. Connecticut law also provides for appraisal rights in the case of (a) a sale or exchange of all, or substantially all, of the property of the corporation other than in the ordinary and regular course of business if the shareholder is entitled to vote on the sale, with judicially ordered and other special sales excluded (b) amendments to the certificate of incorporation that materially and adversely affect the dissenters' rights in respect of such dissenters' shares; and c) any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a board resolution provides that shareholders are entitled to dissent and obtain payment for their shares. Neither Photronics' certificate of incorporation nor its bylaws contain provisions concerning appraisal and dissenters' rights.

           Generally, under California law, a shareholder of a corporation has
(a) the right to dissent from any reorganization or disposition to which such corporation is a party if California law requires a shareholder vote; and (b) appraisal rights upon compliance with the statutory procedures. If appraisal rights are available after compliance with the prescribed statutory procedures, a shareholder is entitled to receive from the corporation cash equal to the "fair market value" of his shares (exclusive of any appreciation or depreciation in connection with the proposed merger) determined as of the day before the announcement of the proposed corporate action. Neither the Align-Rite charter nor its bylaws contain provisions concerning appraisal of dissenter's rights. See "The Merger - Dissenters Rights" for a discussion of the rights of Align-Rite shareholders in connection with the merger.

Preemptive Rights

           Under Connecticut law, shareholders do not generally have preemptive rights unless the corporation's certificate of incorporation specifically grants such rights. The Photronics certificate of incorporation provides that no Photronics shareholder shall have any preemptive or preferential rights to subscribe for, purchase or receive any shares of stock of or any obligation convertible into shares of stock of the corporation, including warrants, subscription rights, or options to acquire share, which Photronics may issue or sell.

           Under California law, a shareholder does not have preemptive rights unless the articles of incorporation specifically grants such rights. The articles of incorporation of Align-Rite do not provide for preemptive rights.

Voting Rights of Classes of Stock

           Connecticut law provides that holders of the outstanding shares of a class of stock shall be entitled to vote as a separate voting group upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would

(a) increase or decrease the aggregate number of authorized shares of the class;

(b) effect an exchange or reclassification of all or part of the shares of the class into shares of another class;

(c) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class;

(d) change the designations, rights, preferences or limitations of all or part of shares of the class;

(e) change the shares of all or part of the class into a different number of shares of the same class;

(f) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class;

(g) increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class;

(h) limit or deny an existing preemptive right of all or part of the shares of the class; or

(i) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class.

California law provides that holders of each class of shares are entitled to vote as a class upon a proposed amendment to the articles of incorporation, whether or not entitled to vote thereon by the articles of incorporation, if the amendment would

(a) increase or decrease the aggregate number of authorized shares of such class;

(b) effect an exchange, reclassification, or cancellation of all or part of the shares of such class;

(c) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class;

(d) change the rights, preferences, privileges or restrictions of the shares of such class;

(e) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class;

(f) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board to do so; or

(g) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

Payment of Dividends

Under Connecticut law, a corporation may make distributions, including dividends, to its shareholders subject to restriction by its certificate of incorporation unless, after giving effect to the dividend or distribution, either the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus, unless its certificate of incorporation permits otherwise, the amount that would be needed, if the corporation were to be dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to those shareholders receiving the dividend or distribution. Neither Photronics' amended certificate of incorporation nor its bylaws contain a limitation on such powers.

Generally, a California corporation may pay dividends or repurchase shares out of retained earnings. Dividends or repurchases of shares may also be made if, immediately after giving effect thereto, the sum of (a) the assets (excluding goodwill and other assets) of the corporation are at least equal to 1.25 times its liabilities (excluding deferred credits) and (b) the current assets of the corporation are at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes and interest expense for the two preceding fiscal years were less than the average of the interest expense of such corporation for such fiscal years, at least equal to 1.25 times its current liabilities. There are exceptions to the foregoing rules for repurchases of shares in connection with rescission actions or pursuant to employee stock plans. Neither Align-Rite's articles of incorporation nor its bylaws contain any limitations on such powers.

Inspection of Books and Records

Under Connecticut law, a shareholder is entitled to inspect and copy the list of shareholders provided he gives the corporation at least five days written notice, and his demand is in good faith, for a proper purpose, and the records are directly connected with his purpose. Additionally, Connecticut law entitles a shareholder to inspect and copy corporate records such as the certificate of incorporation, bylaws, shareholder meeting minutes, and the list of current directors and officers.

California law allows any shareholder upon written demand to inspect a corporation's shareholders' list for a purpose reasonably related to such person's interests as a shareholder. In addition, California law provides an absolute right to inspect and copy the corporation's shareholders' list to persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a
Schedule 14A with the Securities and Exchange Commission.

                                     EXPERTS

The financial statements of Photronics, Inc. as of October 31, 1999 and November 1, 1998, and for each of the three years in the period ended October 31, 1999, incorporated in this proxy statement/prospectus by reference from Photronics' Annual Report on Form 10-K for the year ended October 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and is incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Align-Rite International, Inc. incorporated in this proxy statement/prospectus by reference to the Align-Rite International, Inc. Annual Report on Form 10-K for the year ended March 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL OPINIONS

The legality of the shares of Photronics common stock to be issued in connection with the merger will be passed upon by Paul, Hastings, Janofsky & Walker LLP. Federal income tax consequences of the merger will be passed upon for Align-Rite by O'Melveny & Myers LLP and for Photronics by Paul, Hastings, Janofsky & Walker LLP.


                              SHAREHOLDER PROPOSALS

Align-Rite will hold an annual meeting of shareholders in the year 2000 if the merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 2000 annual meeting of Align-Rite shareholders must be received by the Secretary of Align-Rite no later than May 17, 2000 in order to be considered for inclusion in its proxy materials.


                                  OTHER MATTERS

As of the date of this proxy statement/prospectus, the Align-Rite board knows of no matters that will be presented for consideration at the Align-Rite shareholders meeting other than as described in this proxy statement/prospectus. If any other matters shall properly come before either the Align-Rite shareholders meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Align-Rite.

                       WHERE YOU CAN FIND MORE INFORMATION

Align-Rite and Photronics file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-8330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Photronics filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Photronics common stock which Photronics will issue to the Align-Rite shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Photronics in addition to being a proxy statement for Align-Rite for its shareholders meeting. As allowed by the Securities and Exchange Commission rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

The Securities and Exchange Commission allows Photronics and Align-Rite to incorporate by reference information into this document, which means that Photronics and Align-Rite can disclose important information to you by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

This document incorporates by reference the documents set forth below:

Photronics Securities and Exchange Commission filings:


1.         Registration Statement on Form 8-A, dated March 31, 1987
2. Annual Report on Form 10-K for the fiscal year ended October 31, 1999, as amended
3.         Current Report on Form 8-K, dated November 4, 1999
4.         Current Report on Form 8-K, dated November 29, 1999
5.         Current Report on Form 8-K, dated January 14, 2000
6.         Current Report on Form 8-K, dated February 22, 2000

Photronics also is incorporating by reference any additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the shareholders meeting.

Align-Rite Securities and Exchange Commission filings:


1.         Annual Report on Form 10-K for the fiscal year ended March 31, 1999

2. Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999 , September 30, 1999 (as amended) and December 31, 1999
3.         Current Report on Form 8-K, dated July 16, 1999
4.         Current Report on Form 8-K, dated September 27, 1999
5.         Current Report on Form 8-K, dated November 4, 1999
6.         Current Report on Form 8-K, dated November 29, 1999
7.         Current Report on Form 8-K, dated January 13, 2000


Align-Rite also is incorporating by reference any additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the shareholders meeting.

The documents incorporated by reference by Photronics and Align-Rite are available from Photronics and Align-Rite, as applicable, without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Shareholders may obtain documents listed above by requesting them in writing from the appropriate company at the following address:


Photronics, Inc.                              Align-Rite International, Inc.
Investor Relations                            2428 Ontario Street
15 Secor Road                                 Burbank, California 91504
Brookfield, CT 06804                          Attention: Petar N.  Katurich
Attention:  Michael W. McCarthy               (818) 843-7220
(203) 775-9000


If you would like to request documents from us, please do so by February o, 2000 so that you may receive them before the shareholders meetings. You should rely on the information contained in this document to vote on the proposals submitted by the Align-Rite board. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated February o, 2000. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to shareholders of Align-Rite nor the issuance of Photronics common stock in the merger shall create any implication to the contrary.

You are urged to sign, date and promptly mail the enclosed proxy in the enclosed prepaid envelope. Prompt return of your proxy may save Align-Rite and Photronics additional solicitation expense.

We encourage all shareholders of Align-Rite to attend the special shareholders meeting on March 27, 2000.

                                                                       ANNEX A


                         AGREEMENT AND PLAN OF MERGER



                                     among



                               PHOTRONICS, INC.,


                             AL ACQUISITION CORP.


                                      and


                        ALIGN-RITE INTERNATIONAL, INC.



                        Dated as of September 15, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                                       Page
                                                                                       ----
                                        ARTICLE I

                                       The Merger

Section 1.1   The Merger................................................................  2
Section 1.2   Closing...................................................................  2
Section 1.3   Effective Time............................................................  2
Section 1.4   Effects of the Merger.....................................................  2
Section 1.5   Articles of Incorporation and By Laws of the Surviving Corporation........  2
Section 1.6   Directors.................................................................  2
Section 1.7   Officers..................................................................  2

                                       ARTICLE II

                      Effect of the Merger on the Capital Stock of the
                     Constituent Corporations; Exchange of Certificates

Section 2.1   Capital Stock of Merger Sub...............................................  3
Section 2.2   Cancellation of Parent Owned Stock........................................  3
Section 2.3   Conversion of Company Common Stock........................................  3
Section 2.4   Exchange of Certificates..................................................  4
Section 2.5   Dissenters' Rights........................................................  6
Section 2.6   Stock Transfer Books......................................................  7

                                       ARTICLE III

                       Representations and Warranties of the Company

Section 3.1   Organization, Qualification, Etc..........................................  7
Section 3.2   Capital Stock.............................................................  8
Section 3.3   Corporate Authority Relative to this Agreement.  No Violation.............  8
Section 3.4   Reports and Financial Statements..........................................  9
Section 3.5   No Undisclosed Liabilities................................................ 10
Section 3.6   No Violation of Law....................................................... 10
Section 3.7   Environmental Laws and Regulations........................................ 10
Section 3.8   Employees; No Undisclosed Employee Benefit Plan Liabilities or
              Severance Arrangements.................................................... 11
Section 3.9   Absence of Certain Changes or Events...................................... 12
Section 3.10  Investigations; Litigation................................................ 12
Section 3.11  Joint Proxy Statement; Registration Statement; Other Information.......... 12
Section 3.12  Accounting and Tax Matters................................................ 13
Section 3.13  Taxes..................................................................... 13
Section 3.14  Opinion of Financial Advisor.............................................. 14
Section 3.15  Required Vote of the Company Shareholders................................. 14
Section 3.16  Insurance................................................................. 14

Section 3.17  Property........................................................................ 15
Section 3.18  Personnel; Labor Relations...................................................... 15
Section 3.19  Intellectual Property........................................................... 16
Section 3.20  Material Contracts.............................................................. 16
Section 3.21  Suppliers and Customers......................................................... 17
Section 3.22  Year 2000 Matters............................................................... 17

                                         ARTICLE IV

                    Representations And Warranties of Parent And Merger Sub

Section 4.1   Organization, Qualification, Etc................................................ 17
Section 4.2   Capital Stock................................................................... 18
Section 4.3   Corporate Authority Relative to this Agreement. No Violation.................... 18
Section 4.4   Reports and Financial Statements................................................ 19
Section 4.5   No Undisclosed Liabilities...................................................... 20
Section 4.6   No Violation of Law............................................................. 20
Section 4.7   Environmental Laws and Regulations.............................................. 20
Section 4.8   No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements...... 20
Section 4.9   Absence of Certain Changes or Events............................................ 21
Section 4.10  Investigations; Litigation...................................................... 21
Section 4.11  Joint Proxy Statement; Registration Statement; Other Information................ 21
Section 4.12  Accounting and Tax Matters...................................................... 21
Section 4.13  Tax Matters..................................................................... 22
Section 4.14  Vote of Parent Shareholders..................................................... 22
Section 4.15  Opinion of Financial Advisor.................................................... 23
Section 4.16  Material Contracts.............................................................. 23

                                             ARTICLE V

                                             Covenants

Section 5.1   Conduct of Business by the Company or Parent.................................... 23
Section 5.2   Proxy Material; Registration Statement.......................................... 26
Section 5.3   Shareholders' Meeting........................................................... 26
Section 5.4   Approvals and Consents; Cooperation............................................. 26
Section 5.5   Access to Information; Confidentiality.......................................... 27
Section 5.6   Affiliates...................................................................... 28
Section 5.7   Rights Under Stock Plans........................................................ 28
Section 5.8   Filings; Other Action........................................................... 29
Section 5.9   Further Assurances.............................................................. 29
Section 5.10  Company Acquisition Proposals................................................... 29
Section 5.11  Director and Officer Liability.................................................. 30
Section 5.12  Accountants' "Comfort" Letters.................................................. 31
Section 5.13  Additional Reports.............................................................. 31
Section 5.14  Tax Treatment; Plan of Reorganization........................................... 32
Section 5.15  Public Announcements............................................................ 32
Section 5.16  Employee Plans and Benefits..................................................... 32
Section 5.17  Sale of Shares by Parent........................................................ 33

                                                                          Page
                                     ARTICLE VI

                              Conditions to the Merger

Section 6.1   Conditions to the Obligations of Each Party................. 33
Section 6.2   Conditions to the Obligations of Parent and Merger Sub...... 34
Section 6.3   Conditions to the Obligations of the Company................ 34

                                    ARTICLE VII

                         Termination, Amendment and Waiver

Section 7.1   Termination................................................. 35
Section 7.2   Effect of Termination....................................... 36
Section 7.3   Amendment................................................... 37
Section 7.4   Extension; Waiver........................................... 37
Section 7.5   Termination Fee............................................. 37

                                     ARTICLE VIII

                                  General Provisions

Section 8.1   Nonsurvival of Representations.............................. 37
Section 8.2   Notices..................................................... 38
Section 8.3   Definitions................................................. 38
Section 8.4   Counterparts................................................ 41
Section 8.5   Entire Agreement, No Third-Party Beneficiaries.............. 41
Section 8.6   Assignment.................................................. 42
Section 8.7   Governing Law............................................... 42
Section 8.8   Enforcement................................................. 42
Section 8.9   Severability................................................ 42
Section 8.10  Interpretation.............................................. 42
Section 8.11  Finders or Brokers.......................................... 42

     This AGREEMENT AND PLAN OF MERGER, dated as of September 15, 1999, is entered into by and among PHOTRONICS, INC., a Connecticut corporation ("Parent"), AL ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ALIGN-RITE INTERNATIONAL, INC., a California corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company and Parent as the sole shareholder of Merger Sub have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, the "Agreement");

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective shareholders for Merger Sub to merge with and into the Company as set forth below (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than Dissenting Shares (as defined in Section 2.5) and shares owned directly or indirectly by Parent, Merger Sub or by the Company, will be converted into shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock") in accordance with the provisions of Article II of this Agreement;

     WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and certain shareholders of the Company (the "Voting Shareholders") are entering into a voting agreement dated as of the date of this Agreement (the "Voting Agreement") pursuant to which such shareholder agrees to vote his shares of Company Common Stock in favor of the proposal to approve and adopt the Merger and this Agreement;

     WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the Code;

     WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests;" and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                  ARTICLE I.

                                  The Merger

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the California General Corporation Law (the "CGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3) of the Merger. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the CGCL.

     Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date") at such place as the parties may mutually agree.

     Section 1.3 Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of California this Agreement and a duly executed officers' certificate by each of the Company and Merger Sub in accordance with the CGCL and shall make all other filings or recordings, and take such other and further action as may be required under the CGCL. The Merger shall become effective upon the filing of this Agreement and such officers' certificates (such time as the Merger becomes effective is referred to herein as the "Effective Time").

     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the CGCL.

     Section 1.5 Articles of Incorporation and By Laws of the Surviving Corporation.

          (a) The Amended and Restated Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall become the Amended and Restated Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law.

          (b) The by laws of the Merger Sub as in effect immediately prior to the Effective Time shall become the by laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law.

     Section 1.6 Directors. The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II.

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

     Section 2.1 Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Section 2.2 Cancellation of Parent Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     Section 2.3 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to this Section 2.3 and Section 2.4(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2 (the "Canceled Shares") and Dissenting Shares) shall be converted into a number (the "Conversion Number") of duly authorized, validly issued and nonassessable shares of Parent Common Stock (the "Merger Consideration") determined by dividing $23.09 by the average of the daily average per share high and low sales prices of one share of Parent Common Stock as reported on the Nasdaq National Market (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for each of the 20 trading days ending on the third trading day prior to the Company Meeting (as defined in Section 5.3, so long as the Closing Date occurs within five business days of the Company Meeting or, if the Closing Date is more than five business days after the Company Meeting, the Closing Date) rounded to the nearest cent (the "Average Parent Price"), provided that (i) if the Average Parent Price is less than $21.00, the Conversion Number shall be 1.0995; and (ii) if the Average Parent Price is greater than $28.25, the Conversion Number shall be 0.8173; provided, however, that, in any event, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any declared or completed stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number shall be adjusted correspondingly to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.
At the Effective Time, all such shares of Company Common Stock (other than Dissenting Shares) shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     Section 2.4 Exchange of Certificates.

          (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.3 and cash in an amount required to be paid pursuant to Sections 2.4(d) and 2.4(f) (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent, pursuant to irrevocable instructions, shall deliver, out of the Exchange Fund, to holders of Company Common Stock the Parent Common Stock contemplated to be issued pursuant to Section 2.3 (and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)) and the cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled to pursuant to Section 2.4(f) hereof out of the Exchange Fund.

          (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Canceled Shares and Dissenting Shares) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock, or cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) hereof.

          (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder's shares of Company Common Stock have been converted into pursuant to this Article II (and any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f)) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.4(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d).

          (d) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to
Section 2.4(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          (e) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (f) No Fractional Shares.

              (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

              (ii) In lieu of the issuance of fractional shares, each holder of Company Common Stock shall be entitled to receive an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by shareholder) would otherwise be entitled by (B) the last sale price for a share of Parent Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day prior to the Closing Date.

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall deliver, the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(f) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to
Section 2.4(d), upon due surrender of their shares of Company Stock (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity, to the extent permitted by applicable law, shall become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

          (h) No Liability. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (i) Withholding Rights. Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

          (j) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Parent, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, and any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2(d).

          (k) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     Section 2.5 Dissenters' Rights.   Notwithstanding anything in this
Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and constituting "dissenting shares" (as defined in Section 1300 of the CGCL) ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in
Section 2.3 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his or her right to appraisal, such Dissenting Shares thereupon shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger

Consideration to which such holder is entitled, without interest thereon. The Company shall give Parent (i) prompt written notice of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served, pursuant to applicable law received by the Company relating to dissenters' rights and (ii) the opportunity to direct all negotiations with respect to dissenters under the CGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of such demands.

     Section 2.6 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent (or Parent for any reason) shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.4(d).

                                 ARTICLE III.

                 Representations and Warranties of the Company

       The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the "Company Disclosure Letter"):

     Section 3.1 Organization, Qualification, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for such jurisdictions in which such failure to be so qualified or to be in good standing in the aggregate, would not have a Material Adverse Effect on the Company. The Company Disclosure Letter lists the locations of all offices of the Company or any of its Subsidiaries. The copies of the Company's Restated and Amended Articles of Incorporation and by laws which have been made available to Parent are complete and correct and in full force and effect on the date hereof. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for such jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company. The Company has made available to Parent a complete and correct copy of the charter and by laws or other organizational documents of each of the Subsidiaries, each as amended to the date hereof and each such document is in full force and effect. As used in this Agreement, "Subsidiary" means with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and one or more of its respective Subsidiaries.

     Section 3.2 Capital Stock. The authorized capital stock of the Company consists of 35,000,000 shares of the Company Common Stock. As of September 10, 1999, 4,677,869 shares of the Company Common Stock were issued and outstanding. All the outstanding shares of the Company Common Stock have been validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its stock other than options and other rights to receive or acquire an aggregate of 509,652 shares of the Company Common Stock pursuant to the 1987 Employee Share Option Scheme and the 1995 Stock Option Plan (together, the "Company Stock Plans") and the right to purchase up to 20,000 shares of the Company Common Stock pursuant to the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan").

       Except for the issuance of shares of the Company Common Stock pursuant to the options and other rights referred to in this Section 3.2, since March 31, 1999, no shares of the Company Common Stock have been issued. The Company Disclosure Letter contains a list, which is complete and accurate, of each outstanding option or other right to purchase or acquire shares of the Company Common Stock under each of the Company Stock Plans and the Stock Purchase Plan, identifying the plan, the holder, date of grant, exercise or purchase price and number of shares of Company Common Stock subject thereto.

     Section 3.3 Corporate Authority Relative to this Agreement.  No Violation.

          (a) The Company has full corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as defined in Section 5.3), to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its shareholders and, subject to Section 5.10 hereof, to recommend to such shareholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto and subject to obtaining Company Shareholder Approval, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the CGCL, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any non-United States competition, antitrust and investment laws and the securities or blue sky laws of the various states and other jurisdictions, and, other than the filing of this Agreement and a duly executed officers' certificate by each of the Company and the Merger Sub with the California Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make would not in the aggregate have a Material Adverse Effect on the Company; provided that the Company makes no representation with respect to such of the foregoing as are required by reason of facts specifically pertaining to Parent or any of its Subsidiaries.

          (b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Amended and Restated Articles of Incorporation or by laws of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries, any law, ordinance, regulation, decree or order of any governmental body or authority to which the Company or any of its Subsidiaries is subject, any governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or
(iii) above, for any breach, violation, default, acceleration, creation or change that, in the aggregate, would not have a Material Adverse Effect on the Company. The Company Disclosure Letter sets forth, a list of Contracts pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, except for such consents or waivers the failure to obtain would not have in the aggregate a Material Adverse Effect on the Company.

     Section 3.4 Reports and Financial Statements. The Company has delivered or made available to Parent true and complete copies of each registration statement, report, proxy statement or information statement prepared by it since April 1, 1997, including:

          (a) the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the years ended March 31, 1998 and 1999;

          (b) the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 1999;

          (c) each definitive proxy statement filed by the Company with the SEC since April 1, 1997;

          (d) each final prospectus filed by the Company with the SEC since April 1, 1997; and

          (e) all Current Reports on Form 8-K filed by the Company with the SEC since April 1, 1997.

          As of their respective dates, such reports, proxy statements, and prospectuses filed on or prior to the date hereof (collectively, the "Company SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing clause (ii) shall not apply to the financial statements included in the Company SEC Reports (which are covered by the immediately following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since April 1, 1997, the Company has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

     Section 3.5 No Undisclosed Liabilities.  As of the date of this
Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which reasonably could be expected to result in such a liability or obligation except
(i) liabilities or obligations reflected in any of the Company SEC Reports and
(ii) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on the Company.

     Section 3.6 No Violation of Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, decree or order of any governmental body or authority except (a) as described in any of the Company SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses and governmental authorizations necessary or appropriate for ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses, except for such permits, licenses and governmental authorizations the failure of which to have would not have, in the aggregate, a Material Adverse Effect on the Company.

     Section 3.7 Environmental Laws and Regulations. Except as described in any of the Company SEC Reports, (a) the Company and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance which would not in the aggregate have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (b) neither the Company nor any of its Subsidiaries (i) has received written notice of, or, to the Knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law or that the Company or any Subsidiary is a potentially responsible party at any Superfund site or state equivalent site ("Environmental Claims") which would in the aggregate have a Material Adverse Effect on the Company, (c) to the Knowledge of the Company, there are no circumstances that are likely to prevent or interfere with such compliance in the future, (d) the Company and its Subsidiaries have not disposed of or released hazardous materials (at a concentration or level which requires remedial action under any Environmental Law) at any real property currently owned or leased by the Company or any Subsidiary or at any other real property, except for such disposals or releases as would not have in the aggregate a Material Adverse Effect on the Company, and (e) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party with respect to any environmental liability.

        Section 3.8 Employees; No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. The Company Disclosure Letter includes a correct and complete list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including any multi-employer plan as defined in Section 3(37) of ERISA), currently or within the six year period ending on the Closing Date, maintained or contributed to by the Company or its Subsidiaries and, except as described in the Company's SEC Reports, such plans have been, during the six year period ending on the Closing Date, in compliance with all applicable provisions of ERISA, the Code and any other applicable laws except for violations that would not in the aggregate have a Material Adverse Effect on the Company. None of the Company nor its Subsidiaries with respect to such plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title 1, Part 4 of ERISA except for transactions (a) which are exempt under applicable law, regulations and administrative exemptions or (b) which in the aggregate would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent (including any potential material withdrawal liability with respect to any such multi-employer plans) or otherwise, except (a) as described in any of the Company SEC Reports or previously disclosed in writing to Parent and (b) for liabilities or obligations that would not in the aggregate have a Material Adverse Effect on the Company. No employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement. The Company has previously made available to Parent a true and correct copy of the Company's 401(k) plan as currently in effect, the three most recent Forms 5500, the related audit reports with respect to the 401(k) plan and the most recent 401(k) summary plan description. The Company, its Subsidiaries and any entity required to be aggregated with the Company or any of its Subsidiaries under Code
Section 414(b), (c), or (m) do not maintain or contribute to, and have not within the six-year period ending on the Closing Date, maintained or contributed to, any employee benefit pension plan which is subject to Section 302 or Title IV of ERISA. The Company's 401(k) plan is the only plan maintained or contributed to by the Company or its Subsidiaries that is intended to be qualified under Section 401(a) of the Code. The Company received a favorable determination letter from the Internal Revenue Service that the 401(k) plan, as in effect on October 11, 1995, satisfied the requirements of Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred subsequent to such date or otherwise with respect to the operation of such plan which could cause the loss of such qualification or exemption or the imposition of any lien, penalty, or tax under ERISA or the Code which would in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have not received any notice from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") within the four years preceding the date of this Agreement that the 401(k) plan is not so qualified. None of the Company nor any Subsidiary has incurred any outstanding liability under Section 4062 of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA, or to a trustee appointed under Section 4042 of ERISA. None of the Company's employee benefit plans contain any provisions which would prohibit the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries provide (or have made any commitment to provide) benefits to any employee following termination of employment under any "employee welfare benefit plan" as such term is defined in ERISA Section 3(1), other than continuation coverage required by ERISA Section 601. No such employee welfare benefit plan is funded through a "welfare benefit fund," as such term is defined in Code Section 419(e), or other funding mechanism, and each such plan may be amended or terminated without material liability to the Company at any time after the Closing Date.

       Section 3.9 Absence of Certain Changes or Events. Other than as disclosed in the Company SEC Reports since March 31, 1999, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company. Since March 31, 1999, no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or its Subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company or a Subsidiary.

       Section 3.10 Investigations; Litigation. Except as disclosed in any of the Company SEC Reports:

          (a) no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on the Company is pending nor, to the Knowledge of the Company or any of its Subsidiaries, has any Governmental Entity notified the Company or any of its Subsidiaries of an intention to conduct the same; and

          (b) the Company Disclosure Letter lists all of the pending litigation of the Company and its Subsidiaries, as of the date of this Agreement, and there are no actions, suits or proceedings pending or, to the Company's Knowledge, threatened against or affecting the Company or its Subsidiaries, or any of their respective properties or before any federal, state, local or foreign governmental body or authority, which could have in the aggregate a Material Adverse Effect on the Company.

       Section 3.11 Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.3), or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or any affiliate of Parent specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

       Section 3.12 Accounting and Tax Matters. Neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have any Knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Company has received written confirmation from PricewaterhouseCoopers LLP, a copy of which has been provided to Parent, that (a) PricewaterhouseCoopers LLP has undertaken a review of the Company and based upon the work undertaken to the date of such confirmation, and subject to the qualifications set forth therein, it is not aware of any items or transactions that would preclude the Company from accounting for the Merger as a pooling of interests and (b) attaching a draft of the letter (the "Company Pooling Opinion") that PricewaterhouseCoopers LLP would issue upon consummation of the Merger.

       Section 3.13  Taxes.

          (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not yet expired, and all Tax Returns filed were complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, in the aggregate, have a Material Adverse Effect on the Company; all Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not in the aggregate, have a Material Adverse Effect on the Company; none of the Company, any Subsidiary of the Company or any Company Group currently is the beneficiary of any extension of time within which to file any Tax Return; there is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and payable by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any Subsidiary filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on the Company; all assessments for Taxes due and payable by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid; neither the Company nor any Subsidiary of the Company (i) has been a member of an affiliated group of corporations within the meaning of Section 1504, other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 promulgated under the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; neither the Company nor any Subsidiary is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary could become liable to another Person as a result of the imposition of a Tax upon any Person, or the assessment or collection of a Tax, except for such agreements as would not have a Material Adverse Effect on the Company; and the Company and each of its Subsidiaries has complied with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Company. The Company has provided Parent with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

          (b) Neither the Company nor any Subsidiary of the Company has distributed the stock of any corporation in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

          (c) No claim has been made in writing by a Tax authority in a jurisdiction where neither the Company nor any Subsidiary of the Company files Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation in that jurisdiction. Neither the Company nor any Subsidiary of the Company is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

          (d) The Company and each of its Subsidiaries are not currently and have not been within the last five years a "United States real property holding corporation" within the meaning of Section 897(c) of the Code. Neither the Company nor any Subsidiary of the Company has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

       Section 3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of CIBC World Markets Corp. dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair to the Company's shareholders from a financial point of view. A copy of the written opinion of CIBC World Markets Corp. will be delivered to Parent as soon as practicable after the date of this Agreement.

       Section 3.15 Required Vote of the Company Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to approve the Merger. No other vote of the shareholders of the Company is required by law or the Amended and Restated Articles of Incorporation or by laws of the Company in order for the Company to consummate the Merger and the transactions contemplated hereby.

       Section 3.16 Insurance. The Company Disclosure Letter sets forth a true and complete list of the insurance policies or binders insuring the property, assets or liabilities of Company and its Subsidiaries as of the date of this Agreement. All such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent. There are no pending claims against such insurance by the Company or any of its Subsidiaries as to which the insurers have denied liability. The Company and its Subsidiaries have complied with the provisions of such policies, there exist no claims under such insurance policies or binders with respect to any of the assets of the Company or its Subsidiaries that have not been properly and timely submitted by the Company or its Subsidiaries to their respective insurers, and there is no inaccuracy in any application for such policies or binders which would render such policies or binders invalid or unenforceable.

       Section 3.17  Property.

          (a) The Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or any of its Subsidiaries (the "Real Property"). Except as set forth in the Company Disclosure Schedule, the Company or its Subsidiaries has good and marketable title to the Real Property, free and clear of all liens, claims, restrictions and encumbrances ("Encumbrances"), other than Encumbrances that do not and would not have a Material Adverse Effect.

          (b) The Company Disclosure Letter sets forth a correct and complete list (including the amount of rents called for and a description of the leased property) of all leases under which the

Company or any Subsidiary is a lessee. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, all of such leases are valid and subsisting and none of them is in default in any material respect.

          (c) The Company Disclosure Letter sets forth a correct and complete list (including the location of each) as of the date of this Agreement of all capital equipment used or leased by the Company or any Subsidiary with book value exceeding $200,000.

       Section 3.18  Personnel; Labor Relations.

          (a) The Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of: (i) all employees, including for each his or her employee identification number or the last four digits of his or her social security number, such Person's title and the amount and nature of all compensation and benefits payable by the Company or any of its Subsidiaries to such Person; (ii) all employment, severance, bonus, profit sharing, incentive compensation and pension or retirement plans; stock purchase and stock option plans; all contracts or agreements with present or former directors, officers or employees; all consulting agreements, to which the Company or any of its Subsidiaries is a party or by which they are bound as of the date of this Agreement; (iii) all group insurance programs in effect for employees of the Company and its Subsidiaries; and (iv) all accrued but unused vacation, holiday and sick-time on the account of each employee of the Company and its Subsidiaries. All material government filings, participant disclosure documents, contracts and operative plan documents related to the above obligations previously have been provided to Parent. Neither the Company nor any of its Subsidiaries is in default with respect to any of its obligations listed above.

          (b) The Company has made available to Parent all labor or collective bargaining agreements in effect as of the date of this Agreement which pertain to the employees of the Company and its Subsidiaries. The Company Disclosure Letter contains a correct and complete list of all pending complaints, charges or claims against the Company or any of its Subsidiaries filed as of the date of this Agreement with any public or Governmental Entity, arbitrator or courts, (x) based upon the employment or termination by the Company of any individual, (y) asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or (z) seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment (collectively "Company Labor Matters"). There is not any strike or other labor dispute involving the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, is there any activity involving any of their respective employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

       Section 3.19  Intellectual Property.

          (a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not have in the aggregate a Material Adverse Effect on the Company, and to the Knowledge of the Company, all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

          (b) Except as disclosed in Company SEC Reports filed prior to the date hereof or as would not have, in the aggregate, a Material Adverse Effect on the Company:

          (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Third-Party Intellectual Property Rights");

          (ii) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any of its Subsidiaries (the "Company Intellectual Property Rights"); (II) any trade secret material to the Company or any of its Subsidiaries; or (III) Third-Party Intellectual Property Rights, as of the date of this Agreement, are pending or, to the Knowledge of the Company, are threatened by any Person;

          (iii) the Company does not Know of any valid grounds for any bona fide claims (I) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

          (iv) to the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

       Section 3.20 Material Contracts. All of the material Contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Reports or to be filed as exhibits thereto are described in the Company SEC Reports or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material Contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any such contract, except for such breaches and defaults as in the aggregate have not had and will not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries. The Company Disclosure Letter contains a correct and complete list of each agreement or commitment providing for the expenditure by the Company or any of its Subsidiaries pursuant thereto of more than $200,000.

       Section 3.21 Suppliers and Customers. Since April 1, 1998, no material licensor, vendor, supplier or customer of the Company or any of its Subsidiaries has canceled or otherwise modified its relationship with the Company or its Subsidiaries and, to the Knowledge of the Company, no such Person has any intention to do so. The Company has not received written notice from any such material licensor, vendor, supplier or customer that consummation of the transactions contemplated hereby will adversely affect such relationships.

       Section 3.22 Year 2000 Matters. Any reprogramming required to permit the proper functioning in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by Company or any of its Subsidiaries or used or relied upon in the conduct of their respective businesses (including any such systems and other equipment supplied by others or with which the computer systems of Company or any of its Subsidiaries interface) has been completed. The testing of all such systems and other equipment as so reprogrammed has been completed. The costs to Company and its Subsidiaries that have not been recognized as of or by June 30, 1999 for such reprogramming and testing and for other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 will not have a Material Adverse Effect.

                                  ARTICLE IV

            Representations And Warranties of Parent And Merger Sub

          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, that except as set forth in the corresponding sections or subsections of the Parent Disclosure Letter delivered to the Company on the date hereof:

       Section 4.1 Organization, Qualification, Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for such jurisdictions in which the failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. The copies of Parent's certificate of incorporation, as amended, and by laws, as amended, and Merger Sub's certificate of incorporation and by laws which have been made available to the Company are complete and correct and in full force and effect on the date hereof. Each of Parent's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries and Merger Sub are validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except as set forth in the Parent Disclosure Letter. Except as disclosed in the Parent SEC Reports, there are no existing options (except for those set forth in Section 4.2 below), rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent or Merger Sub.

       Section 4.2 Capital Stock. The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, and 2,000,000 shares of Preferred Stock, par value $.01 per share. The shares of Parent Common Stock to be issued in the Merger or upon the exercise of the Company stock options, warrants, conversion rights or other rights or upon vesting or payment of other Company equity-based awards will, when issued, be validly issued fully paid and non-assessable. As of August 1, 1999, 23,907,120 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock have been validly issued and are fully paid and non-assessable. As of August 1, 1999, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than options and other rights to receive or acquire shares of Parent Common Stock pursuant to:

          (a)  employee stock purchase or option plans of Parent;

          (b) various other restricted stock awards to officers or employees of the Parent or the Parent's Subsidiaries; and

          (c) Parent's 6.00% Convertible Subordinated Notes due 2004, convertible into Parent Common Stock.

       Section 4.3  Corporate Authority Relative to this Agreement. No
Violation.

          (a) Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and, subject to receipt of Parent Shareholder Approval (as defined in Section 5.3), to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub and, except for Parent Shareholder Approval, no other corporate or stockholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the issuance of the Parent Common Stock and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, and subject to the Parent Shareholder Approval, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the CGCL, the Securities Act, the Exchange Act, the HSR Act, any non-United States competition, antitrust and investments laws and the securities or blue sky laws of the various states and other jurisdictions, and, other than the filing of this Agreement and a duly executed officers' certificate by each of the Company and the Merger Sub with the California Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary on the part of Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub; provided that Parent makes no representation with respect to such of the foregoing as are required by reason or facts specifically pertaining to Company or any of its Subsidiaries.

          (b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the charter or by laws of Parent and Merger Sub or the comparable governing instruments of any of Parent's Subsidiaries, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any law, ordinance, regulation, decree or order of any governmental body or authority to which Parent or any of its Subsidiaries is subject or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

       Section 4.4 Reports and Financial Statements. Parent has delivered or made available to the Company true and complete copies of:

          (a) Parent's Annual Reports on Form 10-K filed with the SEC for each of the years ended November 2, 1997 and November 1, 1998;

          (b) Parent's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended January 31, 1999, May 2, 1999 and August 1, 1999;

          (c) each definitive proxy statement filed by Parent with the SEC since November 2, 1997;

          (d) each final prospectus filed by Parent with the SEC since November 2, 1997; and

          (e) all Current Reports on Form 8-K filed by Parent with the SEC since November 2, 1997.

          As of their respective dates, such reports, proxy statements and prospectuses filed on or prior to the date hereof (collectively, "Parent SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing clause (ii) shall not apply to the financial statements included in the Parent SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since November 2, 1997,

Parent has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

       Section 4.5 No Undisclosed Liabilities. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which reasonably could be expected to result in such a liability except (a) liabilities or obligations reflected in any of the Parent SEC Reports and (b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on Parent.

       Section 4.6 No Violation of Law. The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, decree or order of any governmental body or authority except (a) as described in any of the Parent SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on Parent.

       Section 4.7 Environmental Laws and Regulations. Except as described in any of the Parent SEC Reports, (a) Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except for non-compliance which would not in the aggregate have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (b) neither Parent nor any of its Subsidiaries has received written notice of, or, to the Knowledge of Parent, is the subject of, any Environmental Claims which, in the aggregate, would have a Material Adverse Effect on Parent;
(c) to the Knowledge of Parent, there are no circumstances that are likely to prevent or interfere with such material compliance in the future; and (d) the Parent and its Subsidiaries have not disposed of or released hazardous materials (at a concentration level which requires remedial action under any Environmental
Law) at any real property currently owned or leased by Parent or any Subsidiary or at any other real property, except for such disposals which, in the aggregate, would not have a Material Adverse Effect on Parent.

       Section 4.8 No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in any of the Parent SEC Reports, all "employee benefit plans" as defined in Section 3(3) of ERISA, maintained or contributed to by Parent or its Subsidiaries are in material compliance with all applicable provisions of ERISA and the Code, and Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Parent SEC Reports and (b) for instances of noncompliance or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on Parent. No employee of Parent will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

       Section 4.9 Absence of Certain Changes or Events. Other than as disclosed in the Parent SEC Reports, since November 1, 1998, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on Parent.

       Section 4.10 Investigations; Litigation. Except as disclosed in any of the Parent SEC Reports:

          (a) no investigation or review by any governmental body or authority with respect to Parent or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on Parent is pending, nor to the Knowledge of Parent, has any governmental body or authority notified Parent of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to Parent's Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties or before any federal, state, local or foreign governmental body or authority which would in the aggregate have a Material Adverse Effect on Parent.

       Section 4.11 Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to Parent or its Subsidiaries included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Parent Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, with respect to the Joint Proxy Statement in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Joint Proxy Statement or the Registration Statement. Each of the Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

       Section 4.12 Accounting and Tax Matters. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor, except as set forth in the Parent Disclosure Letter, does Parent have any Knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by the Agreement from qualifying as a "Reorganization" within the meaning of Section 368(a) of the Code. Parent has received written confirmation from Deloitte & Touche LLP that it has substantially completed its work, and that, based on the results of its procedures, subject to the assumptions and qualifications set forth therein, upon consummation of the Merger, Deloitte & Touche LLP would issue its report that nothing would preclude the Company from accounting for the Merger as a pooling-of-interests (the "Parent Pooling Opinion").

       Section 4.13 Tax Matters.

          (a) Except as disclosed in the Parent Disclosure Letter, all federal, state, local and foreign Tax Returns required to be filed by or on behalf of Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Parent or any of its Subsidiaries is a member (a "Parent Group") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not yet expired, and all Tax Returns were complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, in the aggregate, have a Material Adverse Effect on Parent; all Taxes due and payable by Parent, any Subsidiary of Parent or any Parent Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, in the aggregate, have a Material Adverse Effect on Parent; there is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and payable by Parent, any Subsidiary of Parent or any Parent Group which would, individually or in the aggregate, have a Material Adverse Effect on Parent; all assessments for Taxes due and payable by Parent, any Subsidiary of Parent or any Parent Group with respect to completed and settled examinations or concluded litigation have been paid; and neither the Parent nor any Subsidiary of the Parent (i) has been a member of an affiliated group of corporations within the meaning of Section 1504, other than the affiliated group of which the Parent is the common parent or (ii) has any liability for the Taxes of any person (other than the Parent and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Parent has provided the Company with written schedules of (i) the taxable years of Parent for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

          (b) Each of the Parent, its Subsidiaries and any Parent Group have withheld and paid Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except to the extent any failure to so withhold would not, in the aggregate, have a Material Adverse Effect.

          (c) No claim has been made in writing by a Tax authority in a jurisdiction where neither the Parent nor any Subsidiary of the Parent files Tax Returns that the Parent or any Subsidiary of the Parent is or may be subject to taxation in that jurisdiction.

          (d) The Parent and each of its Subsidiaries are not currently, have not been within the last five years, and do not anticipate becoming a "United States real property holding corporation" within the meaning of Section 897(c) of the Code. Neither the Parent nor any Subsidiary of the Parent has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

       Section 4.14 Vote of Parent Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock actually present and voting at the Parent Meeting (provided that at least 50% of the outstanding shares of Parent Common Stock are actually voted) is required to approve the issuance of Parent Common Stock in the Merger.

       Section 4.15 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Banc of America Securities LLC dated the date of this Agreement to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair from a financial point of view to Parent. A copy of the written opinion of Banc of America Securities LLC will be delivered to the Company as soon as practicable after the date of this Agreement.

       Section 4.16 Material Contracts. All of the material Contracts of Parent and its Subsidiaries that are required to described in the Parent SEC Reports or to be filed as exhibits thereto are in the Parent SEC Reports or filed as exhibits thereto and are in full force and effect. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party is in breach of or in default under any such Contract except for breaches and defaults as in the aggregate that have not had and will not have a Material Adverse Effect on Parent.

                                   ARTICLE V

                                   Covenants

     Section 5.1 Conduct of Business by the Company or Parent. Except as contemplated by this Agreement and in the Company Disclosure Letter or the Parent Disclosure Letter, or as necessary or appropriate to satisfy the obligations hereunder, prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this
Agreement:

          (a)    The Company:

          (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business;

          (ii) shall, and shall cause each of its Subsidiaries to, consistent with past practice, (A) preserve intact its business organizations and goodwill, (B) keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and (C) maintain its existing relationships with suppliers, distributors, customers and others having business relationships with them;

          (iii) shall notify Parent promptly of (A) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority; (B) any actions, suits or proceeding initiated or threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or before any federal, state, local or foreign Governmental Entity which could have in the aggregate a Material Adverse Effect on the Company; (C) any complaint, charge or claim against the Company or any of its Subsidiaries filed with any public or governmental authority, arbitrator or courts with respect to Company Labor Matters or (D) any claims with respect to Company Intellectual Property Rights, any trade secret material to the Company or any of its Subsidiaries or Third Party Intellectual Property Rights which could have in the aggregate a Material Adverse Effect on the Company;

          (iv) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock;

          (v) shall not, and shall not permit any of its Subsidiaries to, enter into any severance or similar agreements or arrangements (including by amendment of any existing agreement or arrangement) which would be triggered by the transactions contemplated hereby;

          (vi) shall not, other than in the ordinary course of business consistent with past practice, enter into any new written employment, consulting or salary continuation agreements with any officers or directors or any employees, or, other than increases in the ordinary course of business, grant any increases in the compensation or benefits to officers, directors, and employees;

          (vii) subject to Section 5.10, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (viii) shall not propose or adopt any amendments to its Amended and Restated Articles of Incorporation or by laws;

          (ix) shall not, and shall not permit any of its Subsidiaries to, (A) issue any shares of their capital stock, except upon exercise of rights outstanding at the date hereof under the Company Stock Plans or the Stock Purchase Plan or (B) effect any stock split or (C) otherwise change the capitalization of the Company as it existed on June 30, 1999 except as specifically provided herein;

          (x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any additional, or amend or modify any existing, options, warrants, conversion rights or other rights, to acquire any shares of its capital stock;

          (xi) shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its capital stock;

          (xii) shall not, and shall not permit any of its Subsidiaries to, amend the terms of their respective employee benefit plans, programs or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements except as required by law or to maintain tax qualified status or as requested by the Internal Revenue Service in order to receive a determination letter for such employee benefit plan;

          (xiii) shall not, and shall not permit any of its Subsidiaries to (A) incur or assume any long-term debt, or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (B) amend any existing loan agreement or enter into any new loan agreement; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (D) make any loans, advances or capital contributions in any other Person;

          (xiv) shall not, and shall not permit any of its Subsidiaries to, except with respect to agreements contemplated by or permitted pursuant to this Agreement, enter into any agreement, commitment or transaction (including, but not limited to, with respect to capital expenditures or purchase, sale or lease of assets or real estate) with aggregate consideration exceeding $250,000;

          (xv) shall not, and shall not permit any of its Subsidiaries, to enter into an agreement with any Affiliate of the Company, any family member of any Affiliate of the Company or any shareholder who owns more than 5% of the outstanding capital stock of the Company;

          (xvi) shall not, and shall not permit any of its Subsidiaries to, (A) make any material Tax election or settle or compromise any material Tax liability or (B) make any significant change in any Tax as accounting methods or system of internal accounting controls, except as may be appropriate to conform to changes in Tax laws or GAAP;

          (xvii) shall not, and shall not permit any of its Subsidiaries to, enter into, amend, or extend any collective bargaining or other labor agreement, except as required by law;

          (xviii) shall not, and shall not permit any of its Subsidiaries to, buy, sell or trade any equity security of Parent including, without limitation, entering into any put, call, option, swap, collar or any other derivative transaction which has a similar economic effect; and

          (xix) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (iv) through (xviii) or take any action which would make any representation or warranty in Article III hereof untrue or incorrect.

          (b)     The Parent:

          (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business; provided, however, that nothing contained in this proviso shall limit Parent's ability to authorize or propose, or enter into, agreements with respect to any acquisition, incur indebtedness or to issue any debt or equity securities;

          (ii) shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement;

          (iii) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (i) and (ii) or take any action which would make any representation or warranty in Article IV hereof untrue or incorrect.

     Section 5.2   Proxy Material; Registration Statement.

          (a) The Company and the Parent will as promptly as practicable following the date of this Agreement, prepare and file with the SEC, will use reasonable efforts to have cleared by the SEC and thereafter mail to their respective shareholders as promptly as practicable, a joint proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement (as hereinafter defined) and a form of proxy, in connection with the vote of each of the Company's and the Parent's shareholders with respect to the matters contemplated hereby (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and the Parent's shareholders, is herein called the "Joint Proxy Statement").

          (b) Parent will as promptly as practicable following the date of this Agreement, prepare and file with the SEC a registration statement of the Parent on Form S-4 (such registration statement together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"). Such Registration Statement shall be used for the purposes of registering with the SEC the issuance of Parent Common Stock to holders of Company Common Stock in connection with the Merger. In addition, each of Parent and the Company will upon reasonable advance notice provide the other with all information and other data as may be reasonably requested by Parent or the Company, as the case may be, in connection with the preparation and filing of the Registration Statement and the Joint Proxy Statement.

          (c) The Parent shall use its best efforts to cause the Registration Statement to become effective under the Securities Act and to comply with applicable state securities laws at the earliest practicable date and to remain effective until the Effective Time.

       Section 5.3 Shareholders' Meeting. Each of the Company and the Parent shall, in accordance with applicable law and their respective articles of incorporation and by laws, duly call, give notice of, convene and hold a meeting (which, as may be duly adjourned, shall be referred to as the "Company Meeting" or the "Parent Meeting," as the case may be, and together as the "Meetings") of its respective shareholders as soon as practicable for the purpose of, approving by the holders of a majority of the outstanding shares of Company Common Stock this Agreement and the Merger (the "Company Shareholder Approval") and in the case of Parent, a majority of the outstanding shares of Parent Common Stock actually present and voting (the "Parent Shareholder Approval"). The Company and Parent agree to use their reasonable best efforts to cause the Meetings to occur within forty-five (45) days after the date on which the Registration Statement becomes effective. Each of the Company and Parent shall include in the Joint Proxy Statement the recommendation of its Board of Directors that shareholders vote in favor of the Company Shareholder Approval or the Parent Shareholder Approval, as the case may be; in each case subject to the duties of the respective Boards of Directors to make any further disclosure to the shareholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation) and, in the case of the Company, to the right to change such recommendation or terminate this Agreement following receipt of a Superior Proposal (as defined in Section 5.10).

       Section 5.4  Approvals and Consents; Cooperation.

          (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

          (i) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

          (ii) promptly prepare and file with the Nasdaq National Market such listing applications or other notices covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company stock options, warrants, conversion rights or other rights or vesting or payment of other Company equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock;

          (iii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

          (iv) cooperate with one another in obtaining the opinions described in Section 6.1(e) of this Agreement.

          (b) Subject to the limitations contained herein, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions.

       Section 5.5  Access to Information; Confidentiality.

          (a) From the date hereof to the Effective Time, the Company and Parent each shall (and shall cause its Subsidiaries to), upon reasonable notice to an executive officer (as defined in the Confidentiality Agreements (which such term is defined in this Section 5.5)) of the other, afford to the other, and the other's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours, in a manner so as not to interfere with its normal operations or of its Subsidiaries, to all its personnel, properties, books, contracts, commitments and records and of its Subsidiaries; provided that Company shall not be required to provide customer specific pricing information (other than any commitment for specific pricing for more than 360 days) and performance data.

          (b) During such period, the Company shall furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries pursuant to the requirements of applicable federal or state securities laws, (ii) a copy of all internally prepared interim financial statements, reports or memoranda and (iii) all other information concerning Company's business, financial results and conditions, properties and personnel as the Parent may reasonably request.

          (c)  No investigation or information furnished pursuant to this
Section 5.5 shall affect any representations or warranties made by the Company or the Parent herein or the conditions to the obligations of the Parent or the Company to consummate the Merger.

          (d) Parent and Company will keep all such information provided to it confidential in accordance with the terms of each of the Confidentiality Agreements, dated July 16, 1999, between the Parent and the Company (the "Confidentiality Agreements") the terms of which are incorporated herein by reference, as if such information were Evaluation Material (as such term is defined in each of the Confidentiality Agreements).

       Section 5.6  Affiliates. At least 45 days prior to the Effective
Time, the Company shall deliver to Parent a list, setting forth the names and addresses of all persons who are, at the time of the Company Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and for purposes of applicable interpretations regarding the pooling-of-interests method of accounting. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, at least 30 days prior to the Effective Time, from each affiliate of the Company identified in the foregoing list, a letter in the form attached as Exhibit A-1. The certificates representing Parent Common Stock received by such affiliates shall bear a customary legend. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list.

       Section 5.7  Rights Under Stock Plans.

          (a) Stock Options. Each outstanding option to purchase shares of Company Common Stock ("Option") granted under the Company's Stock Plans shall be assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions (including, without limitation, adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction), as were applicable under such Option prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time (not taking into account whether or not such Option was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such assumed Option, provided that the number of shares of Parent Common Stock that may be purchased upon exercise of any such assumed Option shall not include any fractional share and, upon exercise of such assumed Option, a cash payment shall be made for any fractional share based upon the last sale price per share of Parent Common Stock on the trading day immediately preceding the date of exercise. From and after the Effective Time, Parent and the Surviving Corporation shall comply with the terms of the Company Stock Plans and the Stock Purchase Plan, as in effect immediately prior to the Effective Time, with respect to Options outstanding at the Effective Time. The adjustments provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) or granted pursuant to the Stock Purchase Plan shall be in a manner consistent with Sections 422, 423 and 424 of the Code, as applicable.

          (b) Reservation and Registration of Shares. Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Options in accordance with this Section 5.7. As soon as practicable, but in any event within ten Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) or shall cause such Options to be deemed to be issued pursuant to a Parent stock option plan for which shares of Parent Common Stock previously have been registered, and shall use its best efforts to cause the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as such Options remain outstanding.

       Section 5.8  Filings; Other Action.

          (a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable efforts to cooperate with one another in (A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking or undertaking all such further action as may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust, competition or communications laws with respect to the transactions contemplated hereby.

          (b)  Without limiting the generality of the undertakings pursuant to
Section 5.8 (a): (i) each of Parent and the Company shall provide promptly to the Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by such Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 5.8 (a)
(i) above, each of Parent and the Company shall file any Notification and Report

Form and related material required under the HSR Act as soon as practicable after the date hereof, and thereafter use its best efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) each of the Company and Parent will keep the other informed of any material communication, and provide to the other copies of all correspondence, between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 5.8 (b); and (iv) each of the Company and Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meeting or conference with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences.

       Section 5.9 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

       Section 5.10 Company Acquisition Proposals. In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement and in light of the Company's representations contained in Section 3.14, the Company agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, solicit or initiate, or encourage the submission of, any Acquisition Proposal, or participate in any negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Board of Directors from, at any time prior to the Company Shareholder Approval, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (x) no less favorable to the Company and (y) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement from the Company to Parent; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would create a reasonable possibility of a breach of their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), provided further that prior to initially furnishing such information to, or entering into discussions or negotiations with, such Person, the Company shall provide two (2) business days' advance written notice to Parent to the effect that it is furnishing information to, or entering into negotiations with, a Person. The Company shall notify Parent orally and in writing of the fact that it received inquiries, offers or proposals with respect to an Acquisition Proposal, within 24 hours after the Company obtains Knowledge of the receipt thereof, and shall give Parent five (5) business days' advance notice (which notice shall include the terms and conditions of such proposal) of the Company's intent to enter into a definitive agreement with respect to a Superior Proposal. Nothing contained herein shall prohibit the Company from disclosing to its shareholders the statement required by Rule 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal by means of a tender offer. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other person that have been conducted heretofore with respect to a potential Acquisition Proposal. Except in connection with a Superior Proposal, the Company agrees to enforce and not to waive or release any confidentiality agreements which any persons have entered into with the Company.

       Section 5.11  Director and Officer Liability.

          (a) Parent, Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) as provided in the Company Amended and Restated Articles of Incorporation or by laws shall survive the Merger and continue in full force and effect.

          (b) For a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers' and directors' liability insurance and fiduciary liability insurance covering the Indemnitees who, at the Effective Date, are covered by the Company's officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided, however, that neither Parent nor the Surviving Corporation will be required in order to maintain such policies to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (the "Cap") and provided, further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then Parent shall, or shall cause the Surviving Corporation to, maintain policies that, in Parent's good faith judgment, provide the maximum coverage available at an annual premium equal to the Cap.

          (c) In addition to the other rights provided for in this Section 5.11 and not in limitation thereof, for six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors or employees of the Company or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees (collectively, the "Indemnitees") against all losses, expenses (including reasonable attorneys' fees), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "Costs") in respect to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "Indemnifiable Claim") and (ii) advance to such Indemnitees all expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided, that the person to whom expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Parent or the Surviving Corporation; provided, however, that Parent shall not be liable for any settlement effected without its written consent.

          (d) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.11 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.11.

       Section 5.12 Accountants' "Comfort" Letters. The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

       Section 5.13 Additional Reports. The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections
3.4 and 4.4 which it files with the SEC on or after the date hereof, and the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to the financial statements contained therein (which are covered by the following sentence). Any consolidated financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and their results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that such financial statements will not include all of the notes required by GAAP).

       Section 5.14 Tax Treatment; Plan of Reorganization. Parent and the Company agree to treat the Merger as a reorganization within the meaning of
Section 368(a) of the Code. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their respective reasonable efforts to cause one or more of their responsible officers to execute and deliver certificates to confirm the accuracy of certain relevant facts as may be reasonably requested by counsel in connection with the preparation and delivery of the tax opinions described in Sections 6.2(f) and 6.3(d) hereof.

       Section 5.15 Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed upon by Parent and the Company. Unless otherwise required by applicable law or the requirements of any listing agreement with the Nasdaq Stock Market, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

       Section 5.16  Employee Plans and Benefits.

          (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

          (b) On or after the Effective Time, the Surviving Corporation and its Subsidiaries shall provide benefits, plans and programs to its employees which are no less favorable in the aggregate than those generally available to similarly situated employees in the same jurisdiction of Parent and its Subsidiaries. Nothing in this Agreement shall be construed as restricting the ability of Parent, the Surviving Corporation and Parent's Subsidiaries to establish such types and levels of compensation as they or any of them determine to be appropriate from time to time.

          (c) To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility and vesting including, without limitation, for purposes of determining (i) short-term and long-term disability benefits; (ii) severance benefits; (iii) vacation benefits; and (iv) benefits under any retirement plan.

       Section 5.17 Sale of Shares by Parent. Parent, prior to the Effective Date, will sell shares of Parent Common Stock acquired by it within the two years preceding the Effective Date so that the accounting by the Parent of the business combination to be effected by the Merger as a "pooling of interests" will not be adversely affected.

                                  ARTICLE VI.

                           Conditions to the Merger

       Section 6.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

          (b) The Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

          (c) No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending), or, to the Knowledge of the parties hereto, threatened, against the Company or Parent or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms of provisions of this Agreement or seeking material damages in connection therewith;

          (d) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All other consents and approvals (including any other consent or approval required pursuant to or in connection with the Antitrust Laws) of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect; and

          (e) The shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Stock Plans shall have been authorized for trading in the NASDAQ National Market.

       Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

          (a) The representations and warranties of the Company contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time (except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date) and there shall not be any Material Adverse Change with respect to the Company which is not primarily the result of facts, circumstances or events affecting the photomask industry generally;

          (b) The Company shall have performed all obligations and complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time in all material respects;

          (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to the effects set forth in subsections (a) and (b) above;

          (d) Parent shall have received, dated as of the Closing Date, the Company Pooling Opinion from PricewaterhouseCoopers LLP and the Company Pooling Opinion from Deloitte & Touche LLP;

          (e) Effective demands for payment of dissenters' rights by shareholders of the Company shall not equal or exceed five percent of the outstanding shares of the Company Common Stock; and

          (f) Parent shall have received a written opinion of its tax counsel, Paul, Hastings, Janofsky & Walker LLP, reasonably acceptable to Parent and dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

       Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

          (a) The representations and warranties of Parent and Merger Sub contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date;

          (b) Parent shall have performed all obligations and complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time in all material respects;

          (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its President, any member of the office of Chief Executive Officer, Chief Financial Officer or an Executive Vice President, certifying to the effects set forth in subsections (a) and (b) above; and

          (d) The Company shall have received a written opinion of its tax counsel, O'Melveny & Myers LLP, reasonably acceptable to the Company and dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that the exchange in the Merger of the Parent Common Stock for Company Common Stock will not give rise to gain or loss to the shareholders of the Company with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares or Dissenting Shares).

                                 ARTICLE VII.

                       Termination, Amendment and Waiver

       Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company or of Parent:

          (a)  by mutual written consent of Parent and the Company;

          (b) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case continuing ten (10) days following notice to the Company of such breach or untruth and of a nature such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by February 25, 2000;

          (c) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case continuing ten (10) days following notice to Parent of such breach or untruth and of a nature such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by February 25, 2000;

          (d) by either Parent or the Company (provided that the party seeking to so terminate this Agreement is not then in material breach of Section
     5.4 (a) (iii) or 5.8) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or filing or other action shall have become final and nonappealable;

          (e) by either Parent or the Company, if the Merger shall not have occurred by February 25, 2000, unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement;

          (f) by either Parent or the Company (provided that if the terminating party is the Company, the Company shall not be in material breach of any of its obligations hereunder) if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting or at any adjournment or postponement thereof;

          (g) by either Parent or the Company (provided that if the terminating party is Parent, Parent shall not be in material breach of any of its obligations hereunder) if any approval of the shareholders of Parent required for the consummation of the merger shall not have been obtained by reason of the failure to obtain the required vote at the Parent Meeting or at any adjournment or postponement thereof;

          (h) by the Company, if, prior to approval of the Merger by its shareholders, a Superior Proposal has been made; provided, however, that before the Company may terminate this Agreement pursuant to this subsection
     7.1 (h), the Company shall give notice to Parent of the proposed termination under subsection 7.1 (h) (which notice may be the notice provided under Section 5.10) and Parent, within five (5) business days of receipt of such notice, shall have the right, in its sole discretion, to offer to amend this Agreement to provide for terms substantially similar to those of the Superior Proposal and the Company shall negotiate in good faith with Parent with respect to such proposed amendment; provided, further, that if Parent and the Company are unable to reach an agreement with respect to the Parent's proposed amendment within such five (5) business day period, the Company may terminate this Agreement pursuant to this subsection 7.1 (h);

          (i) by Parent, if the Board of Directors of the Company (i) withdraws or modifies adversely its recommendation of the Merger, (ii) recommends an Acquisition Proposal to Company shareholders or (iii) fails to call or hold the Company Meeting by reason of the receipt by the Company of an Acquisition Proposal; provided, that the parties agree that disclosure made by the Company regarding an Acquisition Proposal shall not, unless expressly stated, be treated as or deemed to be a withdrawal or adverse modification of any favorable recommendation of the Merger by the Board of Directors of the Company; or

          (j)  by the Company if the Average Parent Price is less than $16.00.

       Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors, except as set forth in Section 5.5(d), Section
7.5 and Article VIII which shall survive termination and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

       Section 7.3 Amendment. This Agreement may be amended by the parties at any time before or after approval hereof by the shareholders of the Company or Parent; provided, however, that after such shareholder approval there shall not be made any amendment that by law requires approval by the shareholders of the Company or Parent without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

       Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provision of
Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

       Section 7.5  Termination Fee.

          (a) In the event (i) the Company terminates this Agreement pursuant to Section 7.1(h) or (ii) Parent terminates this Agreement pursuant to Section 7.1(b) or (i), then the Company shall pay Parent an amount equal to $3,640,000 (the "Termination Fee") by wire transfer of immediately available funds upon the occurrence of such event, and as a condition to termination in the case of termination pursuant to Section 7.1(h). The Termination Fee shall be the sole remedy of Parent for any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or of any representation or warranty of the Company that shall have become untrue.

          (b)  In the event (i) Company Shareholder Approval is not received,
(ii) prior to the Company Meeting there shall have been an Acquisition Proposal made and (iii) within six (6) months from the termination of the Agreement, the Company shall have entered into an agreement for, and within eighteen (18) months from such termination shall have consummated, a transaction substantially in the form proposed in such Acquisition Proposal with the party that made such Acquisition Proposal, then the Company shall pay Parent an amount equal to the Termination Fee by wire transfer of immediately available funds, payable upon consummation of such transaction.

          (c)  The Company agrees that the agreements contained in this Section
7.5 are an integral part of the transactions contemplated by this Agreement.

                                 ARTICLE VIII.

                              General Provisions

       Section 8.1 Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

       Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile transmission or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

          (a)  if to the Company, to:

               Align-Rite International Holdings, Inc.
               2428 Ontario Street
               Burbank, California 91504
               Attention:  Mr. James L. McDonald

          with a copy to:

               O'Melveny & Myers LLP
               400 South Hope Street
               Los Angeles, California 90071
               Attention:  Richard A. Boehmer, Esq.

          (b)  if to Parent or Merger Sub, to:

               PHOTRONICS, INC.
               1061 East Indiantown Road
               Jupiter, Florida  33477
               Attention:  Mr. Jeffrey P. Moonan

          with a copy to:

               Paul, Hastings, Janofsky & Walker LLP
               399 Park Avenue
               New York, New York  10022
               Attention:  Steven L. Wasserman, Esq.


       Section 8.3  Definitions.  For purposes of this Agreement:

          (a) "Acquisition Proposal" means any proposal (whether or not in writing and whether or not delivered to the Company's shareholders generally) for a merger, consolidation, liquidation, reorganization, tender offer or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, at least 50% of the voting securities of, or all or substantially all of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such first person.

          (c) "Antitrust Laws" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          (d)  "Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          (f) "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          (g) "Knowledge", "Know" or "Known" means, with respect to the matter in question, if any of the executive officers of the Company or its Subsidiaries listed on the Company Disclosure Letter, with respect to the Company and its Subsidiaries, or the executive officers of the Parent listed on the Parent Disclosure Letter, with respect to Parent and its Subsidiaries, has actual knowledge of such matter.

          (h) "Material Adverse Change" or "Material Adverse Effect" means, (i) any adverse change in or effect on the business, financial condition or results of operations of the Company or Parent, as the case may be, or its respective Subsidiaries that is material to the Company or Parent, as the case may be, and its respective Subsidiaries taken as a whole or (ii) any change or effect that has a material adverse effect on the ability of the Company, Merger Sub or Parent, as the case may be, to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

          (i) "Person" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

          (j) "Tax" means any and all federal, state, local, foreign or other tax of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, tax or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, real property, personal property, sales, use, transfer, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, alternative or add-on minimum, ad valorem or value added.

          (k) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (l) The following additional terms are all defined in the following sections of this Agreement.

                                                                      SECTION
                                                                      -------

Agreement........................................................    Recitals
Average Parent Price.............................................         2.3
Canceled Shares..................................................         2.3
Cap..............................................................     5.11(b)
Certificate of Merger............................................         1.3
Certificates.....................................................      2.4(b)
CGCL.............................................................         1.1
Closing..........................................................         1.2
Closing Date.....................................................         1.2
Company..........................................................    Recitals
Company Common Stock.............................................    Recitals
Company Disclosure Letter........................................ Article III
Company Group....................................................     3.13(a)
Company Intellectual Property Rights............................. 3.19(a)(ii)
Company Labor Matters............................................     3.18(b)
Company Pooling Opinion..........................................        3.12
Company Required Approvals.......................................      3.3(a)
Company SEC Reports..............................................         3.4
Company Shareholder Approval.....................................         5.3
Company Stock Plans..............................................         3.2
Company Meeting..................................................         5.3
Confidentiality Agreements.......................................         5.5
Contracts........................................................      3.3(b)
Conversion Number................................................         2.3
Conveyance Taxes.................................................        5.15
Costs............................................................     5.11(c)
Dissenting Shares................................................         2.5
Effective Time...................................................         1.3
Encumbrances.....................................................     3.17(a)
Environmental Claims.............................................         3.7
Environmental Laws...............................................         3.7
ERISA............................................................         3.8
Exchange Act.....................................................      3.3(a)
Exchange Agent...................................................      2.4(a)
Exchange Fund....................................................      2.4(a)
GAAP.............................................................         3.4
Government Antitrust Entity......................................      5.8(b)
HSR Act..........................................................      3.3(a)
Indemnifiable Claim..............................................     5.11(c)
Indemnitees......................................................     5.11(c)

Joint Proxy Statement............................................     5.2(a)
Meetings.........................................................        5.3
Merger...........................................................   Recitals
Merger Consideration.............................................        2.3
Merger Sub.......................................................   Recitals
Option...........................................................     5.7(a)
Parent...........................................................   Recitals
Parent Common Stock..............................................   Recitals
Parent Disclosure Letter......................................... Article IV
Parent Group.....................................................    4.13(a)
Parent Meeting...................................................        5.3
Parent Pooling Opinion...........................................       4.12
Parent Required Approvals........................................     4.3(a)
Parent SEC Reports...............................................        4.4
Parent Shareholder Approval......................................       4.12
PBGC.............................................................        3.8
Person...........................................................     8.3(j)
Real Property....................................................    3.17(a)
Registration Statement...........................................     5.2(b)
SEC..............................................................     3.4(a)
Securities Act...................................................     3.3(a)
Stock Purchase Plan..............................................        3.2
Subsidiary.......................................................        3.1
Superior Proposal................................................       5.10
Surviving Corporation............................................        1.1
Termination Fee..................................................     7.5(a)
Third-Party Intellectual Property Rights......................... 3.19(b)(i)
Voting Agreement.................................................   Recitals
Voting Shareholders..............................................   Recitals

       Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       Section 8.5 Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Confidentiality Agreements shall remain valid and in effect) and, except for the provisions of Article II and Sections 5.7, 5.11 and 5.16, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

       Section 8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

       Section 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any applicable conflicts of law.

       Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in Los Angeles County in the State of California or in Los Angeles County in California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any such federal court or state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such federal or state courts.

       Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

       Section 8.10 Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The disclosure of any matter in any section of a Disclosure Letter hereto shall not be deemed to constitute an admission by any party or to otherwise imply that any such matter is material or may have a Material Adverse Effect for purposes of this Agreement.

       Section 8.11 Finders or Brokers. Except for CIBC World Markets Corp., with respect to the Company, and Banc of America Securities LLC, with respect to Parent, a copy of whose engagement agreements have been provided by the Company and Parent to the other, neither the Company nor Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        PHOTRONICS, INC.


                                        By: /s/ Michael J. Yomazzo
                                           --------------------------------
                                           Name:  Michael J. Yomazzo
                                           Title: Vice Chairman

                                        By: /s/ Jeffrey P. Moonan
                                           --------------------------------
                                           Name:  Jeffrey P. Moonan
                                           Title: Executive Vice President
                                                  Finance and Administration


                                        AL ACQUISITION CORP.


                                        By: /s/ Michael J. Yomazzo
                                           --------------------------------
                                           Name:  Michael J. Yomazzo
                                           Title: Vice Chairman


                                        By: /s/ Jeffrey P. Moonan
                                           --------------------------------
                                           Name:  Jeffrey P. Moonan
                                           Title: Vice President



                                        ALIGN-RIGHT INTERNATIONAL, INC.


                                        By: /s/ James L. McDonald
                                           --------------------------------
                                           Name:  James L. McDonald
                                           Title: Chairman of the Board,
                                                  Chief Executive Officer
                                                  and President

                                        By: /s/ Peter N. Katurich
                                           --------------------------------
                                           Name:  Peter N. Katurich
                                           Title: Vice President of Finance,
                                                  Chief Financial Officer

                                                                         ANNEX B



                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (the "Amendment"), dated as of January 10, 2000, is entered into by and among Photronics, Inc., a Connecticut corporation ("Parent"), AL Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Align-Rite International, Inc., a California corporation (the "Company").

WHEREAS, Parent, Merger Sub and the Company have previously executed and delivered that certain Agreement and Plan of Merger, dated as of September 15, 1999, by and among Parent, Merger Sub and the Company (the "Merger Agreement");

WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth herein and pursuant to Section 7.3 of the Merger Agreement; and WHEREAS, the shareholders of Company who are party to the Voting Agreement have reaffirmed the Voting Agreement in light of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and Company hereby agree as follows:

Definitions. Capitalized terms used herein but not expressly defined shall have the meanings accorded such terms in the Merger Agreement.


Amendment of Section 2.3 of the Merger Agreement. The first sentence of Section
2.3 of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

"At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to this Section 2.3 and Section 2.4(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section
2.2 (the "Canceled Shares") and Dissenting Shares) shall be converted into 0.85 (the "Conversion Number") of duly authorized, validly issued and nonassessable shares of Parent Common Stock (the "Merger Consideration"), provided that, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any declared or completed stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number shall be adjusted correspondingly to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares."

All references in the Merger Agreement to the Conversion Number or the Merger Consideration shall be deemed to refer to the Conversion Number or the Merger Consideration, as the case may be, as such terms are defined in this Amendment.

3. Amendment of Section 3.11 of the Merger Agreement. Section 3.11 of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:


"SECTION 3.11 Proxy Statement; Registration Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.3) or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or any affiliate of Parent specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder."

Amendment of Section 3.14 of the Merger Agreement. Section 3.14 of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

"SECTION 3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion of CIBC World Markets Corp., dated January 10, 2000, to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair to the Company's shareholders from a financial point of view. A copy of the written opinion of CIBC World Markets Corp. will be delivered to Parent as soon as practicable after the date of this Agreement."
Amendment of Section 4.3 of the Merger Agreement. Section 4.3(a) of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

"(a) Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub, and no other corporate or stockholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the issuance of the Parent Common Stock and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the CGCL, the Securities Act, the Exchange Act, the HSR Act, any non-United States competition, antitrust and investments laws and the securities or blue sky laws of the various states and other jurisdictions, and, other than the filing of this Agreement and a duly executed officers' certificate by each of the Company and the Merger Sub with the California Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary on the part of Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub; provided that Parent makes no representation with respect to such of the foregoing as are required by reason or facts specifically pertaining to Company or any of its Subsidiaries."

Amendment of Section 4.14 of the Merger Agreement. Section 4.14 of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

"SECTION 4.14 Vote of Parent Shareholders. Neither the vote of the holders of the outstanding shares of Parent Common Stock nor of any other class of the capital stock of Parent is required to approve the issuance of Parent Common Stock in the Merger."

Amendment of Section 4.15 of the Merger Agreement. Section 4.15 of the Merger Agreement is hereby amended to read, in its entirety, as follows:

"SECTION 4.15 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Banc of America Securities LLC, dated January 7, 2000, to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair from a financial point of view to Parent. A copy of the written opinion of Banc of America Securities LLC will be delivered to the Company as soon as practicable after the date of this Agreement."

Amendment of Section 5.2 of the Merger Agreement. Subsections (a) and (b) of
Section 5.2 of the Merger Agreement are hereby amended and restated to read, in their entirety, as follows:

                 (a) The Company will, as promptly as practicable following the date of this

Agreement, prepare and file with the SEC, will use reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable, a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement (as hereinafter defined) and a form of proxy, in connection with the vote of the Company's shareholders with respect to the matters contemplated hereby (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, is herein called the "Proxy Statement").

     (b) Parent will, as promptly as practicable following the date of this Agreement, prepare and file with the SEC a registration statement of the Parent on Form S-4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"). Such Registration Statement shall be used for the purposes of registering with the SEC the issuance of Parent Common Stock to holders of Company Common Stock in connection with the Merger. In addition, each of Parent and the Company will upon reasonable advance notice provide the other with all information and other data as may be reasonably requested by Parent or the Company, as the case may be, in connection with the preparation and filing of the Registration Statement and the Proxy Statement."

Amendment of Section 5.3 of the Merger Agreement. Section 5.3 of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

"SECTION 5.3 Shareholders' Meeting. The Company shall, in accordance with applicable law and its articles of incorporation and by laws, duly call, give notice of, convene and hold a meeting (which, as may be duly adjourned, shall be referred to as the "Company Meeting") of its shareholders as soon as practicable for the purpose of approving by the holders of a majority of the outstanding shares of Company Common Stock this Agreement and the Merger (the "Company Shareholder Approval"). The Company agrees to use its reasonable best efforts to cause the Company Meeting to occur within forty-five (45) days after the date on which the Registration Statement becomes effective. The Company shall include in the Proxy Statement the recommendation of its Board of Directors that shareholders vote in favor of the Company Shareholder Approval, subject to the duties of the Board of Directors of the Company to make any further disclosure to the shareholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation) and to the right to change such recommendation or terminate this Agreement following receipt of a Superior Proposal (as defined in Section 5.10)."

Amendment of Section 6.1 of the Merger Agreement. Section 6.1(b) of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

           "(b)  The Company Shareholder Approval shall have been obtained;"

Amendments of Section 7.1 of the Merger Agreement. All references in subsections
(c) and (e) of Section 7.1 of the Merger Agreement to "February 25, 2000" are hereby amended to read "March 31, 2000." Subsection (b) of Section 7.1 of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

"(b) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), (i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or (ii) if any representation or warranty of the Company shall have become untrue, in either case continuing ten
(10) days following notice to the Company of such breach or untruth and of a nature such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by March 31, 2000;"



Subsection (g) of Section 7.1 of the Merger Agreement is hereby amended and restated, in its entirety, to read: "[Intentionally Omitted]", and subsection
(j) of Section 7.1 of the Merger Agreement is hereby amended and restated, in its entirety, to read as follows:

"(j) by the Company if the Average Parent Price is less than $18.82." 12. Amendment of Section 7.5(a) of the Merger Agreement. Section 7.5(a) of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:


     "(a) In the event (i) the Company terminates this Agreement pursuant to
Section 7.1(h) or (ii) Parent terminates this Agreement pursuant to Section 7.1(b)(i) or 7.1(i), then the Company shall pay Parent an amount equal to $3,640,000 (the "Termination Fee") by wire transfer of immediately available funds upon the occurrence of such event, and as a condition to termination in the case of termination pursuant to Section 7.1(h). The Termination Fee shall be the sole remedy of Parent for any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement."

Amendment of Section 8.3 of the Merger Agreement. Section 8.3 of the Merger Agreement is hereby amended by adding the following as a new subsection (d), renumbering the current subsections (d) through (l) as subsections (e) through
(m) and deleting the reference to "Average Parent Price" in renumbered subsection (m):

     "(d) Average Parent Price" means the average of the daily average per share high and low sales prices of one share of Parent Common Stock as reported on the Nasdaq National Market (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for each of the 20 trading days ending on the third trading day prior to the Company Meeting (as defined in Section 5.3, so long as the Closing Date occurs within five business days of the Company Meeting or, if the Closing Date is more than five business days after the Company Meeting, the Closing Date) rounded to the nearest cent."

           Renumbered subsection (i) of Section 8.3 of the Merger Agreement is hereby amended by adding the following at the end of that subsection:

           ; provided, however, that events, circumstances and prospects disclosed by the Company to Parent in the Company Disclosure Letter, as amended as of January 7, 2000, and any consequences thereof, shall not constitute or form the basis of a Material Adverse Change or Material Adverse Effect."

           In addition, renumbered subsection (m) of Section 8.3 of the Merger Agreement is hereby amended to delete the following defined terms: "Parent Meeting," "Parent Shareholder Approval" and "Meetings" and to add the defined term "Proxy Statement" and the accompanying section reference "5.2(a)". All references to "Joint

Proxy Statement" in the Table of Contents of the Merger Agreement and in Section
4.11 of the Merger Agreement shall be to "Proxy Statement."

Authority.

Each of Parent and Merger Sub has full corporate power and authority to enter into this Amendment. The execution and delivery of this Amendment and the consummation by each of Parent and Merger Sub of the transactions contemplated by the Merger Agreement, as amended hereby, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub. This Amendment has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

The Company has full corporate power and authority to enter into this Amendment. The execution and delivery of this Amendment and the consummation by the Company of the transactions contemplated by the Merger Agreement, as amended hereby, have been duly and validly authorized by the Board of Directors of the Company. This Amendment has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.


Counterparts; Effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Merger Agreement Confirmed. Except as amended hereby, the Merger Agreement is ratified and confirmed in all respects. Each reference in the Merger Agreement or any other related document to the Merger Agreement, the Agreement or this Amendment shall be deemed to a reference to the Merger Agreement as amended hereby.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                               PHOTRONICS, INC.


                               By: /s/ Michael J. Yomazzo
                                   ---------------------------------------
                                   Name:  Michael J. Yomazzo
                                   Title:  Vice Chairman


                               By: /s/ Jeffrey P. Moonan
                                   ---------------------------------------
                                   Name:  Jeffrey P. Moonan
                                   Title:  Executive Vice President
                                           Finance and Administration

                               AL ACQUISITION CORP.


                               By: /s/ Michael J. Yomazzo
                                   ---------------------------------------
                                   Name:  Michael J. Yomazzo
                                   Title:  President


                               By: /s/ Jeffrey P. Moonan
                                   ---------------------------------------
                                   Name:  Jeffrey P. Moonan
                                   Title:  Vice President

                               ALIGN-RITE INTERNATIONAL, INC.


                               By: /s/ James L. MacDonald
                                   ---------------------------------------
                                   Name:  James L. MacDonald
                                   Title:  Chairman of the Board,
                                           Chief Executive Officer
                                           and President

                               By:  /s/ Petar N. Katurich
                                   ---------------------------------------
                                   Name:  Petar N. Katurich
                                   Title: Vice President of Finance,
                                           Chief Financial Officer

                                                                         ANNEX C



                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]


                                                                January 10, 2000



Personal and Confidential
-------------------------
Align-Rite International
2438 Ontario Street
Burbank, California 91504

Gentlemen:


           You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion (the "Fairness Opinion") to the Board of the Directors of Align-Rite International ("Align-Rite"), from a financial point of view, of the conversion ratio (the "Conversion Ratio") of 0.85 shares of Photronics, Inc. ("Photronics") Common Stock that the shareholders of Align-Rite will receive for each share of Align-Rite Common Stock held by them, pursuant to the merger, as provided in the Agreement and Plan of Merger dated September 15, 1999, as amended by Amendment No. 1 to Agreement and Plan of Merger (as so amended, the "Merger Agreement"), by and among Align-Rite, Photronics and a wholly-owned subsidiary of Photronics.

            In arriving at our Fairness Opinion, we:

           (a)   reviewed the  Merger Agreement ;


           (b) reviewed the audited financial statements of Align-Rite for the fiscal years ended March 31, 1998 and 1999, and the unaudited financial statements of Align-Rite for the six months ended September 30, 1998 and 1999 and the nine months ended December 31, 1998;

           (c) reviewed the audited financial statements of Photronics for the fiscal years ended November 2, 1997 and November 1, 1998, and certain unaudited financial information of Photronics for the quarter ended October 31, 1999;

           (d) reviewed financial projections for Align-Rite, prepared and supplied by Align- Rite's management, for the fiscal quarter ended December 31, 1999 and the fiscal years ending March 31, 2000 and 2001;

           (e) reviewed financial projections for Photronics, prepared and supplied by

                     Photronics' management, for the fiscal years ending October 31, 2000 and 2001;

           (f) held discussions with senior management of Align-Rite and Photronics with respect to the business and prospects for future growth of Align-Rite and Photronics;

           (g) reviewed and analyzed certain publicly available financial data and historical trading price information for certain companies we deemed comparable to Align-Rite and Photronics;

           (h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;

           (i) performed discounted cash flow analyses of Align-Rite using certain assumptions of future performance provided to us by the management of Align-Rite;

           (j) performed discounted cash flow analyses of Photronics using certain assumptions of future performance provided to us by the management of Photronics;

           (k) reviewed selected publicly available research analyst reports on Align-Rite and Photronics;


           (l) reviewed historical market prices, trading volume and relative price performance for shares of Align-Rite common stock and Photronics common stock;

           (m) utilized estimates for the future financial performance of Align-Rite and Photronics, provided by the managements of Align-Rite and Photronics, to calculate the relative contributions of Align-Rite and Photronics to the pro forma combined company, and reviewed the pro forma stock ownership and pro forma enterprise value of the combined company;


           (n) analyzed the pro forma impact of the merger on Photronics' earnings per share for the fiscal years ending October 31, 2000 and October 31, 2001, based on financial projections provided by the managements of Align-Rite and Photronics;


           (o) reviewed publicly available information concerning Align-Rite and Photronics that we deemed relevant; and

           (p) performed such other analyses and reviewed such other information as we deemed appropriate.


     In rendering our Fairness Opinion we, at the direction of Align-Rite, relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information reviewed by us, as well as all of the financial and other information provided to or discussed with us by Align-Rite and Photronics and their employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results, and certain assumptions for the future performance, of Align-Rite and Photronics provided to us or discussed with us, we assumed, at the direction of Align- Rite's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Align- Rite's or Photronics' management, as the case may be, and provided a reasonable basis upon which we could form an opinion. We further relied upon the assurance of management of Align-Rite and Photronics that they are unaware of any facts that would make the information provided to us incomplete in any meaningful respect or misleading in any respect. We express no view as to the reasonableness of any forecasts or the information or assumptions on which they are based. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Align-Rite or Photronics or their affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Photronics' or Align-Rite's operations following the Merger, or the price at which Photronics Common Stock will trade subsequent to the Merger. We have assumed that the Merger will be completed in accordance with the terms of the Merger Agreement. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion.

     As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

     We have acted as financial advisor to Align-Rite in connection with the Merger and to the Board of Directors of Align-Rite in rendering this opinion and will receive a fee for our services. CIBC World Markets may in the future provide investment banking or other financial advisory services to Align-Rite or Photronics.

     In the ordinary course of business, CIBC World Markets acts as a market maker and broker in publicly traded securities of Align-Rite and Photronics, and also provides research coverage for Align-Rite and Photronics. In the ordinary course of business, CIBC World Markets and its affiliates may also actively trade securities of Align-Rite and Photronics for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

           Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Conversion Ratio is fair to the shareholders of Align-Rite from a financial point of view. It is understood that this letter is for the information of the Board of Directors of Align-Rite and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger. Neither this Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by Align-Rite without the prior written approval of CIBC World Markets. CIBC World Markets consents to the inclusion of this opinion in its entirety and any reference to this opinion, subject to the approval of CIBC World Markets of references to it or this opinion therein, in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, filed by Align-Rite or Photronics in connection with the Merger.

                                              Very truly yours,


                                              /s/  CIBC World Markets Corp.
                                              -----------------------------
                                              CIBC World Markets Corp.

                                                                         ANNEX D



                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]


                                                            January 7, 2000

Board of Directors
Photronics, Inc.
15 Secor Rd.
Brookfield, CT 06804

Members of the Board:

You have requested our opinion as to the fairness from a financial point of view to Photronics, Inc. (the "Purchaser") of the Conversion Number (as defined below) proposed in connection with the proposed merger (the "Merger") of Align-Rite International, Inc. (the "Company") with AL Acquisition Corp. ("Acquisition Sub"), a wholly owned subsidiary of the Purchaser. Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 15, 1999, among the Company, the Purchaser and Acquisition Sub, as amended by the draft Amendment No. 1 to Agreement and Plan of Merger dated January 7, 2000 (collectively, the "Agreement"), the Company will become a wholly owned subsidiary of the Purchaser, and shareholders of the Company will receive for each share of issued and outstanding common stock, par value $0.01 per share, of the Company (the "Company Common Stock") held by them, other than shares held in treasury or held by the Purchaser or any affiliate of the Purchaser or as to which dissenters' rights have been perfected, a number (the "Conversion Number") of shares of common stock of the Purchaser, par value $0.01 per share (the "Purchaser Common Stock"), equal to 0.85 shares of Purchaser Common Stock. The Conversion Number shall be further subject to adjustments for stock splits, dividends and the like. The terms and conditions of the Merger are more fully set out in the Agreement.

You have informed us, and we have assumed, that the Merger will be accounted for as a pooling of interests in accordance with U.S. Generally Accepted Accounting Principles and that the transaction will be treated as a tax-free re-organization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended.

          For purposes of the opinion set forth herein, we have:


          (i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Purchaser, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Purchaser, respectively;


         (iii) analyzed certain initial and updated financial forecasts prepared by the management of the Company with respect to the Company and certain initial and updated financial forecasts for the Purchaser prepared by the management of the Purchaser;


          (iv) reviewed and discussed with senior executives of the Company information relating to certain potential strategic, financial and operational benefits anticipated from the transactions contemplated by the Agreement (the "Transactions"), prepared by the managements of the Company and the Purchaser, respectively;


          (v) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and discussed the past and current operations, financial condition and prospects of the Purchaser with senior executives of the Purchaser;


          (vi) reviewed the pro forma impact of the Transactions on the Purchaser's earnings per share, cash flow, consolidated capitalization and financial ratios;


         (vii) reviewed and considered in the analysis, information prepared by members of senior management of the Company and the Purchaser relating to the relative contributions of the Company and the Purchaser to the combined company;


        (viii) reviewed the reported prices and trading activity for the Company Common Stock and the Purchaser Common Stock;


          (ix) compared the financial performance of the Company and the Purchaser and the prices and trading activity of the Company Common Stock and the Purchaser Common Stock with that of certain other publicly traded companies we deemed relevant;


          (x) participated in discussions with representatives of the Company and the Purchaser and their financial and legal advisors;


          (xi) reviewed the Agreement; and,

          (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. In arriving at our opinion, we have relied upon the estimates of the Purchaser and the Company relating to certain potential strategic, financial, and operational benefits anticipated from the Merger. With respect to the financial forecasts, including information relating to certain potential strategic, financial and operational benefits anticipated from the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and the Purchaser. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

     We have acted as sole financial advisor to the Board of Directors of the Purchaser in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transactions. In addition, the Purchaser has agreed to offer to retain us, for a fee, as its exclusive private placement agent for certain shares.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Purchaser, except that this opinion may be included in its entirety in any filing made by the Purchaser in respect of the Transactions with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. This opinion does not in any manner address the prices at which the Purchaser Common Stock will trade following consummation of the Merger. In addition, Banc of America Securities LLC expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Conversion Number under the terms of the Agreement is fair from a financial point of view to the Purchaser.


                                         Very truly yours,

                                         BANC OF AMERICA SECURITIES LLC

                                                  /s/ Rex Sherry
                                                -------------------------------
                                                Name:     Rex Sherry
                                                Title:    Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

           The Connecticut Stock Corporation Act (the "Act") provides for indemnification of directors, officers, shareholders, employees and agents of a corporation. Under the Act, a corporation is required to indemnify a director against judgments and other expenses of litigation when he is sued by reason of his being a director in any proceeding brought, other than on behalf of the corporation, if a director is successful on the merits in defense, or acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, or in a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a proceeding brought on behalf of a corporation (a derivative action), a director is entitled to be indemnified by the corporation for reasonable expenses of litigation, if the director is finally adjudged not to have breached his duty to the corporation. In addition, a director is entitled to indemnification for both derivative and non-derivative actions, if a court determines, upon application, that the director is fairly and reasonably entitled to be indemnified.

           Article Nine of the Company's Certificate of Incorporation limits directors' monetary liability for actions or omissions made in good faith, which are later determined to be a breach of their duty as directors of the Company. Article Nine does not eliminate or limit a director's liability for breaches of fiduciary duty for actions or omissions which (i) involved a knowing and culpable violation of law; (ii) enabled a director or an associate (as defined in the Act) to receive an improper personal economic gain; (iii) showed a lack of good faith and conscious disregard for his duty as a director under circumstances where the director was aware that his actions created an unjustifiable risk of serious injury to the Company; (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of his duty; or (v) involved the improper distribution of Company assets to its shareholders or an improper loan to an officer, director or 5% shareholder. Article Nine also does not preclude suits for equitable relief, such as an injunction, nor would it shield directors from liability for violations of the federal securities laws. Moreover, Article Nine does not limit the liability of directors for any act or omission that occurred prior to the date the Article became effective and does not limit the potential liability of officer-directors in their capacity as officers.

Item 21.   Exhibits.

2.1  -     Agreement and Plan of Merger dated as of September 15, 1999 among
           Photronics, Inc., AL Acquisition Corp. and Align-Rite

           International, Inc. (Included as Annex A to the proxy statement/prospectus)

2.2  -     Amendment No. 1 to Agreement and Plan of Merger dated as of January
           10, 2000 among Photronics, Inc. AL Acquisition Corp. and Align-Rite International, Inc. (Included as Annex B to the proxy statement/prospectus)

3.1  -     Certificate of Incorporation of Photronics, Inc. (Incorporated by
           reference to an exhibit to Photronics, Inc.'s Registration Statement on Form S-1, declared effective on March 10, 1987)

3.2  -     Amendment to Certificate of Incorporation, dated March 16, 1990
           (Incorporated by reference to an exhibit to Photronics, Inc.'s Registration Statement on Form S-2, declared effective on June 22,
           1990)

3.3  -     Amendment to Certificate of Incorporation, dated March 16, 1995
           (Incorporated by reference to an exhibit to Photronics, Inc.'s Current Report on Form 8-K, filed March 24, 1995)

3.4  -     Amendment to Certificate of Incorporation, dated November 13, 1997
           (Incorporated by reference to an exhibit to Photronics, Inc.'s Annual Report on Form 10-K for the fiscal year ended November 2, 1997)

3.5  -     By-Laws of Photronics, Inc., as amended (Incorporated by reference to an exhibit to Photronics, Inc.'s Registration Statement on Form S-1, declared effective on March 10, 1987)

5.1  -     Opinion of Paul, Hastings, Janofsky and Walker LLP*

8.1  -     Opinion of O'Melveny & Myers LLP*

8.2  -     Opinion of Paul, Hastings, Janofsky & Walker LLP*


10.1 - Voting Agreement dated as of September 15, 1999 among Photronics, Inc. and certain shareholders of Align-Rite International, Inc. (Incorporated by reference as Exhibit 10.1 to Photronics, Inc.'s Current Report on Form 8-K, filed September 24, 1999)

10.2 - Amended and Restated Voting Agreement dated as of October 26, 1999 among Photronics, Inc. and certain shareholders of Align-Rite International, Inc. (Incorporated by reference as Exhibit 3 to
           Schedule 13D/A of James L. MacDonald filed October 27, 1999)

10.3 - Reaffirmation of Voting Agreement dated as of January 10, 2000 among Photronics, Inc. and certain shareholders of Align-Rite International, Inc.*

23.1 -     Consent of PricewaterhouseCoopers LLP

23.2 -     Consent of Deloitte & Touche LLP

24.1 -     Power of Attorney *

99.1 -     Consent of CIBC World Markets Corp.

99.2 -     Consent of Banc of America Securities LLC

99.3 -     Form of proxy card for Align-Rite International, Inc.


Item 22.   Undertakings.


(a)        The undersigned registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                 (i) To include any prospectus required by
                      Section 10(a)(3) of the Securities Act of 1933;

                                 (ii) To reflect in the prospectus any facts or
                      events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

----------------------------------
*      Previously filed as an exhibit to this registration statement.

                                 (iii) To include any material information with
                      respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                     (2) That, for the purpose of determining any liability
              under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a
              post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
              1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (ss.230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, thereof, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10 (b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brookfield, State of Connecticut, on the 22nd day of February, 2000.


                                      PHOTRONICS, INC.




                                     By:    /s/ Jeffrey P. Moonan
                                            ---------------------

                                            Jeffrey  P. Moonan,
                                            Executive Vice President


           Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                   Title                                  Date

                     *                      Chairman of the Board of               February  22, 2000
------------------------------------------  Directors and Director
Constantine S. Macricostas                  (Principal Executive Officer)


                     *                      Vice Chairman of the Board             February  22, 2000
------------------------------------------  and Director
Michael J. Yomazzo

                     *                      Vice President/Finance                 February  22, 2000
------------------------------------------  Chief Financial Officer
Robert J. Bollo                             (Principal Financial and
                                            Accounting Officer)


                     *                      Director                               February  22, 2000
------------------------------------------
Walter M. Fiederowicz


                     *                      Director                               February  22, 2000
------------------------------------------
Joseph A. Fiorita, Jr.

* By: Jeffrey P. Moonan, Attorney-in-fact

                                INDEX TO EXHIBITS

Exhibit
Number                                         Exhibit

2.1        -          Agreement and Plan of Merger dated as of September 15,
                      1999 among Photronics, Inc., AL Acquisition Corp. and
                      Align-Rite International, Inc. (Included as Annex A to the proxy statement/prospectus)

2.2        -          Amendment No. 1 to Agreement and Plan of Merger dated as
                      of January 10, 2000 among Photronics, Inc. AL Acquisition
                      Corp. and Align-Rite International, Inc. (Included as
                      Annex B to the proxy statement/prospectus)

3.1        -          Certificate of Incorporation of Photronics, Inc.
                      (Incorporated by reference to an exhibit to Photronics, Inc.'s Registration Statement on Form S-1, declared effective on March 10, 1987)

3.2        -          Amendment to Certificate of Incorporation, dated March 16,
                      1990 (Incorporated by reference to an exhibit to Photronics, Inc.'s Registration Statement on Form S-2, declared effective on June 22, 1990)

3.3        -          Amendment to Certificate of Incorporation, dated March 16,
                      1995 (Incorporated by reference to an exhibit to Photronics, Inc.'s Current Report on Form 8-K, filed March
                      24, 1995)

3.4        -          Amendment to Certificate of Incorporation, dated November
                      13, 1997 (Incorporated by reference to an exhibit to Photronics, Inc.'s Annual Report on Form 10-K for the fiscal year ended November 2, 1997)

3.5        -          By-Laws of Photronics, Inc., as amended (Incorporated by
                      reference to an exhibit to Photronics, Inc.'s Registration
                      Statement on Form S-1, declared effective on March 10,
                      1987)

5.1        -          Opinion of Paul, Hastings, Janofsky and Walker LLP*


8.1        -          Opinion of O'Melveny & Myers LLP*

8.2        -          Opinion of Paul, Hastings, Janofsky & Walker LLP*

10.1       -          Voting Agreement dated as of September 15, 1999 among
                      Photronics, Inc. and certain shareholders of Align-Rite
                      International, Inc. (Incorporated by reference as Exhibit
                      10.1 to Photronics, Inc.'s Current Report on Form 8-K, filed September 24, 1999)

10.2       -          Amended and Restated Voting Agreement dated as of October
                      26, 1999 among Photronics, Inc. and certain shareholders of Align-Rite International, Inc. (Incorporated by reference as Exhibit 3 to Schedule 13D/A of James L.
                      MacDonald filed October 27, 1999)

10.3       -          Reaffirmation of Voting Agreement dated as of January 10,
                      2000 among Photronics, Inc. and certain shareholders of Align-Rite International, Inc.*

23.1       -          Consent of PricewaterhouseCoopers LLP

23.2       -          Consent of Deloitte & Touche LLP

24.1       -          Power of Attorney *

99.1       -          Consent of CIBC World Markets Corp.

99.2       -          Consent of Banc of America Securities LLC

99.3       -          Form of proxy card for Align-Rite International, Inc.


--------------------

* Previously filed as an exhibit to this registration statement.